EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

SEMA4 HOLDINGS CORP.,
a Delaware corporation,
ORION MERGER SUB I, INC.,
a Delaware corporation,
ORION MERGER SUB II, LLC,
a Delaware limited liability company,
GENEDX, INC.,
a New Jersey corporation,
GENEDX HOLDING 2, INC.,
a Delaware corporation,
AND

OPKO HEALTH, INC.,
a Delaware corporation,

Dated as of January 14, 2022

Page
ARTICLE 1 DEFINITIONS    3
1.1    Defined Terms    3
1.2    Interpretation    23
ARTICLE 2 THE MERGERS    24
2.1    The Mergers.    24
2.2    Closing    25
2.3    Closing Deliveries.    25
2.4    Effect on Holdco2 Common Stock.    27
2.5    Payment Procedures.    28
2.6    Post-Closing Adjustment.    29
2.7    Milestone Payments.    31
2.8    Withholding Rights    34
2.9    Dispute Resolution.    34
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES AND SELLER    35
3.1    Organization of Seller and the Company Group    35
3.2    Subsidiaries.    36
3.3    Authorization.    37
3.4    Capitalization.    37
3.5    Title to and Sufficiency of Real and Tangible Properties and Assets.    38
3.6    Environmental Laws and Regulations    39
3.7    Absence of Certain Activities or Changes    39
3.8    Company Contracts.    39
3.9    Noncontravention; Restrictions on Business.    42
3.10    Financial Statements and Operating Budget.    43
3.11    Liabilities    44
3.12    Taxes    44
3.13    Compliance with Law.    48
3.14    Permits    48
3.15    Regulatory Matters.    49
3.16    Litigation    51
3.17    Employment Matters.    51
3.18    Employee Benefit Plans.    53
3.19    Intellectual Property.    55
3.20    Privacy, Data and Data Security.    60
3.21    Transactions with Certain Persons    62
3.22    Insurance    62
3.23    No Brokers    62
3.24    Books and Records    62
3.25    Bank Accounts    63
3.26    Customers, Suppliers and Third Party Payors.    63
3.27    Inventory    63
3.28    No Additional Representations    64
i

(Continued)
Page
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER PARTIES    64
4.1    Organization of Acquirer Parties    64
4.2    Authorization.    64
4.3    Capitalization.    65
4.4    Noncontravention.    65
4.5    Compliance with Laws    66
4.6    Securities Law Matters.    66
4.7    No Proceedings    67
4.8    No Brokers    67
4.9    No Insolvency Proceedings    67
4.10    Not an Investment Company    67
4.11    Anti-Corruption Laws    67
4.12    Taxes    67
4.13    Environmental Laws and Regulations    70
4.14    Litigation    70
4.15    Merger Sub Activities    70
4.16    Additional Representations    71
ARTICLE 5    COVENANTS AND OTHER AGREEMENTS    71
5.1    Conduct of Business of the Company Group    71
5.2    Acquisition Proposals    74
5.3    Proxy Statement and Other SEC Filings; Acquirer Stockholder Meeting    75
5.4    Confidentiality; Public Disclosure    77
5.5    Access; Copy of VDR    77
5.6    Regulatory Approval; Reasonable Best Efforts    78
5.7    Third-Party Consents; Notices; Seller Contracts    80
5.8    Notice of Developments    80
5.9    Regulatory Matters    81
5.10    Delivery of Financial Statements    81
5.11    Tax Matters    82
5.12    Insurance; Indemnification of Directors and Officers    84
5.13    Employee Matters    86
5.14    Transition Services Agreement and Accounts Receivable    87
5.15    Prohibited Activities    88
5.16    Subsidiary Compliance    88
5.17    Pre-Closing Restructuring    88
ARTICLE 6 CONDITIONS TO THE MERGERS    89
6.1    Conditions to Obligations of Each Party to Effect the Merger    89
6.2    Additional Conditions to Obligations of Seller and the Company Group    89
6.2    Additional Conditions to Obligations of Seller and the Company Group    89
6.3    Additional Conditions to the Obligations of Acquirer    90
ARTICLE 7 TERMINATION    91
7.1    Termination    91

(Continued)
Page
7.2    Effect of Termination    92
ARTICLE 8 INDEMNIFICATION    92
8.1    Survival of Representations; Claims Period.    92
8.2    Indemnification.    92
8.3    Notice of Claims.    94
8.4    Third Party Claims    94
8.5    Limitations on Indemnity.    95
8.6    Payment of Indemnification Claims; Release of Escrow Amount; Set-off.    96
8.7    Remedies    98
ARTICLE 9 MISCELLANEOUS    98
9.1    Assignment; Binding Effect    98
9.2    Notices    98
9.3    Governing Law    99
9.4    Jurisdiction; Venue    99
9.5    WAIVER OF JURY TRIAL    100
9.6    Amendments and Waivers    100
9.7    Counterparts    100
9.8    Severability    100
9.9    Schedules; Exhibits    100
9.10    No Third Party Beneficiaries    100
9.11    Expenses    100
9.12    No Strict Construction    101
9.13    Injunctive Relief; Specific Performance    101
9.14    Further Assurances    101
9.15    Entire Agreement    101
9.16    Investigation and Non-Reliance    101

EXHIBITS
Exhibit A        Shareholder Agreement
Exhibit B        Support Agreement
Exhibit C-1        First Certificate of Merger
Exhibit C-2        Second Certificate of Merger
Exhibit D        Company Net Working Capital Schedule

SCHEDULES
Schedule A        Lock-Up Holders
Schedule B        Supporting Stockholders
Schedule C        Pre-Closing Budget
Schedule D        Pre-Closing Restructuring
Schedule 2.3(b)(xiii)    Required Third Party Deliverables
Schedule 5.14        Specified TSA Services
Schedule 8.2(a)(vi)    Specific Indemnity Matters

Agreement and Plan of Merger and Reorganization
This Agreement and Plan of Merger and Reorganization (this “Agreement”), dated as of January 14, 2022 (the “Agreement Date”), is entered into by and among Sema4 Holdings Corp., a Delaware corporation (“Acquirer”), Orion Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Orion Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), GeneDx, Inc., a New Jersey corporation (the “Company”), GeneDx Holding 2, Inc., a Delaware corporation (“Holdco2”), and OPKO Health, Inc., a Delaware corporation (the “Seller”). Acquirer, the Merger Subs, the Company, Holdco2, and Seller are sometimes referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Acquirer desires to acquire the Company upon the terms set forth herein;
WHEREAS, Seller owns indirectly 100% of the issued and outstanding shares of capital stock of the Company as of the Agreement Date;
WHEREAS, (a) Merger Sub I is a wholly owned direct Subsidiary of Acquirer that was formed for purposes of consummating the First Merger and (b) Merger Sub II is a wholly owned direct Subsidiary of Acquirer that was formed for purposes of consummating the Second Merger;
WHEREAS, prior to the First Merger and the Second Merger (each as defined below), the following steps will be taken: (i) OPKO Ireland R&D, Ltd, an indirect subsidiary of Seller, will transfer all the shares of MyGeneTeamCanada, Ltd. (“MGT Canada”) to Seller; (ii) Seller will contribute all of the shares of MGT Canada and of MyGeneTeam LLC. (“MGTUS” and together with MGT Canada, the “MGT Group”) to Bio-Reference Laboratories, Inc., a New Jersey corporation and wholly owned subsidiary of Seller (“BioReference” ); (iii) BioReference will contribute all of the shares of the MGT Group to the Company; (iv) Seller will form Bio-Reference Laboratories, Inc, a Delaware corporation (“BioReference Delaware”), as a direct subsidiary, and BioReference will merge with and into BioReference Delaware with BioReference Delaware surviving the merger; (v) Seller has formed GeneDx Holding 1, Inc. (“Holdco1”) and will transfer the shares of BioReference Delaware to Holdco1; (vi) BioReference Delaware will convert into an LLC (“BioReference Laboratories, LLC”) and transfer the shares of the Company to Holdco1; (vii) Holdco1 will form GeneDx, Inc, a Delaware corporation (“GeneDx Delaware”) and shall merge the Company with and into GeneDx Delaware with GeneDx Delaware surviving the merger with all of the rights and obligations of the Company; and (viii) all of the shares of Holdco 2, then a wholly owned subsidiary of Seller, will be contributed by Seller to Holdco1, and Holdco1 will transfer all of the shares of GeneDx Delaware to Holdco2 and GeneDx Delaware will convert to GeneDx, LLC, a Delaware LLC (“GeneDx Delaware LLC” or as of or subsequent to the Pre-Closing Restructuring, either “GeneDx Delaware LLC” or the “Company”), and will be a wholly owned subsidiary of Holdco2 and an indirect subsidiary of Seller, with all the rights and obligations of GeneDx Delaware, all as also set forth on Schedule D, together with such changes, if any, that do not adversely affect any of the Parties, as may be necessary or desirable for Tax purposes (collectively, the “Pre-Closing Restructuring” );
WHEREAS, upon the terms and conditions set forth herein, on the Closing Date but following consummation of the Pre-Closing Restructuring, Merger Sub I will merge with and into Holdco2 (the “First Merger”), with Holdco2 as the surviving corporation in the First Merger;
WHEREAS, immediately after the consummation of the First Merger, as part of the same overall transaction, Holdco2, as the surviving corporation in the First Merger, will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II as the surviving corporation and the direct owner of all of the equity interests in GeneDx Delaware LLC;
ACTIVE 61632659v17

WHEREAS, after giving effect to the First Merger, Holdco2 shall be a wholly owned direct Subsidiary of Acquirer, and each share of Holdco2 Common Stock will be converted into the right to receive the Merger Consideration, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, each of the parties hereto intend that, for United States federal income tax purposes, the Mergers will be treated as a single integrated transaction and qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”), to which each of the Parties are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);
WHEREAS, the board of directors of Holdco2 (the “Holdco2 Board”) has unanimously adopted the Holdco2 Board Approval and the board of directors of Seller (the “Seller Board”) has unanimously adopted the Seller Board Approval;
WHEREAS, each of the boards of directors of the Acquirer and Merger Sub I, in its capacity as the sole member of Merger Sub II, has (a) approved and declared advisable this Agreement and Transactions, upon the terms set forth herein and (b) determined that this Agreement and the Transactions are fair to, and in the best interests of, each such Acquirer Party and their respective equityholders;
WHEREAS, concurrent with the execution of this Agreement, and as a condition and inducement to Acquirer’s willingness to enter into this Agreement, each of the Key Employees has entered into an employment agreement with Acquirer, together with Acquirer’s customary form of proprietary information and inventions agreement (each, a “Key Employee Agreement”), each to become effective subject to and upon the Closing;
WHEREAS, immediately following the execution and delivery of this Agreement, Holdco2 shall seek to obtain and deliver to Acquirer a written consent in form and substance reasonably satisfactory to Acquirer (a “Written Consent”) executed by Seller, (a) evidencing the obtainment of the Holdco2 Stockholder Approval, (b) waiving any rights of Seller to appraisal rights under Section 262 of the DGCL in connection with the Transactions, and (c) taking certain other actions in connection with the approval of this Agreement and the Transactions, including the Mergers;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s, Merger Sub I’s and Merger Sub II’s willingness to enter into this Agreement, Seller and each of the stockholders of Seller identified on Schedule A (collectively, the “Lock-Up Holders”) shall enter into and deliver to Acquirer a shareholder agreement in substantially the form attached hereto as Exhibit A (the “Shareholder Agreement”);
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s and the Company Parties’ willingness to enter into this Agreement, each of the stockholders of Acquirer identified on Schedule B (the “Supporting Stockholders”) shall enter into and deliver to Seller and the Company a support agreement in substantially the form attached hereto as Exhibit B; and
WHEREAS, on or prior to the Agreement Date, Acquirer entered into Subscription Agreements with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquirer shares of Acquirer Stock for an aggregate purchase price equal to the PIPE Investment Amount, such purchases to be consummated prior to or substantially concurrently with the Closing (the “PIPE Investment”).

AGREEMENT
NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Defined Terms. As used herein, the terms below shall have the following meanings. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
“Accounting Standards” means accounting principles generally accepted in the United States, consistently applied for the applicable periods presented.
“Acquirer Board” means the board of directors of Acquirer.
“Acquirer Disclosure Schedules” means the Disclosure Schedules delivered by Acquirer to the Company in connection with the execution of this Agreement.
“Acquirer Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization of the Acquirer Parties), Section 4.2 (Authorization), Section 4.3 (Capitalization) and Section 4.8 (No Brokers).
“Acquirer Group” means any consolidated, combined, unitary or other aggregate group of entities for Tax purposes (including Code Section 1504 and similar provisions of state and local Laws) in which Acquirer is the common parent entity.
“Acquirer Party” means Acquirer, Merger Sub I and Merger Sub II.
“Acquirer Stock” means shares of Class A common stock, par value $0.0001 per share, of Acquirer.
“Acquirer Stockholder Approval” means the approval of: (i) the issuance of the Stock Consideration pursuant to this Agreement by the affirmative vote of holders of shares of Acquirer Stock having a majority in voting power of the votes cast by the holders of all of the shares of Acquirer Stock present or represented at the Acquirer Stockholders’ Meeting and voting affirmatively or negatively and (ii) the approval of an amendment to Acquirer’s current Third Amended and Restated Certificate of Incorporation to increase the authorized shares of Acquirer Stock as the Acquirer Board deems necessary or advisable in connection with the consummation of the Transactions (but in no event to a number greater than 1.0 billion) by the affirmative vote of holders of shares of Acquirer Stock having a majority of the shares of Acquirer Stock outstanding as of the applicable record date (and, for the elimination of doubt, abstentions and broker non-votes may be counted to determine the presence of a quorum at the Acquirer Stockholders’ Meeting but shall not be counted as votes cast for or against any proposal).
“Acquisition Proposal” means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a material portion of the assets, net revenues or net income of the Company, or 50% or more of the aggregate equity interests of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the aggregate equity interests of the Company, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 50% or more of the aggregate equity interests or assets of the Company, in each case, other than the Transactions, any material joint venture or other strategic investment in or involving the Company, including any third party financing, investment in or recapitalization of the Company. For the elimination of doubt, the PIPE Investment is not an Acquisition Proposal.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person. As used in this definition, “control” means (a) the ownership of more than 50% of the voting securities or other voting interest of any Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract, as a general partner, as a manager or otherwise. From and after the Effective Time, the Company shall be considered an Affiliate of the Acquirer.
“Ancillary Agreements” means the Certificates of Merger, the Escrow Agreement, the Shareholder Agreements, the Transition Services Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement and executed or to be executed in connection with the Transactions.
“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, governmental orders, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, codified at 35 U.S.C. sections 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.
“Benefit Plan” means each benefit plan, program, policy, practice, trust, fund, Contract, agreement or arrangement (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), including any pension, profit-sharing, 401(k) retirement, bonus, incentive compensation, deferred compensation, loan, vacation, sick pay, employee stock ownership, stock purchase, stock option or other equity based compensation plans, severance, employment, Contractor, unemployment, death, hospitalization, sickness, or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan or any other employee or fringe benefit plan, program, policy, practice, trust, fund, Contract, agreement or arrangement that provides benefits to current or former employees, directors, officers or independent contractors who are natural persons (or beneficiaries thereof).
“Business” means the business of the Company Group as currently conducted by the Company Group as of the date of this Agreement; provided, that, for purposes of, and subject to, Section 2.7 the “Business” means the business of the Company Group as conducted during the First Milestone Period and the Second Milestone Period, as applicable.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to remain closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. No. 116-136, 131 Stat. 281.
“Cash Consideration” means: (i) $150,000,000 in cash, plus (ii) the Closing Net Working Capital Surplus, if any, minus (iii) the Closing Net Working Capital Shortfall, if any, minus (iv) the amount of Closing Indebtedness, if any, minus (v) the aggregate amount of Transaction Expenses that have not been fully paid as of immediately prior to the Closing.
“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company Group outstanding as of the Measurement Time (other than with respect to Taxes included in Indebtedness, which shall be calculated as of the end of the day on the Closing Date after giving effect to the Transactions); provided that, the calculation of Closing Indebtedness shall exclude: (i) in the event the Closing has not occurred within three months immediately following the Agreement Date, 100% of the portion of the Seller Debt attributable to the Company Group operations during the fourth through sixth months immediately following the Agreement Date, up to a maximum amount of $15,000,000 and (ii) in the event the Closing has not occurred within six months immediately following the Agreement Date, (A) the amounts excluded pursuant to clause (i) with respect to the fourth through the sixth months plus (B) with respect to each month during the period commencing with the seventh month immediately following the Agreement Date and ending at the Measurement Time, a portion of the Seller Debt attributable to the Company Group operations equal to 50% of the amount specified for the applicable month in the Pre-Closing Budget (clause (i) and (ii), collectively, the “Assumed Seller Debt”). For the elimination of doubt, any current or other portion of Indebtedness shall be included in Closing Indebtedness and not included in Company Net Working Capital.
“Closing Net Working Capital Shortfall” means the amount, if any, by which the Closing Net Working Capital Target exceeds Company Net Working Capital.
“Closing Net Working Capital Surplus” means the amount, if any, by which the Company Net Working Capital exceeds the Closing Net Working Capital Target.
“Closing Net Working Capital Target” means $22,000,000.
“Code” means the U.S. Internal Revenue Code of 1986.
“Commercial Software” means any Software or Software as a service services that are commercially available and (i) are licensed or provided as a service to any member of the Company Group pursuant to a nonexclusive Software license or Software services agreement for a one-time or annual fee of $100,000 or less, (ii) are not material to the conduct of the Business by the Company Group and (iii) have not been modified or customized for any member of the Company Group.
“Company Data” means all data Processed in connection with the marketing, or use of any Company Product or the conduct of the Business, including Company-Licensed Data, Company-Owned Data and Personal Data.
“Company Data Agreement” means any Contract relating to or otherwise addressing the Processing of Company Data by or on behalf of the Company Group or otherwise in connection with the conduct of the Business (including Contracts with third parties relating to the Processing of Company Data) to which any member of the Company Group, Seller or its Affiliates is a party or by which they are bound, including the standard terms of service entered into by users of the Company Products (copies of which have been Delivered to Acquirer).

“Company Databases” means each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for any member of the Company Group at any time, which for clarity contain more than 300,000 exomes and 2.1 million phenotypes.
“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Seller and the Company Parties to Acquirer in connection with the execution of this Agreement.
“Company Employee” means each current and former officer or employee of any member of the Company Group.
“Company Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization of Seller and the Company Group), Section 3.2 (Subsidiaries), Section 3.3 (Authorization), Section 3.4 (Capitalization), Section 3.5(b) (Title to and Sufficiency of Real and Tangible Properties and Assets), Section 3.12 (Taxes), Section 3.19(b) and (p) (Sufficiency of Intangible Properties and Assets) and Section 3.23 (No Brokers).
“Company Group” means (x) the Company and its Subsidiaries as of the Agreement Date and (y) immediately following consummation of the Pre-Closing Restructuring, Holdco2 and its direct subsidiary, GeneDx Delaware LLC, together with the Subsidiaries of GeneDx Delaware LLC immediately following the Pre-Closing Restructuring.
“Company IP” means any Company Owned IP and any Company Licensed IP.
“Company IP Contracts” means any and all Contracts concerning Intellectual Property to which any member of the Company Group is a party or beneficiary or by which any member of the Company Group, or any of its or their properties or assets, may be bound, including all (i) licenses of Intellectual Property by the Company Group to any third party, (ii) licenses of Intellectual Property by any third party to any member of the Company Group, (iii) other Contracts between any member of the Company Group and any third party relating to the transfer, development, maintenance or use of Intellectual Property and (iv) consents, settlements, and Orders governing the use, validity or enforceability of Intellectual Property.
“Company IT Assets” means any and all IT Assets used or held for use in connection with the operation of the Business that are owned or controlled by any member of the Company Group, Seller or its Affiliates.
“Company-Licensed Data” means all data owned by third parties that are Processed by the Company Group or, otherwise, in connection with the marketing or use of any Company Product or the conduct of the Business.
“Company Licensed IP” means any Intellectual Property that is licensed to the Company Group from another Person, including for clarity any Intellectual Property in and to Company Products other than Company Owned IP.
“Company Net Working Capital” means, as of the Measurement Time: (i) the Company Group’s consolidated total current assets less (ii) the Company Group’s consolidated total current liabilities, in each case as specifically set forth in the Company Net Working Capital Schedule. For the elimination of doubt (A) the Company Group’s current assets shall exclude (I) accounts receivable that are aged longer than 150 days, (II) any deferred Tax assets and (III) any loans or indebtedness of the Company Group’s officers in favor of any member of the Company Group, (B) the Company Group’s current liabilities shall include, without duplication, all Liabilities for (I) accounts payable, (II) accrued expenses,  (III) vacation and paid time off accrued by or for the Company Employees (iii) deferred revenue and customer deposits, and (iv) local non-income taxes payable and (C) the Company Group’s current assets and liabilities shall exclude all (I) operating lease assets and liabilities (including tenant improvement assets), (II) current income tax assets and liabilities (including current income tax assets, income tax receivable or recoverable, income taxes payable, valuation allowance for current income taxes), and (III) intercompany receivables and liabilities. For the avoidance of doubt, Company Net Working Capital shall exclude (x) all Liabilities for Transaction Expenses that are incurred but unpaid as of the Closing, (y) any Closing Indebtedness and (z) any Seller Debt. An example calculation of Company Net Working Capital as of November 30, 2021 is included in the Company Net Working Capital Schedule.
“Company Net Working Capital Schedule” means the example calculation, for illustrative purposes only, of Company Net Working Capital as of November 30, 2021 contained in Exhibit D.
“Company-Owned Data” means each element of data Processed that (a) is used or held for use in the Business that is not Personal Data or Company-Licensed Data and (b) the Company Group owns or purports to own.
“Company Owned IP” means any Intellectual Property in which any member of the Company Group has or purports to have an ownership interest (whether solely or jointly with one or more other persons).
“Company Parties” (and each, a “Company Party”) means (i) the Company and Holdco2 as of the Agreement Date until immediately prior to consummation of the Pre-Closing Restructuring and (ii) Holdco2 and GeneDx Delaware LLC following consummation of the Pre-Closing Restructuring.
“Company Privacy Commitments” means, collectively: (A) the Company Group’s obligations under the Company Privacy Policies, (B) providing adequate notice and obtaining any necessary consents from end users and other natural Persons, as applicable required for the Processing of Personal Data as conducted by or for the Company Group, (C) any notices, consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural Persons relating to Personal Data and (D) industry self-regulatory principles and codes of conduct applicable to the protection or Processing of Personal Data, biometrics, internet of things, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic communications (including the Payment Card Industry Data Security Standards) to which any member of the Company Group is bound or otherwise represents compliance.
“Company Privacy Policies” means, collectively, any and all (A) of the Company Group’s currently applicable data privacy and security policies, procedures, and notices, whether applicable internally, or published on Company Websites or otherwise made available by the Company Group to any Person, and (B) public representations (including representations on Company Websites), made by or on behalf of the Company Group with regard to Personal Data.
“Company Product” means any product or service currently produced, marketed, licensed, sold, distributed or performed by the Company Group and any product or service that is being researched or under development for use in the Business, including those set forth in Section 3.15(b) of the Company Disclosure Schedule.

“Company Software” means all Software used or held for use in connection with the operation of the Business.
“Company Websites” means all websites owned, operated or hosted by the Company Group or through which the Company Group conducts the Business, and the underlying platforms for such websites.
“Confidentiality Agreement” means the letter agreement between Seller, the Company and Acquirer, dated October 12, 2021.
“Consent” means any required consent, waiver or approval of a third party for the consummation of the Transactions or to the Transfer, or amendment of a Contract.
“Continuing Employees” means all employees of any member of the Company Group immediately prior to the Effective Time.
“Contract” means any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense or instrument that is legally binding, whether written or oral.
“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Section 412 and 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such Liabilities that arise solely out of, or relate to, Company Benefit Plans.
“Copyrights” means all copyrights, whether in published or unpublished works; databases, data collections and rights therein, mask work rights, Software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.
“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and variant thereof.
“COVID-19 Response” means any quarantine, travel restriction, “stay-at-home” orders, social distancing measures or other safety measures, workforce reductions, workplace or worksite shutdowns or slowdowns, factory closures, “shelter in place”, “stay at home”, workforce reduction sequester safety or similar Law, directive or guidelines promulgated by any applicable Governmental Authority or other measures initiated to the extent reasonably necessary to, respond to, or mitigate the effects of, the COVID-19 pandemic, as recommended by any applicable Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, or the Families First Coronavirus Response Act, as may be amended or any other applicable Law.
“Data Room” means the virtual data room for the Transactions hosted at securevdr.com, to which Acquirer and its Representatives have access.
“Default” means (i) any actual breach, violation or default, (ii) the existence of circumstances or the occurrence of an event that, with the passage of time or the giving of notice or both,

would constitute a breach, violation or default or (iii) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of cancellation, termination, modification renegotiation or acceleration.
“Deliver” means (i) providing to Acquirer a copy of any item required to be delivered to Acquirer directly or (ii) including any such item in the Data Room, in each case (clauses (i) and (ii)), not less than one Business Day prior to the Agreement Date (except if a particular date of Delivery is specified).
“Detect Genomix” shall mean Detect Genomix, LLC, a Florida limited liability company, with principal office at 1301 Concord Terrace, Sunrise, Florida 33323.
“DGCL” means the General Corporation Law of the State of Delaware.
“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or in connection with this Agreement, the negotiation, execution or performance of this Agreement (including any such dispute, controversy or claim based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the Transactions, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.
“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.
“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, right of first refusal, easement, deed of trust or encumbrance.
“Environmental Law” means all applicable Laws which relate to pollution, the environment, natural resources or human health and safety, including any Laws which relate to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company Group as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Account” means the escrow account established by the Escrow Agent to hold the Escrow Amount in trust.

“Escrow Amount” means $13,470,000 in cash and 8,314,815 shares of Acquirer Stock.
“Escrow Expiration Date” shall mean the 12-month anniversary of the Closing Date.
“Estimated Cash Consideration” means the Company’s good faith estimate of the Cash Consideration set forth in the Estimated Closing Statement.
“Estimated Closing Statement” means a statement, setting forth, Seller’s and the Company Parties’ good faith estimates of: (a) the Company Net Working Capital (including (i) the Company Group’s balance sheet as of the Closing Date prepared in accordance with the Accounting Standards, (ii) an itemized list of the Company Group’s consolidated total current assets (in each case as set forth in the Company Net Working Capital Schedule), (iii) an itemized list of the Company Group’s consolidated total current liabilities (in each case as set forth in the Company Net Working Capital Schedule) and (iv) the calculation of the Closing Net Working Capital Shortfall or Closing Net Working Capital Surplus, as applicable); (b) the amount of the Closing Indebtedness (including an itemized list of each item of Company Indebtedness with a description of the nature of such Company Indebtedness and the Person to whom such Company Indebtedness is owed) and the aggregate amount of Seller Debt (including itemized detail reflecting the amount attributable to each month of Company Group operations during the Pre-Closing Period); (c) unpaid Transaction Expenses (including an itemized list of each Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed); and (d) based on such amounts, the calculation of the Cash Consideration.
“European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Agreement Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and that certain portion of Cyprus included in such organization.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FCPA” means the United States Foreign Corrupt Practices Act.
“FDA” means the United States Food and Drug Administration and any successor agency thereto.
“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq.
“Fraud” means common law fraud with the element of scienter, as interpreted under the Laws of the State of Delaware and, for the avoidance of doubt, excluding claims based on negligence or recklessness.
“Fundamental Representations” means the Acquirer Fundamental Representations and the Company Fundamental Representations, as applicable.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or other organizational documents of such Person. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and by-laws and the “Governing Documents” of a limited liability company are its operating or limited liability company agreement and certificate of formation.
“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, supra-national, federal, state, local, municipal, foreign or other government, agency or authority; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, securities exchange or instrumentality and any court or other tribunal) or (d) any bureau, instrumentality or commission or any court, tribunal, judicial or arbitral body, industry or trade or private body exercising any regulatory or quasi regulatory power or authority, including the FDA, European Commission and EMA, and any Institutional Review Board or Ethics Committee.
“Governmental Program” means all “federal health care programs” (as defined by 42 U.S.C. § 1320a–7b(f)), including Medicare, Medicaid, TRICARE, Maternal and Child Health Service Block Grant, Children’s Health Insurance Program, and any other similar or successor federal, state or local healthcare payment programs with, or sponsored in whole or in part by, any Governmental Authority or any agent or contractor of a Governmental Authority.
“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.
“Health Care Laws” means any applicable Law regarding health care products and services applicable to the Company Group or Company Products, including any applicable Law the purpose of which is to ensure the safety, efficacy and quality of genetic testing and diagnostic and similar products by regulating the research, development, manufacturing and distribution of such products, including applicable Law relating to CLIA requirements, record keeping and filing of required reports, and relating to promotion and sales of health care products to providers and facilities that bill or submit claims under government healthcare programs, including (i) CLIA, the PHSA, and applicable FDA Emergency Use Authorization (“EUA” ) requirements(ii) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); the Stark Law (42 U.S.C. §1395nn et seq); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Laws and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7 and 1320a-7a); the Medicare statute (Title XVIII of the Social Security Act), including Social Security Act §§ 1860D-1 to 1860D-43 (relating to Medicare Part D and the Medicare Part D Coverage Gap Program); the Medicaid statute (Title XIX of the Social Security Act); the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any other similar applicable Law, whether of the United States or any other applicable jurisdiction, (iii) the Clinical Laboratory Improvement Amendments of 1988, (iv) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (v) the Prohibition on Inducement of Beneficiaries Statute (42 U.S.C. § 1320a-7a(a)(5)), (vi) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (vii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.), (viii) Medicare (Title XVIII of the Social Security Act), (ix) Medicaid (Title XIX of the Social Security Act) and (x) all applicable state privacy and confidentiality laws, and state laws, including those related to insurance, balance billing, out-of-network services and the waiver of deductibles, copayments or cost-sharing.
“Holdco2 Common Stock” means the common stock, par value $0.0001 per share, of Holdco2.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means (without duplication), as to any Person: (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including notes payable), incurred or assumed (including pursuant to the Paycheck Protection Program of the CARES Act to the extent not forgiven or subject to forgiveness under the CARES Act), including in the case of the Company Group, the Seller Debt, (b) all obligations for the deferred purchase price of property or services including pursuant to any earn-out or similar obligation (other than current trade payables or short-term accruals incurred in the Ordinary Course of Business), (c) any obligations for amounts drawn under any letter of credit, surety bond, debenture, promissory note, performance bond or other similar instrument, (d) all obligations as lessee under leases that are required to be recorded as capital or finance leases under the Accounting Standards (including leases excluded from the balance sheet due to duration of term), (e) (i) all obligations under that certain Amended and Restated Credit Agreement, dated August 30, 2021, by and among BioReference Laboratories, Inc., certain of its subsidiaries, including the Company, and JPMorgan Chase Bank, N.A., only to the extent the Company Group and its assets have not been fully and irrevocably released from all obligations thereunder and any corresponding security interest arising thereunder has not been terminated prior to the Closing and (ii) all indebtedness of Third Parties secured by an Encumbrance on any asset or property owned or acquired by such Person (if recourse for such security interest is limited to such asset or property, in an amount equal to the lesser of (x) such indebtedness and (y) the fair market value of such asset or property), (f) any obligation that is required to be reflected as debt on the balance sheet of such Person under the Accounting Standards, (g) all obligations in respect of interest rate and currency swaps, protection agreements, hedges, caps or collar agreements or similar arrangements either generally or under specific contingencies, (h) all obligations in respect of deferred compensation or unfunded or underfunded pension obligations, including any Controlled Group Liability, but excluding accrued but unpaid 401(k) plan employer match contributions under the Seller 401(k) Plan for the portion of the plan year ending on the Closing Date (the “Accrued 2022 401(k) Match” ) (i) any unpaid executive sign-on bonuses or bonuses related to COVID-19, unpaid discretionary annual bonuses for the period ending December 31, 2021 as determined in Seller’s sole discretion and unpaid pro-rated discretionary annual bonuses for the year-ended December 31, 2022 based on actual performance through the Closing Date) (and the employer portion of any payroll Taxes of such member of the Company Group or Acquirer arising from the payment of any such bonuses or payments), (j) any Repayment Obligations, (k) any Pre-Closing Taxes and any other Liabilities of the Company Group for Taxes as of the Closing, whether or not such Liabilities for Taxes would then be due and payable (including, for the avoidance of doubt, employer payroll taxes or other Taxes arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, and including any such taxes that have been deferred pursuant to the CARES Act, and taking into account Transaction Tax Deductions to the extent permitted by applicable Law on a “more likely than not” basis), and (l) all indebtedness of others referred to in clauses (a) through (l) above guaranteed directly or indirectly in any manner by such Person.
“Intellectual Property” means all worldwide intellectual property or industrial property rights protected, created, arising under or recognized by any Laws or Governmental Authority, including

(i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Trade Secrets; (v) all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing;, and (vi) all other rights similar or pertaining to any of the foregoing in anywhere in the world.
“IRS” means the Internal Revenue Service of the United States.
“IT Assets” means Software, databases, systems, servers, computers, hardware, firmware, middleware, storage media (e.g., backup tapes), networks, data communications lines, routers, hubs, switches, network devices and all other information technology equipment, and all associated documentation.
“Key Employee” means Katherine Stueland, Kevin Feeley and Jennifer Brendel.
“Knowledge” means: (i) with respect to the Company, the actual knowledge of the persons listed in Section 1.1 of the Company Disclosure Schedules, including such knowledge that would be acquired by such persons through their reasonable inquiry and (ii) with respect to Acquirer, the actual knowledge of the persons listed on Section 1.1 of the Acquirer Disclosure Schedules, including such knowledge that would be acquired by such persons through their reasonable inquiry.
“Law” means any applicable federal, state, local or other domestic or foreign law (including common law), statute, ordinance, rule, regulation, Order, writ, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other.
“Material Adverse Effect” means any event, change, condition, circumstance, effect, development, occurrence or state of facts (“Effect”) that, individually or in the aggregate with all other Effects, has, or would reasonably be expected to have, a material adverse effect on (i) the condition (financial or otherwise), business, results of operations or assets of the Company Group (taken as a whole) or (ii) the ability of Seller or the Company Parties to perform their respective obligations under this Agreement; provided that no Effect attributable to any of the following shall be taken into account in determining the existence of a Material Adverse Effect solely for purposes of clause (i) above: (A) conditions affecting the industry, financial markets or securities markets in, or the economy as a whole of, the United States, (B) changes in Law or Accounting Standards (or, in each case, any interpretation thereof) after the Closing Date, (C) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions, epidemic, public health event or pandemic (including COVID-19 and any worsening thereof (including any COVID-19 Response)), (D) any actions required under this Agreement or otherwise negotiated separately to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby, (E) the announcement or pendency of this Agreement and the consummation of the transactions contemplated hereby (including the effects of such announcement and pendency on relationships with customers, suppliers, Governmental Authorities, employees or other third-party relationships), (F) any actions taken (or omitted to be taken) by or at the written request of the Acquirer or as required by this Agreement, or (G) any failure, in and of itself, of the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the underlying causes of the facts or occurrences giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred), except, in the case of the forgoing clauses (A), (B) and (C), to the extent such conditions, changes or events disproportionately affect the Company Group relative to similarly situated industry participants (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).
“Measurement Time” means 11:59 p.m., Eastern Time, on the date immediately preceding the Closing Date.
“Merger Consideration” means the Cash Consideration plus the Stock Consideration.
“Most Recent Balance Sheet” means the balance sheet of the Company as of September 30, 2021.
“Nasdaq” means the Nasdaq Global Select Market.
“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Company Group, consistent with past practice.
“Parent” means OPKO Health Inc., a Delaware corporation.
“Parent Group” means any consolidated, combined, unitary or other aggregate group of entities for Tax purposes (including Code Section 1504 and similar provisions of state and local Laws) in which Parent is the common parent entity.
“Patents” means any and all patents, industrial and utility models, industrial designs, petty patents, design patents, patents of importation, patents of addition, certificates of invention, and other indicia of invention ownership issued or granted by any Governmental Authority; applications for any of the foregoing, including provisional, utility, design, priority, divisional, and continuation (in whole or in part) applications, and all other pre-grant forms of any of the foregoing; extensions, reissues, re-examinations, renewals, or other post-grant forms of any of the foregoing; equivalent or similar rights in inventions and discoveries anywhere in the world; counterparts of any of the foregoing anywhere in the world; and other forms of government issued rights substantially similar to any of the foregoing.
“Payor Parties” (and each, a “Payor Party”) means any payors administering Governmental Program benefits or any other healthcare service plan, any health maintenance organizations, any health insurers and any other private and commercial payors.
“Permits” means all licenses and operating licenses, permits, concessions, franchises, approvals, clearances, registrations, certificates, rights, grants, exceptions, exemptions, qualifications, privileges, exemptions, authorizations (including marketing and testing authorizations), easements, variances, permissions, consents or Orders of, any Governmental Authority, including any marketing authorizations, and any approvals or filings relating to any pre-clinical or clinical development, together with all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.
“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable and that are reserved for in full on the Most Recent Balance Sheet in accordance with the Accounting Standards, (ii) statutory, mechanics’, laborers’ and materialmen liens arising in the Ordinary Course of Business for sums not yet due and payable and not otherwise in default (or for which the validity or amount of which is being contested in good faith), (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) Encumbrances granted to any lender at the Closing in connection with any financing by the Acquirer, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property (other than Intellectual Property) being leased, (vi) restrictions on the transfer of securities arising under federal and state securities laws, (viii) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business (A) for the use of results generated by Company Products from a patient sample solely for the clinical care of the patient from which such sample was collected, or (B) for incidental use of trademarks by payors, customers or service providers solely to identify Company Group as the provider of Company Products ((A) and (B) collectively, “Ordinary Course Licenses”) and (ix) Encumbrances listed on Schedule 1.1(b) of the Company Disclosure Schedules.
“Person” means any person or entity, whether an individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, limited liability limited partnership, business trust, joint stock company, trust, unincorporated association, joint venture, estate, Governmental Authority or other entity or organization.
“Personal Data” means all data or information that constitutes personal data, protected health information, individually identifiable health information or personal information under any applicable Law.
“PHSA” means the United States Public Health Service Act.
“PIPE Investment Amount” means the aggregate gross purchase price received by Acquirer prior to or substantially concurrently with Closing for the shares in the PIPE Investment.
“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.
“PPP Loan” means (i) any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (ii) any loan that is an extension or expansion of, or is similar to, any covered loan described in clause (i).
“Pre-Closing Budget” means the budget set forth on Schedule C.
“Pre-Closing Restructuring” has the meaning set forth in the Recitals, as further described on Schedule D.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” means (i) any Liability for any Tax of or owed by the Company Group in respect of any Pre-Closing Tax Period, (ii) any Liability for any Taxes of Seller, (iii) all Taxes imposed in respect of a Pre-Closing Tax Period the payment of which Taxes is deferred to a taxable period (or portion thereof) beginning after the Closing Date, (iv) all Taxes of any member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign Law) of which any member of the Company Group (or any predecessor of any such member) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (v) Taxes of Seller arising from the Transactions, (vi) any Transfer Taxes for which Seller is liable pursuant to this Agreement or under applicable Law, and (vii) any Taxes of any Person imposed on any member of the Company Group as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing. Notwithstanding the foregoing, Pre-Closing Taxes shall not include Taxes otherwise included in the calculation of the amount of Company Net Working Capital, Closing Indebtedness or the Merger Consideration, Taxes attributable to transactions occurring after the Closing on the Closing Date outside the Ordinary Course of Business, or Taxes attributable to breaches by the Acquirer of its agreements, representations, warrants or covenants under this Agreement.
“Privacy Laws” means (i) each U.S. federal or state Law applicable to the Company Group with respect to protection or Processing or both of Personal Data, and includes, but is not limited to (A) the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 as otherwise amended from time to time, and the rules and regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) (“HIPAA”), and (B) law, regulations and/or rules relating to the Processing of biometric data, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic commercial messages and (ii) binding guidance issued by a Governmental Authority that pertains to one of the laws, rules or regulations outlined in clause (i).
“Proceeding” means any suit, litigation, arbitration, mediation, alternative dispute resolution procedure, claim, action, complaint, proceeding, hearing, or investigation (whether civil or criminal, administrative or judicial, and whether public or private), in each case to, from, by or before any Governmental Authority.
“Process” or “Processing” or “Processed” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.
“Public Official” means (a) any Representative of any Governmental Authority, (b) any Representative of any commercial enterprise that is wholly owned or controlled by a Governmental Authority, including any state-owned or controlled medical facility, and (c) any political party, party official or candidate for political office.
“Public Software” means any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models. For the avoidance of doubt, “Public Software” includes Software licensed, distributed under or otherwise subject to any of the following licenses or distribution models (or licenses or distribution models similar thereto): (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the GNU Affero GPL license; (C) the Artistic License (e.g., PERL); (D) the Mozilla Public License; (E) the Netscape Public License; (F) the Sun Community Source License (SCSL); (G) the Sun Industry Standards License (SISL); (H) the BSD License; (I) Red Hat Linux; (J) the Apache License; and (K) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org, and any other free, open-source, or “copy left” license or terms that requires as a condition of use, modification or distribution that such software or other software combined or distributed with it be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.
“Registered Company IP” means all Registered IP included in the Company Owned IP.
“Registered IP” means all Intellectual Property that is registered, issued, granted by any Governmental Authority (including the United States Patent and Trademark Office or United States Copyright Office), and all applications, registrations and grants for any of the foregoing.
“Regulatory Approval” means, with respect to a Company Product in a country, any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary to commercially distribute, sell or market such Company Product in such country, including, where applicable, (i) pricing or reimbursement approval in such country and (ii) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto).
“Regulatory Authority” means any applicable Governmental Authority that regulates or otherwise exercises authority with respect to the Exploitation of any Company Product or administers Health Care Laws.
“Regulatory Documentation” means all (i) Regulatory Approvals and Regulatory Permits; (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (iii) pre-clinical, clinical and other data contained or relied upon in any of the foregoing; in each case (clauses (i), (ii) and (iii)) relating to the Company Products.
“Regulatory Permit” means governmental licenses, franchises, permits, certificates, consents, approvals, registrations, concessions or other authorizations required to have been obtained from, or filings required to have been made with, Governmental Authorities pursuant to a Health Care Law in order to allow the conduct of a regulated activity.
“Related Party” means: (i) Seller; (ii) each Person who is, or who was at the time of the entry into this Agreement or the creation of the interest in question an officer or director of any member of the Company Group or Seller, or who, beneficially or of record, held shares or other equity interests in any member of the Company Group, or who served as a an officer or officer of a Person who, beneficially or of record, owned shares or other equity interests in any member of the Company Group; and (iii) each member of the immediate family of each of the Persons referred to in clause (i) or (ii) above. For purposes of this definition, the “immediate family” of an individual means (x) the individual’s spouse and (y) the individual’s parents, brothers, sisters and children.
“Repayment Obligations” means any repayment obligations of the Company Group arising from or related to services rendered prior to the Closing which are ultimately not paid, or where reimbursement is subsequently refunded to or recouped, in each case in whole or in part, by the applicable Payor Party due to actual or alleged errors or omissions, including improper coding, lack of coverage, lack of medical necessity or non-compliance with other applicable Payor Party requirements.
“Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.
“Required Financial Statements” means such financial statements of the Company Group as are required by Regulation S-X to be included in the Proxy Statement or Closing 8-K.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Seller Debt” means the financing provided by Seller to the Company Group during the Pre-Closing Period in order to fund the Company Group’s operations in accordance with the Pre-Closing Budget and evidenced by an inter-company note bearing interest at the statutory applicable federal annual mid-term rate.
“Share Value” means $4.86.
“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) software development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“SPAC Merger Agreement” means that certain Agreement and Plan of Merger, dated February 9, 2021, entered into by and among CM Life Sciences, Inc., S-IV Sub, Inc. and Legacy Sema4, as amended.
“Specified Designees” means (i) one (1) individual designated by the Company and (ii) one (1) one individual designated by Seller who is independent from Seller and the Company Group, in each case as mutually agreed with Acquirer.
“Stock Consideration” means 80,000,000 shares of Acquirer Stock, as adjusted for any stock split, stock dividend, recapitalization, merger, consolidation or similar event occurring after the Agreement Date.
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Stueland Employment Agreement” means that certain Employment Agreement, dated as of June 7, 2021, by and among Katherine Stueland, Seller and the Company.
“Stueland Employment Agreement Obligations” means the sum of (i) the aggregate amount of the Sign On Bonus (within the meaning of the Stueland Employment Agreement) that has not been paid to Katherine Stueland as of the Closing Date, plus (ii) the aggregate fair market value of the Initial Option (within the meaning of the Stueland Employment Agreement), regardless of whether or not the Initial Option is outstanding as of the Closing Date or will remain outstanding as of immediately following the Closing but subject to clause (C) below, and the Additional Option (within the meaning of the Stueland Employment Agreement), with such aggregate fair market value determined based on the closing price of Seller’s common stock as of the trading day immediately preceding the Closing Date minus the applicable exercise price per share (for the avoidance of doubt, if such closing price equals or exceeds the exercise price per share of the Initial Option or the Additional Option, the fair market value of the Initial Option or Additional Option, as applicable, for purposes of this clause (ii) shall be zero); provided that: (A) if the Closing occurs prior to June 21, 2022 or Katherine Stueland waives her right to receive the Additional Option prior to or in connection with the Closing, then the Additional Option shall be deemed to have a fair market value of $0, (B) if the Closing occurs on or following June 21, 2022, the Additional Option has not been granted as of the trading day immediately preceding the Closing Date, and Katherine Stueland does not waive her right to receive the Additional Option prior to or in connection with the Closing, then the per share exercise price of the Additional Option shall be deemed to equal the closing price of Seller’s common stock as of June 21, 2022 (or if June 21, 2022 is not a trading day, the closing price of Seller’s common stock as of the immediately preceding trading day), and (C) if Katherine Stueland’s employment terminates for any reason prior to the Closing, then (i) any portion of the Initial Option that is forfeited in connection with such termination of employment and (ii) any portion of the Initial Option that is not forfeited in connection with such termination of employment and is exercised prior to the Closing, shall in each case be deemed to have a fair market value of $0.
“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.
“Subsidiary” means, when used with respect to any Person, including the Company, any entity, corporation or other organization, whether incorporated or unincorporated, for which at least a majority of the securities or other interests having ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity, corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.
“Tax” means any and all federal, state, local or non-U.S. taxes and duties and similar governmental charges, assessments, levies, imposts or withholdings, including net income, gross income, capital gains, alternative minimum, base erosion anti-abuse, diverted profits, digital services, value added, goods and services, gross margin, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, disability, excise, severance, environmental, stamp, occupation, premium, property, unclaimed property, escheat, windfall profits, customs, duties or other actual or estimated taxes, together with any interest, fines, penalties, surcharges and charges in respect of Taxes (including as a result of any failure to timely file a Tax Return) and any additions to tax or additional amounts with respect thereto.
“Tax Authority” means any Governmental Authority responsible for the determination, assessment, collection or administration of Taxes.
“Tax Return” means any return, declaration, report, statement, claim for refund, information statement or other document filed or required to be filed with a Tax Authority in connection with the determination, assessment, collection or administration of Taxes, as well as any schedule, attachment thereto or amendment thereof.
“Third Party” means any Person other than the Company Parties, the Acquirer Parties, Seller and their respective Affiliates (including their respective Subsidiaries).
“Total Merger Consideration” means the Merger Consideration plus the Milestone Payments, if and to the extent such amounts become payable pursuant to Section 2.7.
“Trade Secrets” means unpublished inventions (whether patentable or not and whether or not reduced to practice), industrial designs, discoveries, improvements, ideas, designs, models, chemical and biological materials, compounds, formulae, recipes, patterns, compilations, results, data (including pre-clinical and clinical data), databases, data collections and compilations, analyses, diagrams, drawings, blueprints, mask works, devices, methods, compositions, algorithms, techniques, patterns, processes, know-how and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, studies and summaries), proprietary rights in confidential information of any kind, instructions, configurations, prototypes, samples, formulations, specifications, analytic models, customer lists, source code, development tools,, in each case, to the extent constituting a trade secret as defined under the Uniform Trade Secrets Act or other applicable Laws.
“Trademarks” means trademarks, service marks, trade names, service names, brand names, trade dress, logos, as well as Internet domain names, corporate and other business names, other like source or business identifiers and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof to the extent that they are used and function to identify, distinguish and indicate the source or origin of goods or services, together with the goodwill associated with any of the foregoing; and all registrations and renewals, applications for registration, equivalents or counterparts thereof; and all statutory, federal, common law, and rights provided by international treaties or conventions, in any of the foregoing.
“Transaction Certificates” means all certificates contemplated by this Agreement to be delivered at Closing by the Parties pursuant to this Agreement.
“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transaction Expenses” means (a) any out-of-pocket fees, costs, payments and expenses of the Company Group, including legal and accounting fees, valuation services, investment banking fees, and related disbursements, in each case in connection with (i) the participation in or response to the investigation, review and inquiry conducted by Acquirer and its Representatives with respect to the business of the Company Group (and the furnishing of information to Acquirer and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation, drafting, review, execution, delivery or performance of this Agreement or any Ancillary Agreement or any other document delivered or to be delivered in connection with the Transactions, (iii) the obtaining of any consent, waiver or approval required to be obtained in connection with any of the Transactions; (b) 50% of the out-of-pocket fees, costs, payments and expenses incurred in connection with the preparation and submission of any regulatory filing or notice required to be made or given in connection with any of the Transactions, including pursuant to HSR; (c) any sale bonuses, change in control bonuses, payments in respect of equity awards, retention payments or similar amounts that become payable by any member of the Company Group by reason of, or in connection with, the Closing, other than any such bonus or payment (i) payable pursuant to a Contract entered into by or at the request of the Acquirer or (ii) to the extent that the amount thereof is increased pursuant to the amendment to a Contract undertaken at the request of Acquirer; provided that an amount equal to the Stueland Employment Agreement Obligations shall be treated as a “Transaction Expense,” (d) any severance or similar termination payments payable by any member of the Company Group to any current or former employee, or any current or former director, officer or contractor of any member of the Company Group, by reason of, or in connection with, the Closing, other than any such payment (i) payable pursuant to a Contract entered into at the request of the Acquirer, (ii) to the extent that the amount thereof is increased pursuant to the amendment to a Contract undertaken at the request of Acquirer or (iii) triggered by any action of Acquirer or the Company Group after the Closing; and (e) the employer portion of any payroll Taxes of any member of the Company Group or Acquirer arising from the payment of any amounts described in clauses (c) and (d), in each case ((a) through (e)), to the extent unpaid.
“Transaction Tax Deductions” means the aggregate amount of any Tax deductions relating to: (A) the payment prior to the Effective Time of any other costs or expenses incurred by any member of the Company Group in connection with the transactions contemplated hereby (including, for the avoidance of doubt, any amounts that would be Transaction Expenses but for the fact that they are not unpaid as of the Effective Time); and (B) any other items deductible for Tax purposes by any member of the Company Group and/or any of Subsidiaries of the Company Group attributable to the transactions contemplated hereby that are economically borne by the Seller; provided, that, with respect to success-based fees, seventy percent (70%) of success fees shall be treated as deductible in accordance with Revenue Procedure 2011-29, to the extent applicable.
“Transactions” means the transactions contemplated by the Transaction Documents, including the Pre-Closing Restructuring and the Mergers.
“Transfer” means to sell, convey, transfer, assign, novate, deliver, split or add or remove a party thereto.
“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing, as may be mutually agreed upon in writing between the Parties pursuant to Section 5.14(a).
Index of Defined Terms.
Accounting Standards    3
Accounts Receivable    44
Accrued 2022 401(k) Match    12
Acquirer    1
Acquirer 401(k) Plan    86
Acquirer Board    3
Acquirer Disclosure Schedules    3
Acquirer Fundamental Representations    3
Acquirer Indemnified Parties    92
Acquirer Party    3
Acquirer Stock    3
Acquirer Stockholder Approval    3

Acquirer Stockholders’ Meeting    77
Acquisition Proposal    3
Affiliate    4
Agreement    1
Agreement Date    1
Ancillary Agreements    4
Antitrust Condition    89
Antitrust Laws    4
Applicable Withholding Law    34
Assumed Seller Debt    5
Author    58
Available Insurance Policies    84
Bayh-Dole Act    4
Benefit Plan    4
BioReference    1
Business    4
Business Day    4
Bylaws    25
CARES Act    4
Cash Consideration    5
Certificate of Incorporation    25
Claim Notice    94
CLIA    50
Closing    25
Closing 8-K    76
Closing Date    25
Closing Indebtedness    5
Closing Net Working Capital Shortfall    5
Closing Net Working Capital Surplus    5
Closing Net Working Capital Target    5
Closing Statement    29
CMS    50
COBRA    54
Code    5
Commercial Software    5
Company    1
Company Balance Sheet    44
Company Balance Sheet Date    44
Company Benefit Plan    53
Company Contracts    42
Company Data    5
Company Data Agreement    5
Company Databases    5
Company Disclosure Schedules    6
Company Employee    6
/Company Fundamental Representations    6
Company Group    6
Company Group Revenue    31
Company IP    6
Company IP Contracts    6
Company IT Assets    6
Company Licensed IP    6
Company Net Working Capital    6
Company Owned IP    7
Company Parties    7
Company Privacy Commitments    7
Company Privacy Policies    7
Company Product    7
Company Software    7
Company Websites    7
Company-Licensed Data    6
Company-Owned Data    7
Confidential Information    59
Confidentiality Agreement    8
Consent    8
Continuing Claim    97
Continuing Employees    8
Contract    8
Controlled Group Liability    8
Copyrights    8
COVID-19    8
COVID-19 Response    8
D&O Indemnified Person    85
Damages    92
De Minimis Claims    95
Deductible    96
Default    8
Defense Notice    94
Deliver    8
DGCL    9
Dispute    9
Dispute Notice    34
Disputed Item    29
DOJ    78
Domain Names    9
Effect    13
Effective Time    24
EMA    9
Encumbrance    9
Enforceability Exceptions    37
Environmental Law    9
ERISA    9
ERISA Affiliate    9
Escrow Account    9
Escrow Agent    28
Escrow Agreement    28
Escrow Amount    9
Escrow Expiration Date    9
Estimated Cash Consideration    9
Estimated Closing Statement    9

EUA    11
European Union    10
Excess Amount    30
Exchange Act    10
Excluded Shares    27
FCPA    10
FDA    10
FDCA    10
Final Cash Consideration    30
Financial Statements    43
First Certificate of Merger    24
First Merger    1
First Milestone Period    32
Fraud    10
FTC    78
Fundamental Claims    97
Fundamental Representations    10
FY2022 Company Group Revenue    32
FY2023 Company Group Revenue    32
General Claims    95
Governing Documents    10
Government Contract    42
Governmental Authority    10
Governmental Program    11
Hazardous Substances    11
Health Care Laws    11
HHS Grants    51
Holdco2    1
Holdco2 Board    2
Holdco2 Board Approval    37
Holdco2 Common Stock    11
Holdco2 Stockholder Approval    37
HSR Act    11
HSR Filings    78
Indebtedness    11
Indemnified Parties    93
Indemnifying Party    94
Indemnity Agreement    85
Independent Expert    30
In-Scope Employees    51
Intellectual Property    12
Interim Financial Statements    81
IP Dispute    57
IRS    12
IT Assets    12
Key Employee    12
Knowledge    12
Law    13
Leased Property    38
Leases    38
Liability    13
Lock-Up Agreement    2
Lock-Up Holders    2
Material Adverse Effect    13
Measurement Time    13
Medicare Advance Payment Program    51
Medicare Advance Payments    51
Merger Consideration    13
Merger Sub    1
Merger Sub II    1
Merger Subs    1
Mergers    1
Milestone Event    32
Milestone Payment    32
Milestone Payment Date    32
Milestone Unresolved Items    35
Most Recent Balance Sheet    13
Nasdaq    13
New Litigation Claim    81
Notice of Objection    29
Objection Period    29
Order    13
Ordinary Course of Business    13
Parent    14
Parent Group    14
Parties    1
Party    1
Patents    14
Payor Parties    14
Permits    14
Permitted Encumbrances    14
Person    14
Personal Data    14
PHSA    15
PIPE Investment    2
PIPE Investment Amount    15
PIPE Investors    15
Post-Closing Tax Period    15
PPP Loan    15
Pre-Closing Budget    15
Pre-Closing Period    71
Pre-Closing Restructuring    1, 15
Pre-Closing Tax Period    15
Pre-Closing Taxes    15
Privacy Laws    15
Proceeding    16
Process    16
Processed    16
Processing    16

Proxy Statement    75
Public Official    16
Public Software    16
Registered Company IP    16
Registered IP    16
Regulatory Approval    16
Regulatory Authority    16
Regulatory Documentation    16
Regulatory Permit    17
Related Party    17
Released Party    28
Releasing Party    28
Reorganization    2
Representative    17
Required Closing Contracts    80
Required Financial Statements    17
Resale Registration Documents    76
Resolution Period    29
Sales Taxes    45
SEC    17
Second Merger    1
Second Merger Effective Time    25
Second Milestone Period    32
Securities Act    17
Seller    1
Seller 401(k) Plan    86
Seller Benefit Plan    53
Seller Benefit Plans    53
Seller Board    2
Seller Board Approval    37
Seller Contracts    38
Seller Debt    17
Seller Indemnified Parties    93
Seller Revenue Contracts    38
Share Value    17
Shortfall Amount    30
Software    17
Specified Designees    18
Stock Consideration    18
Straddle Period    18
Stueland Employment Agreement    18
Subscription Agreements    18
Subsidiary    18
Subsidiary Ownership Interests    36
Surviving Corporation    24
Surviving Entity    24
Tax    18
Tax Authority    19
Tax Proceeding    83
Tax Return    19
Termination Date    91
Third Party    19
Third Party Claim    94
Top Customers    63
Top Payors    63
Top Suppliers    63
Total Merger Consideration    19
Trade Secrets    19
Trademarks    19
Transaction Certificates    19
Transaction Documents    19
Transaction Expenses    19
Transaction Tax Deductions    20
Transactions    20
Transfer    20
Transfer Taxes    82
Transition Services Agreement    20
Unresolved Escrow Amount    97
Unresolved Items    30
Valid Pre-Closing Claims    84
Written Consent    2

1.2    Interpretation. Except where expressly stated otherwise in this Agreement, references: (a) to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement; (b) to any agreement (including this Agreement) or Contract are to the agreement or Contract as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof (provided, that this clause (b) shall not apply with respect to the representations and warranties of the Company set forth in Section 3.8(a)); (c) to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended from time to time and to any rules or regulations promulgated thereunder; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date; (d) to any Person include any successor to that Person or permitted assigns of that Person; and (e) to this Agreement are to this Agreement and the Exhibits and Schedules to it, taken as a whole. The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “herein” or “hereunder” or “hereof” and similar words are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated. The word “or” is used in the inclusive sense (and/or). The use of “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References to “day” or “days” refer to calendar days. The masculine, feminine and neuter genders used herein shall include each other gender. The terms “dollars” and “$” means dollars of the United States of America. Any reference to “beneficial ownership”, including “beneficial owner” and “beneficially owns,” shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.
ARTICLE 2
THE MERGERS
2.1    The Mergers.
(a)    At the Effective Time, Merger Sub I shall merge with and into Holdco2. Following the Effective Time, the separate existence of Merger Sub I shall cease and Holdco2 shall continue as the surviving corporation of the First Merger (the “Surviving Corporation”).
(b)    At the Closing, the Parties shall cause the Certificate of Merger in the form of Exhibit C-1 (the “First Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL in order to give effect to the First Merger. The First Merger shall become effective on the date and time at which the First Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware on the Closing Date or at such later date or time as is agreed by Acquirer and Holdco2 and specified in the First Certificate of Merger (the time the First Merger becomes effective being referred to herein as the “Effective Time”).
(c)    The First Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises Holdco2 and Merger Sub I shall vest in the Surviving Corporation and all Liabilities, obligations and duties of each of Holdco2 and Merger Sub I shall become the Liabilities, obligations and duties of the Surviving Corporation, in each case, in accordance with the DGCL.
(d)    At the Effective Time:
(i)    the Governing Documents of Merger Sub I shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law; and
(ii)    the directors and officers of Merger Sub I immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(e)    Immediately following the First Merger, the Surviving Corporation shall be merged with and into Merger Sub II in accordance with the provisions of the DGCL and the Delaware Limited Liability Company Act. Merger Sub II shall be the surviving company resulting from the Second Merger (the “Surviving Entity”) and shall continue its existence as a limited liability company under the laws of Delaware and succeed to and assume all the rights and obligations of the Surviving Corporation in accordance with the DGCL and the Delaware Limited Liability Company Act. Upon the consummation of the Second Merger, the separate corporate existence of the Surviving Corporation shall terminate. The Second Merger shall (i) be consummated pursuant to the terms of this Agreement and (ii) become effective as of the date and time at which the Certificate of Merger attached hereto as Exhibit C-2 (the “Second Certificate of Merger”) is accepted for filing by the Secretary of State of the State of Delaware on the Closing Date or at such later date or time specified in the Second Certificate of Merger (the time the Second Merger becomes effective being referred to herein as the “Second Merger Effective Time”).
(f)    At the Second Merger Effective Time, the Governing Documents of Merger Sub II shall be the Governing Documents of the Surviving Entity, in each case, until thereafter changed or amended as provided therein or by applicable Law.
2.2    Closing. The consummation of the Mergers (the “Closing”) shall take place remotely by electronic exchange of documents and signatures at a date and time to be agreed by Acquirer and the Company, which date shall, unless otherwise agreed by Acquirer and the Company, be no later than the third Business Day following the date on which all of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”
2.3    Closing Deliveries.
(a)    Certain Deliverables. Not less than five days prior to the Closing Date, the Company shall deliver to Acquirer the Estimated Closing Statement, including supporting calculations and documentation for the estimates set forth therein.
(b)    Company Group Closing Deliveries. At the Closing, the Company Group and Seller, as applicable, shall deliver or cause to be delivered to Acquirer each of the following:
(i)    a certificate, dated as of the Closing Date and executed on behalf of Holdco2 by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.3(a) and Section 6.3(d) have been satisfied;
(ii)    a certificate, dated as of the Closing Date and executed on behalf of Holdco2 by its Secretary, certifying (A) the certificate of incorporation of Holdco2 (the “Certificate of Incorporation”) in effect as of the Closing, (B) the bylaws of Holdco2 (the “Bylaws”) in effect as of the Closing, and (C) the resolutions of the Holdco2 Board reflecting the Holdco2 Board Approval;
(iii)    payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Closing Indebtedness for borrowed money (including, for the avoidance of doubt, under that certain Amended and Restated Credit Agreement, dated August 30, 2021, by and among BioReference Laboratories, Inc., certain of its subsidiaries, including the Company, and JPMorgan Chase Bank, N.A., only to the extent the Company Group and its assets have not been fully and irrevocably released from all obligations thereunder and any corresponding security interest arising thereunder has not been terminated prior to the Closing), which letters provide for the release of all

Encumbrances relating to such Closing Indebtedness following satisfaction of the terms contained in such payoff letters (including the payment in full and discharge of all principal and accrued but unpaid interest and any premiums or other fees payable in connection with such Closing Indebtedness);
(iv)    invoices from each Person that is entitled to any Transaction Expenses at Closing reflecting the total amount of Transaction Expenses that has been incurred and remains payable to such Person as of the Closing;
(v)    the Written Consent and Shareholder Agreement, in each case executed by Seller;
(vi)    the Shareholder Agreement executed by each of the Lock-Up Holders;
(vii)    the Escrow Agreement, executed by Seller;
(viii)    unless Acquirer provides written notice to Holdco2 no later than three Business Days prior to the Closing Date to the contrary, a resignation letter reasonably satisfactory to Acquirer executed by each director and officer of each member of the Company Group in office immediately prior to the Closing, in each case, effective as of, and contingent upon, the Effective Time;
(ix)    a certificate from the Secretary of State of the States of Delaware and each other state or other jurisdiction in which any member of the Company Group is organized, dated within three Business Days prior to the Closing Date, certifying that such member of the Company Group is in good standing and that all applicable franchise and similar Taxes and fees of the Company and each applicable Subsidiary of the Company through and including the Closing Date have been paid;
(x)    an IRS Form W-9 (Request for Taxpayer Number and Certification), duly executed by Seller (provided, that, if Seller to provide such form, Acquirer’s only recourse shall be to withhold applicable Taxes with respect to Seller’s proceeds in accordance with Section 2.8;
(xi)    the First Certificate of Merger, executed by Holdco2;
(xii)    evidence reasonably satisfactory to Acquirer of receipt of all consents, approvals, novations, amendments and terminations set forth on Schedule 2.3(b)(xiv); and
(xiii)    a USB drive (or similar device) containing a copy of the contents of the Data Room.
(c)    Acquirer Closing Deliveries. At the Closing, Acquirer shall deliver or cause to be delivered to Seller each of the following:
(i)    a certificate, dated as of the Closing Date and executed on behalf of Acquirer by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.2(a) and Section 6.2(c) have been satisfied;
(ii)    a certificate, dated as of the Closing Date and executed on behalf of Acquirer by its Secretary, certifying (A) the certificate of incorporation of Acquirer in effect as of the Closing, (B) the bylaws of Acquirer in effect as of the Closing, and (C) the resolutions of the Acquirer Board approving the Transactions;

(iii)    each Ancillary Agreement to which any Acquirer Party is a party that has not previously been delivered to the Holdco2 and Seller, executed and delivered by each Acquirer Party that is a party thereto; and
(iv)    the Merger Consideration, as set forth in and in accordance with Section 2.5(a)(i).
2.4    Effect on Holdco2 Common Stock.
(a)    Treatment of Holdco2 Common Stock. Upon the terms and subject to the conditions set forth herein, including Section 2.5(b), Section 2.6, Section 2.7, Section 2.8 and Article 8, at the Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, the shares of Holdco2 Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be automatically converted into the right of Seller to receive: (A) the Merger Consideration and (B) if and only to the extent payable pursuant to Section 2.7, the Milestone Payments.
(b)    Treasury Shares. At the Effective Time, all shares of Holdco2 Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time (“Excluded Shares”) shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(c)    Treatment of Merger Sub I Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of Acquirer, Merger Sub I or any other Person, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub I capital stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.
(d)    Treatment of Merger Sub II Membership Interests. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Acquirer, Merger Sub II or any other Person, each share of common stock of the Surviving Corporation that is issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled and extinguished without any conversion thereof. At the Second Merger Effective Time, each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Merger Effective Time will constitute a membership interest of the Surviving Entity (and the membership interests of the Surviving Entity shall be the only membership interests of the Surviving Entity issued and outstanding immediately after the Second Merger Effective Time).
(e)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Holdco2 Common Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(f)    Fractional Shares. No fraction of a share of Acquirer Stock will be issued in connection with the Transactions and in lieu thereof Seller will receive from Acquirer, an amount of cash equal to the product (rounded upwards to the nearest whole cent) of such fraction of a share Seller would otherwise receive and the Share Value.
(g)    No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate on any cash payable in connection with the consummation of the Transactions.
2.5    Payment Procedures.
(a)    Payment; Release of Claims.
(i)    On the Closing Date, Acquirer shall pay and issue, as applicable, the Merger Consideration to Seller, in accordance with the wire and delivery instructions delivered in writing to Acquirer by Seller no less than three (3) Business Days prior to the Closing, less the Escrow Amount. Notwithstanding anything herein to the contrary, (A) all cash payments made under this Agreement in respect of the Total Merger Consideration shall be made in U.S. dollars and (B) any shares of Acquirer Stock issued by Acquirer in respect of the Total Merger Consideration shall be issued in the name of Seller.
(ii)    Effective upon and only upon the consummation of the Closing, notwithstanding anything contained herein to the contrary, in consideration of the execution, delivery and performance by Acquirer, Merger Sub I and Merger Sub II of this Agreement, as of the Closing, Seller, on behalf of itself and its Affiliates (each, a “Releasing Party”) hereby RELEASES, WAIVES, ACQUITS AND FOREVER DISCHARGES the Company Parties (each, a “Released Party”), from any and all Damages, liabilities, costs, expenses, claims, damages, actions, causes of action, or suits in law or equity, of whatever kind or nature that any Releasing Party ever had or may now have against any Released Party relating to the Company or its business and that have accrued or arisen prior to the Closing, including those based on any fact or circumstance arising from Seller’s past or current ownership or alleged ownership, as applicable, of any Holdco2 Common Stock (including any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s directors, officers or stockholders), whether based on Contract or any applicable Law (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction, including under California Civil Code Section 1542, which provides that “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”; provided that nothing in the foregoing release shall or be deemed to release any rights or obligations of any Released Party or Releasing Party (i) for indemnification or contribution, in any Releasing Party’s capacity as an officer or director of the Company, under the DGCL, Section 5.12(b) any indemnification agreements to which the Releasing Party and the Company are parties that have been Delivered to Acquirer prior to the Agreement Date or the Company’s Governing Documents; (ii) for amounts owed pursuant to, or other rights and obligations set forth in, this Agreement and any Ancillary Agreement; or (iii) any claim based on fraud or any other matter that cannot be released as a matter of law.

(b)    Escrow Account. Notwithstanding anything to the contrary in the other provisions of this Article 2, at Closing, Acquirer shall withhold the Escrow Amount from the Merger Consideration payable to Seller pursuant to Section 2.4(a) and Section 2.5. On the Closing Date, Acquirer shall deposit the Escrow Amount with PNC Bank, National Association, a national banking association (or, if PNC Bank is unable or unwilling to act, another comparable escrow agent (the “Escrow Agent”), to be held in the Escrow Account, which shall be governed by this Agreement and the escrow agreement in customary form to be mutually agreed by the Parties acting reasonably prior to the Closing (the “Escrow Agreement”). Neither the Escrow Account (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Seller, in each case prior to the distribution of the Escrow Account to Seller in accordance with the applicable terms of this Agreement, except that Seller shall be entitled to assign Seller’s rights to amounts held in the Escrow Account by operation of law.
2.6    Post-Closing Adjustment.
(a)    Within 90 days after the Closing Date, Acquirer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Closing Statement”), setting forth its determination of the amount of Company Net Working Capital, prepared in accordance with the Company Net Working Capital Schedule (and any corresponding Closing Net Working Capital Shortfall or Closing Net Working Capital Surplus), Closing Indebtedness and Transaction Expenses that remained unpaid as of immediately prior to the Closing, and, based on the foregoing, its determination of the Cash Consideration, and the adjustment (if any) necessary to reconcile the amounts set forth in the Estimated Closing Statement to the Closing Statement in accordance with the terms and conditions of this Agreement. The Closing Statement shall be prepared in accordance with (i) the Accounting Standards and (ii) shall be based exclusively on the facts and circumstances as they shall have existed at the Measurement Time and shall exclude the effects of any event, act, information, decision, change in circumstances or similar development arising or occurring on (except with respect to Transaction Expenses) or after the Closing Date. The post-Closing purchase price adjustment as set forth in this Section 2.6 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from the Accounting Standards.
(b)    Unless Seller notifies Acquirer in writing (a “Notice of Objection”) within 45 days after Acquirer’s delivery of the Closing Statement (such 45-day period, the “Objection Period”) that Seller disagrees with the Closing Statement, specifying the nature and amount of any dispute as to Company Net Working Capital (and any corresponding Closing Net Working Capital Shortfall or Closing Net Working Capital Surplus), Closing Indebtedness and Transaction Expenses that remained unpaid as of immediately prior to the Closing, in each case as set forth in the Closing Statement (each, a “Disputed Item”), the Closing Statement and the determinations set forth therein shall be final, binding and conclusive on the Parties. Following the delivery of the Closing Statement and for purposes of Seller’s review of the Closing Statement and preparation of any Notice of Objection, Acquirer shall afford Seller and its Representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of Acquirer and the Surviving Entity and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.6. Acquirer shall authorize its and the Surviving Entity’s outside accountants to disclose to Seller and its Representatives work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.6; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures. Any Notice of Objection shall specify the basis for the objections set forth therein. Seller shall be deemed to have agreed with those items and amounts contained in the Closing Statement not disputed by Seller in a Notice of Objection.
(c)    If Seller provides the Notice of Objection to Acquirer within the Objection Period, Seller and Acquirer shall, during the 30-day period following Acquirer’s receipt of the Notice of Objection (such 30-day period, the “Resolution Period”), attempt in good faith to resolve each Disputed Item. During the Resolution Period, Seller shall afford Acquirer and its Representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of Seller and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.6. Seller shall authorize its outside accountants to disclose to Acquirer and its Representatives work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.6; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures. If Seller and Acquirer are unable to resolve all of the Disputed Items within the Resolution Period (the “Unresolved Items”), the Unresolved Items shall be submitted to a nationally recognized independent valuation, accounting or specialty firm to be mutually agreed upon by Seller and Acquirer, which accounting firm shall not have worked with Seller, the Company or Acquirer or any of their respective Affiliates in the preceding 12 months (such agreed firm being the “Independent Expert”). The Independent Expert shall be engaged pursuant to an engagement letter among Seller, Acquirer and the Independent Expert on terms and conditions consistent with this Section 2.6(c). The Independent Expert shall be instructed, pursuant to such engagement letter, to act as an expert and not as an arbitrator and to resolve only the Unresolved Items and not to otherwise investigate any matter independently. Seller and Acquirer each agree to furnish to the Independent Expert reasonable access to such individuals and such information, books and records as may be reasonably required by the Independent Expert to make its final determination (and any such information, books and records shall be provided to the other such Party prior to its submission or presentation to the Independent Expert). Seller and Acquirer shall also instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than thirty (30) days from the date that information related to the unresolved objections is presented to the Independent Expert by Seller and Acquirer. With respect to each Unresolved Item, such decision shall be made based on the terms and conditions of this Agreement and shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Acquirer in the Closing Statement or Seller in the Notice of Objection with respect to such Unresolved Item. Except as Seller and Acquirer may otherwise agree, all communications between Seller and Acquirer or any of their respective Representatives, on the one hand, and the Independent Expert, on the other hand, shall be in writing with copies simultaneously delivered to the other such Party. The resolution of Unresolved Items by the Independent Expert shall be final, binding and conclusive on the Parties (absent manifest error). All fees and expenses of the Independent Expert shall be borne on a proportionate basis by Acquirer, on the one hand, and Seller, on the other, based on the percentage which the portion of the contested amount not awarded in favor of Acquirer or Seller bears to the amount actually contested by such Person. For example, if Acquirer’s calculations would have resulted in a $1,000,000 net payment to Acquirer, and Seller’s calculations would have resulted in a $1,000,000 net payment to Seller and the Independent Expert’s final determination as adopted pursuant to this Section 2.6(c) results in an aggregate net payment of $500,000 to Seller, then Acquirer, on the one hand, and Seller, on the other hand, shall pay 75% and 25%, respectively, of such fees and expenses.

(d)    After the Cash Consideration has been finally determined in accordance with this Section 2.6 (the Cash Consideration as so determined being referred to herein as the “Final Cash Consideration”), the following payments shall be made on or prior to the third (3rd) Business Day immediately following such determination:
(i)    If the Final Cash Consideration exceeds the Estimated Cash Consideration (the “Excess Amount”), then Acquirer shall pay, or cause to be paid, an amount in cash equal to the Excess Amount to Seller by wire transfer of immediately available funds to an account specified in writing by Seller; or
(ii)    If the Estimated Cash Consideration exceeds the Final Cash Consideration (such excess, the “Shortfall Amount”), then Acquirer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Acquirer, from the Escrow Account an amount in cash equal to the Shortfall Amount; provided, that, if the Shortfall Amount exceeds $2,500,000, then Acquirer may elect in writing to require that Seller pay, or cause to be paid, an amount in cash equal to the Shortfall Amount to Acquirer.
(e)    For Tax purposes, any payments under this Section 2.6 shall be treated as an adjustment to the Merger Consideration.
2.7    Milestone Payments.
(a)    Definitions.
(i)    “Acquirer Capital Stock” means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) equity of Acquirer, including Acquirer Stock and any preferred stock.
(ii)    “Acquirer Change in Control” means the occurrence of any of the following events:
(i)    any “person” (as such term is used in Sections 13(d)(3) of the Exchange Act), becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Acquirer Voting Stock ; provided that the consummation of any such transaction resulting in such person owning more than 50% of the total voting power of the Acquirer Voting Stock shall not be considered a Change of Control if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Acquirer Voting Stock of the holding company are substantially the same as the holders of the Acquirer Voting Stock immediately prior to such transaction or (y) no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company;
(ii)    the adoption by the Board of Directors of a plan relating to the liquidation or dissolution of Acquirer; or
(iii)    the merger or consolidation of Acquirer with or into another Person or the merger of another Person with or into Acquirer, or the sale of all or substantially all the assets of Acquirer (determined on a consolidated basis) to another Person other than a transaction following which beneficial owners of securities that represented 100% of the Acquirer Voting Stock immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) beneficially own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person in such merger or consolidation transaction immediately after such transaction.
(iii)    “Acquirer Voting Stock” means all classes of Acquirer Capital Stock then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
(iv)    “Company Group Revenue” means the Business’ recorded net revenue related to laboratory services performed or test results reported in the applicable period (including international and decentralized net revenue), plus the Business’ recorded net biopharma revenue generated from the Company Databases, calculated in accordance with the Accounting Standards utilized in the Financial Statements (consistently applied throughout the applicable period) and as set forth on the Milestone Financial Statements for such period, provided that Company Group Revenue shall be subject to adjustment based on information available following the expiration of the applicable period through the delivery of a Milestone Event Notice for the applicable period, including as applicable to the reconciliation of cash collected to revenue recognized.
(v)    “First Milestone Period” means the period of time commencing on January 1, 2022 and ending at 11:59 p.m. Eastern time on December 31, 2022.
(vi)    “FY2022 Company Group Revenue” means the Company Group Revenue for the First Milestone Period.
(vii)    “FY2023 Company Group Revenue” means the Company Group Revenue for the Second Milestone Period.
(viii)    “Milestone Financial Statements” means a report prepared by Acquirer reflecting the Company Group Revenue during the First Milestone Period and the Second Milestone Period, as applicable.
(ix)    “Second Milestone Period” means the period of time commencing on January 1, 2023 and ending at 11:59 p.m. Eastern time on December 31, 2023.
(b)    Milestone Events. With respect to each milestone event set forth in the table below (each, a “Milestone Event”), Acquirer shall pay the corresponding milestone payment set forth in the table below (each, a “Milestone Payment”) following the first achievement of such milestone event by the Business, in each case subject to the terms and conditions set forth in this Section 2.7:

#	Milestone Event	Milestone Payment
1.	FY2022 Company Group Revenue equal to or above $163 million	$112.5 million
2.	FY2023 Company Group Revenue equal to or above $219 million	$37.5 million

Notwithstanding anything herein to the contrary, 80% of the Milestone Payment for the First Milestone Period or the Second Milestone Period, as applicable, shall become payable in respect of such period if the Company Group achieves 90% of the applicable Milestone Event revenue target for such period set forth in the table above, which amount will scale on a linear basis up to 100% of the applicable Milestone Payment at 100% of the applicable revenue target set forth in the table above. Solely for purposes of illustration: if the Business achieves Company Group Revenue of $154.85 million for the First Milestone Period (i.e. 95% of target), then Acquirer shall pay to Seller a Milestone Payment equal to $101.25 million (i.e. 90% of the target Milestone Payment).
(c)    Payment of Milestone Payments. On or prior to the later of (x) the thirtieth (30th) day immediately following Acquirer’s receipt of its executed audit report from its independent registered public company accounting firm (or, if Acquirer is then not subject to the reporting requirements under Section 13(a) or 15(d) of the Exchange Act, its independent auditor) and (y) April 30th, for each of the fiscal years ending December 31, 2022 and December 31, 2023, Acquirer shall deliver to Seller a notice (a “Milestone Event Notice”), containing (i) the Milestone Financial Statements for the applicable period, (ii) a statement whether and to what extent a Milestone Event was achieved during such fiscal year, (iii) if greater than zero but less than the full amount of the Milestone Payment is payable in respect of the applicable period, Acquirer’s calculation (in accordance with this Agreement) of the Milestone Payment due, (iv) the payment date for the applicable Milestone Payment, which will be within five (5) days of the date of such Milestone Event Notice (such date, the “Milestone Payment Date”) and (v) the specific amounts of cash and shares of Acquirer Stock to be paid and issued, respectively, to Seller (in each case in accordance with the immediately succeeding sentence). Each Milestone Payment shall be satisfied through the payment and issuance of a combination of cash and shares of Acquirer Stock (valued at the Share Value), with such mix to be determined in Acquirer’s sole discretion; provided that such allocation shall be determined such that the aggregate amount of cash included in the Total Merger Consideration remains consistent with the Intended Tax Treatment. The maximum aggregate amount of Milestone Payments that may become due and payable by Acquirer pursuant to this Section 2.7 will in no event exceed $150,000,000.
(d)    Acknowledgments. Seller acknowledges and agrees that the Company Group Revenue levels for the Milestone Events shall not be construed as representing an estimate or projection of anticipated results or sales of any Company Products and that such Milestone Events are merely intended to define Acquirer’s Milestone Payment obligations if such revenue levels are achieved. Seller further acknowledges and agrees that (i) nothing in this Section 2.7(d) is intended, or shall be construed, to require Acquirer to develop, commercialize or otherwise exploit a specific Company Product and (ii) nothing in this Section 2.7(d) is intended, or shall be construed, as restricting such business or imposing on Acquirer the duty to develop, commercialize or otherwise exploit any Company Product for which Milestone Payments are payable hereunder to the exclusion of, or in preference to, any other product or in any way other than in accordance with its normal commercial practices; provided that Acquirer will not, and cause its Subsidiaries not to, take any action in bad faith the purpose of which is to reduce or avoid payment of any Milestone Payment. Except as set forth in this Section 2.7(d), Acquirer shall have no other diligence obligations, express or implied, with respect to the Company Products.
(e)    Milestone Payments Not a Security. The Parties acknowledge and agree, and acknowledge and agree, that (i) the right to receive any Milestone Payments is solely a contractual right and does not, in and of itself, constitute an equity ownership interest in Acquirer or any other Person, (ii) Seller has no rights as a security holder of Acquirer or any other Person merely as a result of their right to receive the Milestone Payments and (iii) no interest is payable as additional consideration with respect to any Milestone Payment.
(f)    Acknowledgment. Each of the Company Parties and Seller acknowledges that (i) the Milestone Payments are subject to numerous factors outside the control of Acquirer, (ii) there is no assurance that any Milestone Event will be achieved, (iii) neither Acquirer nor its Affiliates owe, by virtue of their obligations under this Section 2.7, a fiduciary duty or any implied duties to Seller and (iv) the parties intend that the express provisions of this Agreement shall set forth the only obligations that apply to their relationship with respect to the Milestone Payments.
(g)    Operation of the Company Group Following Closing Date. Following the Closing Date and through the end of the Second Milestone Period, Acquirer shall use its Commercially Reasonable Efforts to operate the Business in the Ordinary Course of Business and otherwise in accordance with the business plan and presumptions underlying the Pre-Closing Budget and provide the Business with capital to continue operations in the Ordinary Course of Business in order to achieve the Milestone Events. Acquirer shall not take any action in bad faith the purpose of which is to reduce or avoid payment of any Milestone Payment. As used in this Section 2.7(g), “Commercially Reasonable Efforts” means carrying out those obligations and tasks that comprise a commercially reasonable level of effort and expenditure of capital and resources (including appropriate allocation of resources) that Acquirer in good faith in the exercise of its reasonable business judgment.
(h)    Acceleration of Milestone Payment. Notwithstanding anything to the contrary contained herein: if both (x) an Acquirer Change in Control shall have occurred at any time on or prior to the end of the Second Milestone Period and (y) FY2022 Company Group Revenue is equal to or above $163 million, such that the full $112.5 million Milestone Payment is earned in respect of Milestone Event #1, then Milestone Event #2 shall automatically be deemed to have been achieved and Acquirer shall pay, or shall cause to be paid, to Seller the full $37.5 million Milestone Payment owing in respect of Milestone Event #2 on or prior to the later of (A) the third (3rd) Business Day immediately following such Acquirer Change in Control and (B) the Milestone Payment Date for Milestone Event #1. Upon such accelerated payment of the $37.5 million Milestone Payment owing in respect of Milestone Event #2 in accordance with this Section 2.7(h), Acquirer shall have no further obligations under this Section 2.7.
2.8    Withholding Rights. Notwithstanding anything herein to the contrary, each of Acquirer, Holdco2, the Company, the Surviving Entity and their respective agents shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld therefrom under applicable Law on account of Taxes (“Applicable Withholding Law”). Notwithstanding the foregoing, if a party paying consideration determines that an amount is required to be deducted and withheld with respect to any amounts payable, at least five (5) days prior to the date the applicable payment is scheduled to be made, the party making the payment shall provide the recipient with written notice of its intent to deduct and withhold, which notice shall include a copy of the calculation of the amount to be deducted and withheld and a reference to the applicable provision of Law pursuant to which such deduction and withholding is required, and the party making the payment shall reasonably cooperate with the recipient to eliminate or reduce the basis for and amount of such deduction or withholding (including providing the recipient with a reasonable opportunity to provide forms or other evidence that would exempt such amounts. from withholding). Amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid hereunder to the Person in respect of which such withholding was made. Acquirer, Holdco2, the Company, the Surviving Entity or their respective paying agent, as applicable, shall timely remit any amounts withheld or deducted pursuant to this Section 2.8 to the applicable Tax Authority.
2.9    Dispute Resolution.
(a)    In the event that Seller disputes (i) the purported occurrence or non-occurrence of any Milestone Event, (ii) the payment of any Milestone Payment, or (iii) any indemnification claim or setoff under Article 8 then Seller shall provide written notice to Acquirer (the “Dispute Notice”) specifying the amount disputed and the basis for the dispute. Acquirer and Seller shall thereafter attempt to resolve the dispute as set forth in this Section 2.9(a).
(b)    Seller and Acquirer shall attempt to resolve any dispute set forth in a Dispute Notice promptly by negotiation in good faith between an officer of Seller, on the one hand, and an officer of Acquirer, on the other, in each case who has authority to settle the dispute (subject to any limitations set by the board of directors or other governing body to which such officer reports). Each Party shall give the other Party involved written notice of any dispute not so resolved within thirty (30) days following Seller’s delivery of the Dispute Notice. Within ten (10) Business Days following delivery of such notice, the Party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each Party’s position(s) regarding the matter(s) in dispute, and (ii) the name and title of the officer who will represent Seller and Acquirer and any other Person who will accompany that officer.
(c)    Within ten (10) Business Days following delivery of a Dispute Notice, the designated officers of Acquirer and Seller shall meet at a mutually agreed time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations conducted pursuant to this Section 2.9(a) (and any of the Parties’ submissions in contemplation hereof) shall be kept confidential by the Parties and shall be treated by the Parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.
(d)    If Seller and Acquirer are unable to resolve any dispute arising out of this Agreement in accordance with provisions (a), (b) and (c) of this Section 2.9 within thirty (30) days after delivery of any Dispute Notice, then, subject to Section 2.9(e), Acquirer and Seller shall be entitled to submit such dispute for final adjudication to the applicable court sitting in the State of Delaware in accordance with Section 9.4.
(e)    Notwithstanding Section 2.9(d), any dispute with respect to (i) the purported occurrence or non-occurrence of any Milestone Event or (ii) the payment of any Milestone Payment that shall not have been resolved by Seller and Acquirer in accordance with provisions (a), (b) and (c) of this Section 2.9 within thirty (30) days after delivery of any Dispute Notice shall be submitted to the Independent Expert. The Independent Expert shall be engaged pursuant to an engagement letter among Seller, Acquirer and the Independent Expert on terms and conditions consistent with this Section 2.9(e). The Independent Expert shall be instructed, pursuant to such engagement letter, to act as an expert and not as an arbitrator and to resolve only the items contained in the applicable Dispute Notice that shall not have been resolved between Seller and the Acquirer (the “Milestone Unresolved Items”) and not to otherwise investigate any matter independently. Seller and Acquirer each agree to furnish to the Independent Expert reasonable access to such individuals and such information, books and records as may be reasonably required by the Independent Expert to make its final determination (and any such information, books and records shall be provided to the other such Party prior to its submission or presentation to the Independent Expert). Seller and Acquirer shall also instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than thirty (30) days from the date that information related to the unresolved objections is presented to the Independent Expert by Seller and Acquirer. With respect to each Milestone Unresolved Item, such decision shall be made based on the terms and conditions of this Agreement and shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Acquirer in the Milestone Event Notice or Seller in the Dispute Notice with respect to such Milestone Unresolved Item. Except as Seller and Acquirer may otherwise agree, all communications between Seller and Acquirer or any of their respective Representatives, on the one hand, and the Independent Expert, on the other hand, shall be in writing with copies simultaneously delivered to the other such Party. The resolution of Milestone Unresolved Items by the Independent Expert shall be final, binding and conclusive on the Parties (absent manifest error). All fees and expenses of the Independent Expert shall be borne on a proportionate basis by Acquirer, on the one hand, and Seller, on the other, based on the percentage which the portion of the contested amount not awarded in favor of Acquirer or Seller bears to the amount actually contested by such Person.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES AND SELLER
Each of the Company Parties and Seller hereby represents and warrants to the Acquirer Parties as follows, with each such representation and warranty subject to the exceptions set forth in the Company Disclosure Schedules (it being understood that the Company Disclosure Schedules shall be arranged in sections corresponding to the sections and subsections contained in this Article 3, and no disclosure made in any particular section of the Company Disclosure Schedules shall be deemed to be made in any other section of the Company Disclosure Schedules unless expressly made therein (by cross-reference or otherwise) or to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable to such other sections and subsections of the Company Disclosure Schedules).
3.1    Organization of Seller and the Company Group.
(a)    Each Company Party is an entity duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation with the requisite corporate power and corporate authority to conduct its business as it is presently being conducted, to own, lease or operate, as applicable, its assets and properties, and to perform all of its obligations under its Contracts. Each of the Company Parties is duly qualified to do business as a foreign entity and is duly qualified to do business and in good standing (if such concept is applicable in the relevant jurisdiction) in each jurisdiction where the character of its assets and properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Other than in connection with the Pre-Closing Restructuring, neither Seller nor any of the Company Parties has ever approved or commenced any Proceeding or made any election contemplating the dissolution or liquidation of any of the Company Parties or the winding up or cessation of the business or affairs of any of the Company Parties. Other than in connection with the Pre-Closing Restructuring, there are no entities that have been merged into or that otherwise are predecessors to any of the Company Parties. True, complete and correct copies of the Governing Documents of each of the Company Parties, as amended and in effect as of the Agreement Date, have been Delivered to Acquirer. No Company Party is in violation of its Governing Documents.
(b)    Holdco2 has been organized solely for the purpose of entering into the Transaction Documents and the Ancillary Agreements to which it is a party and consummating the Pre-Closing Restructuring, the Mergers and the other Transactions, and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its formation, the Pre-Closing Restructuring or the negotiation, preparation or execution of the Transaction Documents, the performance of its covenants or agreements in the Transaction Documents to which it is a party or any Ancillary Agreement or the consummation of the Transactions.
3.2    Subsidiaries.
(a)    Each Subsidiary of Holdco2 and the Company is either a corporation or limited liability company duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation with the requisite corporate power and corporate authority to conduct its business as it is presently being conducted, to own, lease or operate, as applicable, its assets and properties, and to perform all of its obligations under its Contracts. Each Subsidiary of Holdco2 and the Company is duly qualified to do business as a foreign corporation and is duly qualified to do business and in good standing (if such concept is applicable in the relevant jurisdiction) in each jurisdiction where the character of its assets and properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.
(b)    Section 3.2(b) of the Company Disclosure Schedule accurately lists the equity interests, whether direct or indirect, held by each of Holdco2 and the Company in each of its Subsidiaries, including such ownership after giving effect to the Pre-Closing Restructuring (collectively, the “Subsidiary Ownership Interests”), as well as the names of any other Persons who hold equity interests in such Subsidiaries and the ownership interests held by any such Persons, including such ownership after giving effect to the Pre-Closing Restructuring. The Subsidiary Ownership Interests are (or will be at Closing) duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Governing Documents of any Subsidiary of Holdco2 or the Company or any Contract to which any Subsidiary of Holdco2 or the Company is a party or by which such Subsidiary or any of its assets is bound. Other than the Subsidiary Ownership Interests, there are no options, warrants or rights of any kind to acquire securities or other ownership interests in any of the Subsidiaries of Holdco2 or the Company, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any of the Subsidiaries of Holdco2 or the Company.
(c)    True, complete and correct copies of the Governing Documents of each Subsidiary of Holdco2 and the Company (as of the Agreement Date), as amended and in effect as of the Agreement Date, have been Delivered to Acquirer. No such Subsidiary of Holdco2 or the Company is in violation of its Governing Documents.
(d)    Section 3.2(d) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts (x) to which Detect Genomix, Seller or any member of the Company Group is a party or by which any such party, or any of their respective assets, is bound and (y) that pertain to Detect Genomix and the operation of its business. Detect Genomix has not engaged in any activities or business, other than those incident or related to or incurred in connection with its formation or the negotiation, preparation or execution of the Contracts set forth on Section 3.2(c) of the Company Disclosure Schedule.

3.3    Authorization.
(a)    Each of the Company Parties and Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transactions. Each of the Seller Board and the Holdco2 Board, at a meeting duly called and held at which all directors were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Ancillary Agreements, the Mergers and the other transactions contemplated hereby and thereby, (ii) determining that the Merger Consideration is fair to the sole stockholder of Holdco2 and declaring that this Agreement, the Ancillary Agreements, the Merger and the other Transactions are in the best interests of Holdco2’s stockholder, (iii) adopting this Agreement and the Ancillary Agreements, (iv) authorizing Seller and Holdco2 to enter into this Agreement and to consummate the Mergers and the other Transactions, on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, (v) in the case of the Holdco2 Board, (A) directing that the Mergers and this Agreement and the Ancillary Agreements be submitted to the stockholder of Holdco2 for a vote for adopting this Agreement and the Ancillary Agreements and approving the Mergers and (B) recommending that the Holdco2 stockholder votes to approve and adopt this Agreement and the Ancillary Agreements and approve the Merger and (vi) in the case of the Seller Board, authorizing Seller as the sole stockholder of Holdco2 to vote for the adoption of this Agreement and the Ancillary Agreements and approval of the Mergers (the “Holdco2 Board Approval” and the “Seller Board Approval”). No Takeover Statute or similar statute or regulation applies or purports to apply to the Company with respect to the Mergers, this Agreement or any other Transaction. This Agreement and the Ancillary Agreements to which the Company Parties or Seller is a party have been duly executed and delivered by the Company Parties and Seller, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal, valid and binding obligations of the Company Parties and Seller, as applicable, enforceable against the Company Parties and Seller, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a Proceeding at law or in equity (the “Enforceability Exceptions”).
(b)    The only vote of holders of any class or series of Holdco2 Common Stock or other equity securities necessary to approve and adopt this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby is the affirmative vote of Seller (the “Holdco2 Stockholder Approval”). No vote of the holders of any class or series of capital stock of Seller is necessary to approve and adopt this Agreement, the Ancillary Agreements, the Merger and the other Transactions.
3.4    Capitalization.
(a)    The total number of authorized, issued and outstanding shares of capital stock of Holdco2 consists of 1,000 shares of Holdco2 Common Stock, all of which are issued and outstanding as of the Agreement Date. The total number of authorized, issued and outstanding shares of capital stock of the Company consists of 100 shares of common stock, par value $0.01, of the Company, all of which are issued and outstanding as of the Agreement Date. As of the Agreement Date, BioReference owns all right, title and interest in and to, all of the shares of outstanding capital stock of the Company free and clear of all Encumbrances. As of the Closing, Holdco2 will own all right, title and interest in and to, all of the shares of outstanding capital stock or other equity interests of the Company free and clear of all Encumbrances. There are no other issued and outstanding shares of capital stock or other securities of Holdco2 and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of Holdco2.
(b)    (i) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, Contracts or securities under which Seller or Holdco2 is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire any shares of the capital stock or other voting securities of Holdco2 or the

Company and (ii) the outstanding capital stock or other voting securities of each of Holdco2 and the Company is not subject to any voting trust agreement or other Contract restricting the voting, dividend rights or disposition of such capital stock or other voting securities of Holdco2 or the Company, as applicable, except in each case as set forth in this Agreement.
3.5    Title to and Sufficiency of Real and Tangible Properties and Assets.
(a)    Each member of the Company Group has good, valid and marketable title to or, in the case of leased tangible property assets and tangible properties or assets held under license, a good and valid leasehold or license interest in, all of their respective material tangible properties and assets. Each member of the Company Group holds title to all material tangible property and assets which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances. The tangible assets and personal property owned or leased by the Company Group and currently being used in the Business are, in all material respects, in good operating condition and repair, normal wear and tear excepted, and are useable in the Ordinary Course of Business.
(b)    The tangible assets and properties owned by or licenses entered into by the Company Group for same constitute all of the tangible assets and properties that are necessary to conduct and operate the Business as currently conducted by the Company Group as of the Agreement Date, without the material breach or violation of any Contracts. Except as set forth on Section 3.5(b) of the Company Disclosure Schedules, neither Seller nor its Affiliates (but excluding the members of the Company Group) own or license to the Company Group any tangible property that are necessary for the Company Group to conduct, operate or continue the conduct and operation of the Business. Except as set forth on Section 3.5(b) of the Company Disclosure Schedules, there are no Contracts to which members of the Company Group are not the sole counterparties (other than Third Parties) (i) from which the Business or any member of the Company Group generates any revenue, (ii) that are material to the Business, or (iii) that are primarily used by the Company Group or in the conduct of the Business (the Contracts under clause (i), “Seller Revenue Contracts” and the Contracts under clauses (i), (ii) or (iii), collectively, “Seller Contracts”).
(c)    Except as set forth in Section 3.5 of the Company Disclosure Schedules, no member of the Company Group owns or has ever owned, any real property or interest in real property. Section 3.5 of the Company Disclosure Schedules lists all interests in real property leased, subleased or otherwise used or occupied by a member of the Company Group (each, a “Leased Property”), including the address of the property and the name and address of the landlord. Holdco2 has Delivered complete copies of all documents in Holdco2’s possession relating to the use or occupancy of such Leased Property, including all leases, subleases, offers to lease or agreements to lease, lease guarantees, tenant estoppels, subordinations, non-disturbance, operating agreements and attornment agreements (with any amendments or modifications related thereto, collectively, the “Leases”). With respect to the Leased Property, the applicable member of the Company Group has a valid leasehold interest in the leasehold estate relating thereto, free and clear of any Encumbrance, easement, covenant or other restriction applicable to such Leased Property which would reasonably be expected to materially impair the current uses or the occupancy by the applicable member of the Company Group of such Leased Property. No member of the Company Group has received written notice that it is in default of any of the Leases, nor has any member of the Company Group sent written notice to any other party to any of the Leases that such other party is in default thereof, in each case, except as would not reasonably be likely to result in material liability to such member of the Company Group.

3.6    Environmental Laws and Regulations. The Company Group and all facilities or real property currently owned, leased or operated by the Company Group, are now and, since such time as the Company Group has owned, leased or operated the facilities or real property, have been in compliance in all material respects with all applicable Environmental Laws. No member of the Company Group has, since the Company Group has owned, leased or operated the facilities or real property, received from any Governmental Authority any notice or demand letter alleging that any member of the Company Group is in violation of any Environmental Law, and no member of the Company Group is subject to any Order of any Governmental Authority imposing liability or obligations relating to any Environmental Law. There has been no release by any member of the Company Group, or for which any member of the Company Group would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by any member of the Company Group. No member of the Company Group has assumed, undertaken or otherwise become subject to any liability of another Person relating to Environmental Laws.
3.7    Absence of Certain Activities or Changes. Since June 30, 2021, (a) the Company Group has conducted its operations in the Ordinary Course of Business (except as required by any COVID-19 Response), (b) there has been no Material Adverse Effect, and (c) no member of the Company Group has taken any action which would require the consent of Acquirer pursuant to Section 5.1 if taken during the Pre-Closing Period.
3.8    Company Contracts.
(a)    Section 3.8(a) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a complete and correct list of each of the following Contracts: (x) which are Seller Contracts, (y) to which any member of the Company Group is a party or (z) by which any member of the Company Group’s properties or assets are bound as of the Agreement Date:
(i)    any customer, supplier or payor Contract under which a member of the Company Group has made or received payments in any calendar year period since January 1, 2019 that are material in amount, which for purposes of this subsection shall be supplier Contracts in an amount of $500,000 or more per year, customer Contracts in an amount of $400,000 or more per year or payer Contracts in an amount of $100,000 or more per year, which shall include the contracts identified in Section 3.8(a)(ii);
(ii)    any Contract with a (A) Top Customer, (B) Top Supplier or (C) Top Payor;
(iii)    any distributor, referral or similar agreement;
(iv)    (A) any joint venture, partnership or limited liability company Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, (C) any Contract that involves the payment by any member of the Company Group of royalties to any other Person and (D) any Contracts providing for payment of amounts calculated based upon the revenues or income of any member of the Company Group, earnouts, milestones, royalties or contingent payments (I) by or (II) to any member of the Company Group;
(v)    all material Contracts that relate to research, development, manufacturing and/or commercialization of Company Products other than Contracts with suppliers, payers, customers and distributors or referral or similar agreements;

(vi)    any agreement or Contract providing for the payment of compensation or benefits (including any accelerated vesting) upon any termination of employment or service, or in connection with the Transactions, with any current or former employees under which any member of the Company Group has any actual or potential Liability;
(vii)    any Contract (A) pursuant to which any other Person is granted exclusive rights or that requires any member of the Company Group to deal exclusively with any Persons, (B) containing a “most-favored-party,” best pricing or other term or provision by which any Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such Person as those offered to another Person, (C) that limits or would limit the freedom of any member of the Company Group or any of their successors or assigns or their respective Affiliates (including Acquirer, the Surviving Entity and their respective Affiliates after Closing) to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, (D) containing any “take or pay,” minimum commitments or similar provisions or provisions to purchase goods or services from a sole source other than reagent agreements entered into in the Ordinary Course of Business that include minimum purchase obligations solely as a condition to maintaining preferential pricing conditions for such reagent, (E) in which the any member of the Company Group grants rights of first refusal or first offer, right of negotiation or similar preferential rights to, any Person, or (F) that would, by its terms apply, or purport to apply, to the business of any acquirer of any member of the Company Group or the business of Acquirer following the Closing;
(viii)    all Company IP Contracts (other than employee invention assignments on Company’s form, Contracts that are Company IP Contracts solely because they contain licenses of Commercial Software, confidentiality obligations, licenses for feedback or incidental non-exclusive trademark licenses limited solely for the purpose of identifying the Company, any of its Subsidiaries or any counterparty as a participant in a health insurance program, a participating health insurer or service provider);
(ix)    any and all Seller Contracts concerning Intellectual Property or IT Assets to which a member of the Company Group is a beneficiary or by which such member, or any of its properties or assets, may be bound, including, as applicable, all (i) licenses of Intellectual Property to any third party, (ii) licenses of Intellectual Property by any third party, (iii) other Seller Contracts relating to the transfer, development, maintenance or use of Intellectual Property, including data, or IT Assets and (iv) consents, settlements, and Orders governing the use, validity or enforceability of Intellectual Property or IT Assets (“Seller IP Contracts”), other than Contracts that are Seller IP Contracts solely because they contain licenses of Commercial Software, confidentiality obligations, licenses for feedback, incidental non-exclusive trademark licenses solely for the purpose of identifying a member of the Company Group or any counterparty as a participant in a health insurance program, a participating health insurer or service provider;
(x)    any Contract providing for the development of any software, technology or Intellectual Property, independently or jointly, either by or for a member of the Company Group (other than employee invention assignment agreements with employees of a member of the Company Group on the Company’s or any Subsidiary of the Company’s respective standard form of agreement, copies of which have been Delivered to Acquirer);
(xi)    any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by a member of the Company Group in the Ordinary Course of Business;

(xii)    (A) any settlement agreement with respect to any Proceeding, (B) any settlement or similar Contract restricting in any respect the operations or conduct of the Business, as currently conducted or as proposed to be conducted, of a member of the Company Group (or the Acquirer or its Affiliates after the Closing), and (C) any settlement or similar Contract with a Governmental Authority;
(xiii)    any Contract to which a member of the Company Group is a party or by which it or any of its properties or assets is bound as of the Agreement Date with any labor union or any collective bargaining agreement or similar Contract with its employees;
(xiv)    any Contract related to Indebtedness;
(xv)    any Contract to which a member of the Company Group is a party or by which it or any of its properties or assets is bound as of the Agreement Date for capital expenditures in excess of $150,000 individually or in the aggregate;
(xvi)    any Contract pursuant to which a member of the Company Group is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $500,000 in any calendar year;
(xvii)    any Contract pursuant to which a member of the Company Group has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any equity or equity-linked interest or other material ownership interest in any other Person;
(xviii)    all Contracts (i) that would require consent, (ii) that would require or permit a member of the Company Group (or any successor) or an acquirer of any member of the Company Group to make any payment to another Person, (iii) that would be subject to modification or termination (iv) that contain any clause that would trigger adverse consequences for Acquirer, (v) pursuant to which rights of any third party would be triggered or become exercisable, (vi) under which any other consequence, result or effect arises, in each case, by virtue of the change in control resulting from the completion of the Transactions, including the Pre-Closing Restructuring, or in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, including the Pre-Closing Restructuring, either alone or in combination with any other event;
(xix)    (A) any Contract to which a member of the Company Group is a party or by which it or any of its properties or assets is bound as of the Agreement Date with a Related Party, (B) any Contract for or relating to the employment or service of any member of the Company Group’s employees with the title of Senior Director or any more senior title which is not terminable by the Company Group on less than 30 days’ notice and without severance and (C) any other type of Contract with any member of the Company Group’s employees with the title of Senior Director or any more senior title, except for Company Benefit Plans or Seller Benefit Plans applicable to Company Group employees;
(xx)    any Contract providing for indemnification to any director, officer, member, manager, employee, trustee or fiduciary of the Company Group;
(xxi)    any Contract with any Governmental Authority, including any Contract relating to the grant, incentive, benefit, qualification or subsidy from any Governmental Authority, any Permit that is required for the conduct of the Business as currently conducted and as proposed to be conducted, or for a member of the Company Group holding of its assets, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (a “Government Contract”);
(xxii)    any Contract between any member of the Company Group on the one side and any of Seller or its Affiliates on the other side;
(xxiii)    all Contracts with non-employee health care professionals who provide services to or on behalf of a member of the Company Group; and
(xxiv)    all Company Data Agreements.
(b)    All Contracts required to be listed in Section 3.8(a) of the Company Disclosure Schedules are referred to as the “Company Contracts.” True, complete and correct copies of all written Company Contracts and summaries of all material oral Contracts that constitute Company Contracts, in each case, including all amendments thereto and waivers thereunder, have been Delivered to Acquirer.
(c)    Each Company Contract is existing, in full force and effect and is legal, valid, binding and enforceable against the applicable member of the Company Group and, to the Knowledge of the Company, each other party thereto, in accordance with their respective terms except as enforcement may be limited by the Enforceability Exceptions. No member of the Company Group, and in the case of Seller Contracts, neither the Seller nor any of its Affiliates, shall be, as a result of the execution and delivery or effectiveness of this Agreement or the performance of Holdco2’s obligations under this Agreement (including the Merger), and Company Group, in the case of Seller Contracts, Seller and its Affiliates, and, to the Knowledge of the Company, no other party is, in material Default under any Company Contract. No written notice of any claim of material Default under, or termination of, a Company Contract has been made or received by a member of the Company Group, Seller or Seller Affiliate. No member of the Company Group, and in the case of Seller Contracts, neither the Seller nor any of its Affiliates, have waived any of its material rights under any Company Contract.
3.9    Noncontravention; Restrictions on Business.
(a)    The execution, delivery and performance by the Company of and the Company’s compliance with this Agreement and consummation by the Company of the Transactions do not and will not (i) violate the Governing Documents of any member of the Company Group, (ii) assuming any consents and approvals referred to in Section 3.9(b) are duly obtained, conflict with or constitute a material Default under any Laws, Orders or Permits applicable to a member of the Company Group or (iii) conflict with, give rise to or result in a material Default under any material Company Contract, other than those Contracts listed in Section 3.9(a) of the Company Disclosure Schedules, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the properties, assets, Holdco2 Common Stock or other equity securities of the Company.
(b)    Other than (x) the filing of the First Certificate of Merger and Second Certificate of Merger and (y) such filings and notifications as may be required to be made by the Company Group in connection with the Transactions under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act and other applicable Antitrust Laws, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person (including any Institutional Review Board, Privacy Board or Ethics Committee for any clinical trial being conducted by or on behalf of a member of the

Company Group) is required to be made, obtained or given by a member of the Company Group in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions.
3.10    Financial Statements and Operating Budget.
(a)    Seller has Delivered to Acquirer the unaudited consolidated financial statements of the Company for the fiscal years ended December 31, 2019 and 2020 (including, in each case, consolidated balance sheets, statements of operations and statements of cash flows, collectively, the “Financial Statements”), which are included on Section 3.10(a) of the Company Disclosure Schedules. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) fairly present, in all material respects, the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified, and (iii) were prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods involved. When delivered to Acquirer, the Required Financial Statements (i) will be derived from and in accordance with the books and records of the Company, (ii) fairly present, in all material respects, the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified, and (iii) will be prepared in accordance with the Accounting Standards applied on a consistent basis throughout the periods involved, except, in the case of any unaudited interim financial statements, for the omission of footnotes and normal, immaterial year-end adjustments.
(b)    Except as set forth in Section 3.10(b) of the Company Disclosure Schedules, no member of the Company Group has applied for or accepted any loan or other benefit made available by the CARES Act.
(c)    Section 3.10(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Indebtedness for borrowed money of the Company Group as of the Agreement Date, including, for each such item, the Contract governing such item and the interest rate, maturity date, any assets securing such instrument and any prepayment or other penalties payable in connection with the repayment of such instrument at the Closing.
(d)    The Company Group has established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company Group are being executed and made only in accordance with appropriate authorizations of management and the applicable board of directors and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards. No member of the Company Group or, to the Knowledge of the Company, its independent auditors or any current employee, consultant or director of a member of the Company Group has identified or been made aware of any fraud, whether or not material, that involves a member of the Company Group’s management or other current or former employees, consultants or directors of any member of the Company Group who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company Group, or any claim or allegation regarding any of the foregoing. No member of the Company Group has received and the Company has no Knowledge of any material written complaint, allegation, assertion or claim, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company Group or its internal accounting controls or any material inaccuracy in the financial statements of the Company Group. There are no significant deficiencies or material weaknesses in the design or operation of the Company Group’s internal controls that would reasonably be expected to adversely affect the Company Group’s ability to record, process, summarize and report financial data. There has been no change in the Company Group’s accounting policies since January 1, 2017, except as described in the Financial Statements.
(e)    Except as set forth in Section 3.10(e) of the Company Disclosure Schedules, the accounts receivable of the Company Group (collectively, the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the Estimated Closing Statement arose in the Ordinary Course of Business and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof within one-hundred and fifty (150) days following the applicable invoice date, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or in the Estimated Closing Statement, as the case may be. Allowances for doubtful accounts have been prepared in accordance with Accounting Standards consistently applied. To the Knowledge of the Company, none of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim. Except as set forth in Section 3.10(e) of the Company Disclosure Schedules, no Person has any Encumbrance on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable. Section 3.10(e) of the Company Disclosure Schedule sets forth, as of the Agreement Date, an aging of the Accounts Receivable in the aggregate.
3.11    Liabilities. The Company Group does not have any Liabilities of any nature other than (a) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of September 30, 2021 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (b) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the Ordinary Course of Business and do not result from any material breach of Contract or violation of Law and (c) those incurred by the Company Group in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, no member of the Company Group has any material off-balance sheet Liability of any nature to any Third Parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company Group. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with the Accounting Standards consistently applied. Without limiting the generality of the foregoing, no member of the Company Group currently guarantees any debt or other obligation of any other Person.
3.12    Taxes. Except as provided in Section 3.12 of the Company Disclosure Schedules:
(a)    Each member of the Company Group, and any consolidated, combined, unitary or aggregate group composed of members of the Company Group for Tax purposes, has timely filed all federal income Tax Returns and other material Tax Returns it is required to have filed. All Tax Returns filed by or with respect to any member of the Company Group are accurate, complete and correct in all material respects.
(b)    Each member of the Company Group has paid in full all material Taxes required to have been paid. All Taxes due in connection with the operations of each member of the Company Group until the Closing Date have been paid in full. No member of the Company Group has any Liability for Taxes in excess of the amounts so paid, except for Taxes which are not yet due and payable or Taxes of other members of the Parent Group which shall be paid by other members of the Parent Group.
(c)    The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company Group for periods (or portions of periods) through the Company Balance Sheet Date, except for Taxes of other members of the Parent Group which shall be paid by other members of the Parent Group.

The Company Group does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the Ordinary Course of Business subsequent to the Company Balance Sheet Date and Taxes of other members of the Parent Group which shall be paid by other members of the Parent Group. The Company Group has no Liability for Pre-Closing Taxes that is not included in the calculation of Closing Indebtedness except for Taxes of other members of the Parent Group which shall be paid by other members of the Parent Group.
(d)    Within the last five (5) years, no claim has been made by any Governmental Authority in any jurisdiction where a member of the Company Group does not file Tax Returns that such member is or may be subject to Tax by that jurisdiction.
(e)    Section 3.12(e) of the Company Disclosure Schedules sets forth a complete and accurate listing of (i) all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of each member of the Company Group and (ii) all of the jurisdictions in which each member of the Company Group files such Tax Returns.
(f)    No extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Company or any of its Subsidiaries (except for extensions to file Tax Returns that are granted automatically under applicable Law).
(g)    There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of a member of the Company Group that has been or is being conducted by a Tax Authority which has not been fully settled or resolved and (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Authority.
(h)    All deficiencies asserted or assessments made against any member of the Company Group as a result of any examinations by any Tax Authority have been fully paid.
(i)    There are no Encumbrances for Taxes upon the assets of any member of the Company Group other than Encumbrances arising by operation of Law for Taxes not yet due and payable.
(j)    The Company Group has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, the Company Group has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.
(k)    Except as provided in Section 3.12(k) of the Company Disclosure Schedules, no member of the Company Group is party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, and no member of the Company Group has any Liability or potential Liability to any Third Party under any such agreement.
(l)    No member of the Company Group is party to and has not requested any closing agreement (as described in Section 7121 of the Code or any corresponding, analogous, or similar provision under any state, local or foreign Law related to Taxes), offer in compromise, technical advice memoranda, private letter ruling or other similar agreement with any Tax Authority.
(m)    No member of the Company Group has ever entered into any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b) or any similar provision under state, local or foreign law. Each member of the Company Group has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Law related to Taxes).
(n)    HoldCo has (i) at all times since its formation been a “C corporation” within the meaning of Section 1361(a)(2) of the Code; (ii) except for being a member of the Parent Group, never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign Law), or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes; and (iii) except for Taxes of other members of the Parent Group which shall be paid by other members of the Parent Group, no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law related to income Taxes), as transferee or successor, by Contract or otherwise.
(o)    No member of the Company Group has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(p)    No member of the Company Group is a party to any joint venture, partnership or other arrangement or Contract that could reasonably be expected to be treated as a partnership for Tax purposes.
(q)    Except as provided in Section 3.12(p) of the Company Disclosure Schedules, no member of the Company Group is a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to any “controlled foreign corporation” within the meaning of Section 957(a) of the Code or “deferred foreign income corporation” within the meaning of Section 965(d)(1) of the Code. No member of the Company Group is subject to Tax in any jurisdiction other than the jurisdiction in which it is formed or organized by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.
(r)    No member of the Company Group owns any equity interest in an entity that is or, at any time when the Company Group owned such interest, was treated as a passive foreign investment company within the meaning of Section 1297(a) of the Code with respect to such member of the Company Group.
(s)    No member of the Company Group has ever been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(t)    Each member of the Company Group has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other Third Party.
(u)    No member of the Company Group (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for a Pre-Closing Tax Period; (ii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has acquired, or owns, any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) has made any of the foregoing elections, or is required to apply any of the foregoing rules, under any comparable state or local Law related to Taxes.

(v)    No member of the Company Group will be required to include in a Post-Closing Tax Period taxable income attributable to income that accrued (for purposes of financial statements) in a Pre-Closing Tax Period but was not recognized for Tax purposes in any Pre-Closing Tax Period as a result of (i) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting, (ii) any prepaid amount received or paid in a Pre-Closing Tax Period, (iii) any deferred intercompany transaction in a Pre-Closing Tax Period or excess loss account, (iv) a change in method of accounting or Section 481 of the Code in a Pre-Closing Tax Period, (v) except with respect to MGT Canada, any inclusion under Section 951(a) or Section 951A of the Code, (vi) any gain recognition agreement entered into in a Pre-Closing Tax Period, (vii) any transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account), (viii) Section 1400Z-2(a)(1)(A) of the Code, or (ix) any comparable provisions of state or local Tax law, domestic or foreign, or for any other reason. The Company Group has not made an election pursuant to Section 965(h) of the Code to pay the net tax liability under Section 965 of the Code in installments.
(w)    No member of the Company Group has applied for and not yet received a ruling or determination from a Tax Authority regarding a past or prospective transaction.
(x)    Each member of the Company Group has (i) to the extent deferred, properly complied in all respects with applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and (ii) to the extent applicable, eligible, and claimed, properly complied in all material respects with applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, and (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations) pursuant to or in connection with any U.S. presidential memorandum or executive order, and (iv) not sought a PPP Loan.
(y)    No event has occurred with respect to a Company Benefit Plan that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. No member of the Company Group is under any obligation to gross up any Taxes under Section 409A of the Code.
(z)    Except as set forth on Section 3.12(z) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of a member of the Company Group to which a member of the Company Group or any of their ERISA Affiliate is a party or by which a member of the Company Group or any of its ERISA Affiliates or their assets are bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or, disregarding any arrangements implemented by or at the direction of Acquirer, be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).
(aa)    Notwithstanding anything to the contrary in this Agreement, (x) this Section 3.12 and Section 3.18 set forth the sole and exclusive representations and warranties regarding Tax matters of the Company Group, (y) Seller, members of the Company Group and their Affiliates are not making, and shall not be construed to have made, any representation or warranty as to the amount of, or Acquirer’s or any other Person’s ability to utilize, any net operating loss, tax credit, tax basis or other Tax attribute in any taxable period (or portion thereof) beginning after the Closing Date and (z) none of the representations in this Section 3.12 (except for subsections (l), (n), (t), (u) and (w) of this Section 3.12) may be relied upon or form a basis to claim indemnification for or relating to Taxes for any taxable period (or portion thereof) beginning after the Closing Date.
3.13    Compliance with Law.
(a)    The operation of the business of each member of the Company Group has been conducted in material compliance with all Laws and Orders applicable to such member or its business and all Permits required for the operation of its business, properties and assets. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, no member of the Company Group has received any written notice to the effect that, or otherwise been advised in writing that it is not in material compliance with any such Laws, Orders or Permits.
(b)    No member of the Company Group, nor any of the officers or directors of a member of the Company Group has, directly or indirectly, (i) taken any action in violation of any Law relating to anticorruption matters, including the FCPA, or (ii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in his or her official capacity, (B) inducing such Public Official to do or fail to do any act in violation of his or her lawful duty, (C) securing any improper advantage or (D) inducing such Public Official to use his or her influence with a Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist the Company or any Person related to the Company, in obtaining or retaining business. None of the Representatives of the Company or any of its Subsidiaries are themselves Public Officials. There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any payment that the FCPA prohibits, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund for use in making any such payments.
(c)    No member of the Company Group, nor any of the officers or directors of a member of the Company Group has, directly or indirectly, taken any action in violation of any Law relating to export control, trade or economic sanctions, or antiboycott, in the U.S. or any other jurisdiction, including: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any Law outside of the United States of a similar nature. No member of the Company Group or any of their respective Representatives is listed on the U.S. Office of Foreign Assets Control “Specifically Designated Nationals and Blocked Persons” or any other similar list.
3.14    Permits. Section 3.14 of the Company Disclosure Schedules sets forth a complete and correct list of all material Permits used by the Company Group in the operation of the Business, all of which are valid and in full force and effect. Complete and correct copies of such Permits have been Delivered to Acquirer. Each member of the Company Group has all Permits required in the operation of the Business, and such Permits are in full force and effect and are owned by the applicable member of the Company Group free and clear of all Encumbrances except Permitted Encumbrances, except for such Permits which the failure to hold would not be reasonably likely to be material to the applicable member of the Company Group. No member of the Company Group is in material Default, or has received any written notice of any claim of material Default, with respect to any such Permit. No suspension or cancellation of any such Permits is pending or, to the Company’s Knowledge, threatened.
3.15    Regulatory Matters.
(a)    Except as set forth in Section 3.15(a) of the Company Disclosure Schedules, each member of the Company Group is, and since inception each member of the Company Group has been, in material compliance with all applicable Health Care Laws. Except as set forth in Section 3.15(a) of the Company Disclosure Schedules, no member of the Company Group has received any notice or other communication from any Governmental Authority alleging any violation of any Health Care Law with respect to such activities. Except as set forth in Section 3.15(a) of the Company Disclosure Schedules, no member of the Company Group has received any notice or other written communication from any applicable Governmental Authority alleging any violation of any Health Care Law.
(b)    Section 3.15(b) of the Company Disclosure Schedules sets forth a complete and correct list of all products that are being researched or under development by or on behalf of any member of the Company Group as of the Agreement Date. All Company Products are in material compliance with all applicable requirements under the Health Care Laws, including all requirements relating to research, storing, testing, record-keeping, reporting, import and export. Except as set forth in Section 3.15(b) of the Company Disclosure Schedules, no member of the Company Group has received any notice or other communication from the FDA or any other Governmental Authority alleging any violation of such requirements.
(c)    All studies performed in connection with or as the basis for any Regulatory Permit or Regulatory Approval required for any Company Product either (i) have been conducted in accordance, in all material respects, with applicable requirements or (ii) have employed in all material respects the procedures and controls generally used by qualified experts. No member of the Company Group has received any notice or other written communication from an applicable Governmental Authority requiring the termination or suspension or material modification of any study with respect to any Company Products. No member of the Company Group collected, maintained, altered, or reported data from any study performed in connection with or as the basis for any Regulatory Permit, Regulatory Approval required for the Company Products in a manner that, if such data were reported to the FDA or another Regulatory Authority, would be or would result in an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority.
(d)    All clinical trials conducted by or on behalf of any member of the Company Group have been conducted in compliance in all material respects with all applicable Laws. No clinical trial conducted by or on behalf of any member of the Company Group has been terminated or suspended prior to completion primarily for safety reasons. No applicable Governmental Authority, clinical investigator who has participated or is participating in, or Institutional Review Board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of any member of the Company Group has commenced, or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any ongoing clinical investigation conducted by or on behalf of any member of the Company Group.
(e)    Holdco2 has Delivered to Acquirer true, complete and correct copies of all material Regulatory Documentation in its possession or control related to the Company Products. Each applicable member of the Company Group has filed with the applicable Regulatory Authority all required filings. All such filings were in material compliance with all applicable Laws when filed, and no deficiencies have been asserted in writing by any applicable Regulatory Authority with respect to any such filings.
(f)    The Company has no Knowledge of any fact that would reasonably be expected to materially impact, limit, or alter any existing Regulatory Permit or Regulatory Approval for any Company Product in any applicable jurisdiction.
(g)    No member of the Company Group is a party to any corporate integrity agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority, and no such action is pending as of the date hereof. No member of the Company Group is subject to any material enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under any Health Care Law and no such enforcement, regulatory or administrative proceeding has been threatened. No member of the Company Group has made and is not in the process of making any voluntary self-disclosure to any Governmental Program or Governmental Authority, including any voluntary self-disclosures to the Centers for Medicare & Medicaid Services (“CMS”).
(h)    All applications, information and other data and conclusions derived therefrom provided to an applicable Regulatory Authority with respect to the Company Products, when submitted by the applicable member of the Company Group, and to the Knowledge of the Company to a Regulatory Authority with respect to the Company Products, were true, complete, and correct in all material respects as of the date of submission by or on behalf of such member of the Company Group. No member of the Company Group: (i) has (A) been placed under or otherwise made subject to or (B) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for an applicable Governmental Authority to invoke its Application Integrity Policy “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy; (ii) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Program; (iii) has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, disqualification, debarment, deregistration, exclusion, or suspension from participation in any Governmental Program, or otherwise under 42 U.S.C. Section 1320a-7b(f), 21 U.S.C. Section 335a or any similar Law; (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (vi) to the Knowledge of the Company, is the target or subject of any current or potential investigation relating to any Governmental Program-related offense.
(i)    Each member of the Company Group has operated and currently are in material compliance with the Clinical Laboratory Improvement Amendments of 1998 (“CLIA”), all applicable rules and regulations of all Governmental Authorities engaged in regulation of clinical laboratories or biohazardous materials, and all Regulatory Permits. No member of the Company Group has received written notice from any such governmental agencies or bodies requiring the termination, suspension, clinical hold or material modification of any tests, studies or trials conducted by or on behalf of any member of the Company Group. No suspension, revocation, termination, sanction, corrective action or limitation of any currently existing CLIA certification or accreditation of any member of the Company Group is pending or threatened. Section 3.15(i) of the Company Disclosure Schedules sets forth a complete and correct list of (i) all Regulatory Permits and Regulatory Approvals used in the operation of the Company Group’s business or otherwise held by any member of the Company Group and (ii) all laboratory developed tests developed or offered by or on behalf of any member of the Company Group.
(j)    (x) Each member of the Company Group has in effect all Regulatory Permits required by any applicable Regulatory Authority to permit the conduct of its business as currently conducted, (y) all of such Regulatory Permits and Regulatory Approvals are in full force and effect and (z) each member of the Company Group is in compliance with, and is not in default under, any such Regulatory Permit or Regulatory Authorization.
(k)    Except as set forth on Section 3.15(k) of the Company Disclosure Schedules, no member of the Company Group has (i) received advance payments (“Medicare Advance Payments”) from CMS pursuant to the Accelerated and Advance Payment Program (the “Medicare Advance Payment Program”) or (ii) received proceeds from funds appropriated in the Public Health and Social Services Emergency Fund for relief under Division B of Public Law 116-127 (“HHS Grants”). Each member of the Company Group has deployed any such proceeds in compliance in all material respects with all applicable Laws governing the HHS Grants and have maintained accounting records associated with the HHS Grants in material compliance with all the terms and conditions of all applicable CARES Act relief programs.
3.16    Litigation. Except as set forth in Section 3.16 of the Company Disclosure Schedules, there is no, and since January 1, 2019 there has not been any, Proceeding (a) pending or, to the Company’s Knowledge, threatened against or affecting any member of the Company Group or their business, (b) pending or, to the Company’s Knowledge, threatened against any Person whose Liability any member of the Company Group has retained or assumed, either contractually or by operation of Law, or (c) pending or, to the Company’s Knowledge, threatened against any stockholder, officer, director or employee of any member of the Company Group in connection with such stockholder’s, officer’s, director’s or employee’s relationship with, or actions taken on behalf of, such member of the Company Group. No member of the Company Group is a party to or named in, and none of its properties or assets are subject to, any Order.
3.17    Employment Matters.
(a)    Section 3.17(a) of the Company Disclosure Schedules contains a complete and correct list of each employee of each member of the Company Group and each employee of Seller or any of its Subsidiaries who, as of the Agreement Date, is expected to become an employee of a member of the Company Group prior to the Closing Date (collectively, the “In-Scope Employees”), including for each such employee: name, job title, date of hire, work location and employee entity. As soon as practicable following the Agreement Date, the Company shall provide to Acquirer each In-Scope Employee’s classification status under the Fair Labor Standards Act, full time or part time status and immigration status. Seller has provided to counsel to Acquirer, on an outside counsel only basis, a true and correct list of the following for each In-Scope Employee: annual base salary or wage, annual target incentive or bonus compensation for the current fiscal year and the prior fiscal year, and accrued paid time off. To the Company’s Knowledge, no Key Employee is a party to, or is otherwise bound by, any agreement or arrangement with any Third Party, including any confidentiality or non-competition agreement, that adversely affects or restricts the performance of such employee’s duties for the applicable member of the Company Group. To the Company’s Knowledge, no In-Scope Employee has provided written notice to terminate his or her relationship with his or her employing member of the Company Group. To the Company’s Knowledge, each employee of each member of the Company Group is (i) a citizen or lawful permanent resident of the jurisdiction in which such employee resides, or (ii) an alien authorized to work in the jurisdiction in which such employee resides either specifically for the Company or for any other employer in such jurisdiction. Except as set forth in Section 3.17(a) of the Company Disclosure Schedules, each member of the Company Group has completed a Form I-9 (Employment Eligibility Verification) for each of their employees. No employee of any member of the Company Group has a principal place of employment outside the United States or is subject to the labor and employment laws of any country other than the United States. Except as set forth in Section 3.17(a) of the Company Disclosure Schedules, the employment of each of the employees of each member of the Company Group is “at will” and no member of the Company Group has any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees. As of the Agreement Date, no member of the Company Group has (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of any member of the Company Group or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of any member of the Company Group of any terms or conditions of employment with Acquirer following the Effective Time.
(b)    No member of the Company Group has, and no member of the Company Group would reasonably be expected to have, any Liability with respect to any Taxes (or the withholding thereof) in connection with any independent contractor, consultant or other non-employee service provider of the Company Group (or who served in such capacity since January 1, 2017 (collectively, “Contractors”)). To the Company’s Knowledge, no Contractor is a party to, or is otherwise bound by, any agreement or arrangement with any Third Party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for any member of the Company Group. No current Contractor used by any member of the Company Group has provided written notice to terminate his, her or its relationship with any member of the Company Group. Each member of the Company Group has properly classified each Contractor ever retained by the Company as an “independent contractor” pursuant to the Code and other applicable Laws.
(c)    No member of the Company Group has, at any time, been a party to or had any obligations under a collective bargaining, works council or similar agreement, in each case in respect of the Business. No member of the Company Group has experienced at any time, nor to the Company’s Knowledge, is there now threatened, any walkout, union activity, work stoppage, any effort to organize or other similar occurrence or any attempt to organize or represent the labor force of such member of the Company Group or strike. No union or other collective bargaining unit or employee organizing entity has been certified or recognized by a member of the Company Group as representing any of its employees.
(d)    All members of the Company Group are in compliance in all material respects with all Laws relating to labor and employment, including with respect to employment practices, worker classification, wages and hours, duration of work, overtime, collective bargaining, discrimination, leaves of absence, immigration, civil rights, safety and health, workers’ compensation, pay equity, the collection and payment of withholding and social security Taxes, and other employment-related Taxes. Each member of the Company Group has, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the employees due to be paid through the Closing Date. No member of the Company Group has committed any unfair labor practice in connection with the conduct of the Business. There are no Proceedings pending or, to the Company’s Knowledge, threatened between any member of the Company Group, on the one hand, and any of such member’s current employees or independent contractors or former employees or independent contractors, on the other. No review, complaint or Proceeding by any Governmental Authority or current or former employee or Contractor with respect to any member of the Company Group in relation to the employment or engagement of any individual is pending or, to the Company’s Knowledge, threatened, nor has any member of the Company Group received any notice from any Governmental Authority indicating an intention to conduct the same in the future. No member of the Company Group is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). No member of the Company Group has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.
(e)    The Company has Delivered to Acquirer true and correct copies of each of the following with respect to each member of the Company Group, in each case that are currently used in the Business and solely if the Company or such member of the Company Group has a standard form: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current consultants and/or advisory board members and (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company Group.
(f)    In the past two years, (i) no member of the Company Group has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”)), or any similar state or local law, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries and (iii) no member of the Company Group has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.
(g)    No allegations of sexual harassment or sexual misconduct have been made to any member of the Company Group against any director, officer or other employee of any member of the Company Group and, to the Company’s Knowledge, there have not been any such allegations. There are no disciplinary actions pending against any of the employees of any member of the Company Group.
3.18    Employee Benefit Plans.
(a)    Section 3.18(a) of the Company Disclosure Schedules contains a complete and correct list, as of the date hereof, of each Benefit Plan maintained or sponsored by any member of the Company Group (each, a “Company Benefit Plan”) and each Benefit Plan contributed to or required to be contributed to by a member of the Company Group, but which is not sponsored by a member of the Company Group (each, a “ Seller Benefit Plan” and collectively, the “Seller Benefit Plans”); provided, that Company Benefit Plans that are independent contractor agreements with independent contractors whose annual compensation is less than $100,000 are not required to be listed in Section 3.18(a) of the Company Disclosure Schedules. No Company Benefit Plan is subject to any Laws other than those of the United States or any state, county or municipality in the United States. No member of the Company Group has or would reasonably be expected to have any Liability under any Benefit Plan maintained, contributed to or required to be contributed to by any ERISA Affiliate of the Company or any of its Subsidiaries other than the Seller Benefit Plans.
(b)    With respect to each Company Benefit Plan, the Company has Delivered to Acquirer an accurate and complete copy of: (i) the current plan document, as amended through the Agreement Date, or a written summary of any unwritten Company Benefit Plan, (ii) the current summary plan description (if required) and any material modifications thereto, (iii) any annual reports on Forms 5500 to the extent applicable, (iv) material contracts including trust agreements, insurance contracts, and administrative services agreements, (v) the most recent determination or opinion letters for any plan intended to be qualified under Section 401(a) of the Code and (vi) any material correspondence with the Department of Labor, Internal Revenue Service or any other Governmental Authority regarding the plan in the past twelve (12) months.
(c)    On or prior to the Closing Date, each applicable member of the Company Group shall have made all contributions required to be made to or with respect to each Company Benefit Plan and each Seller Benefit Plan by the Company Group on or prior to the Closing Date or accrued any such amounts in accordance with the past custom and practice of each member of the Company Group. No Company Benefit Plan is intended to include a Code Section 401(k) arrangement.
(d)    There has been no amendment to, written interpretation or announcement (whether or not written) by the any member of the Company Group or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred with respect to such Company Benefit Plan for the most recent full fiscal year included in the Financial Statements.
(e)    Each Company Benefit Plan has been, since January 1, 2017, in all material respects, established, maintained and administered in accordance with its terms and with all provisions of ERISA, the Code and other applicable Laws. No actions, investigations, suits or claims with respect to any Company Benefit Plan or, to the extent relating to the Company Group or any of their current and former employees, Seller Benefit Plan are pending or, to the Company’s Knowledge, threatened, in each case excluding routine claims for benefits. No employee of any member of the Company Group is a “leased employee” within the meaning of Section 414(n) of the Code. The Company Group is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. With respect to each Company Benefit Plan in the past three (3) years, (i) no lien has been imposed under the Code, ERISA or any other applicable law, and (ii) no member of the Company Group has made any filing in respect of such Company Benefit Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program. No Company Benefit Plan is sponsored by a human resources and benefits outsourcing entity or professional employer organization.
(f)    Each Company Benefit Plan and Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS (or, if such plan is a prototype or volume submitter plan document, such prototype or volume submitter plan document has received a favorable opinion from the IRS that the form meets the tax qualification requirements and the applicable member of the Company Group or Parent Group is entitled to rely on such favorable opinion) to the effect that such Company Benefit Plan or Seller Benefit Plan satisfies the requirements of Section 401(a) of the Code in form and that its related trust is exempt from taxation under Section 501(a) of the Code.

(g)    No member of the Company Group has any obligation to provide post-retirement or post-termination medical or life insurance benefits to any current or former employee, officer, Contractor, or director, or any dependent or beneficiary thereof, other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law for which the covered individual pays the full cost of coverage. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Benefit Plan. No member of the Company Group or any ERISA Affiliate is subject to Liability or penalty under Sections 4967 through 4980 of the Code or Title I of ERISA with respect to any Company Benefit Plans. No member of the Company Group or any of its ERISA Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has incurred any liability with respect to any plan subject to Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan is (i) any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (ii) any “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) any health or other welfare arrangement that is self-insured. No Company Benefit Plan is or has ever been, or currently funds or has ever been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits. Each Company Benefit Plan that provides health, life or other welfare or welfare-type benefits is fully insured by a third-party insurance company. No member of the Company Group sponsors or maintains any self-funded employee benefit plans providing for health or welfare benefits, including any plan to which a stop-loss policy applies.
(h)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee or Contractor of a member of the Company Group; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan; or (v) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.
3.19    Intellectual Property.
(a)    Section 3.19(a) of the Company Disclosure Schedules accurately and completely sets forth as of the Agreement Date: all (i) Registered Company IP, (ii) material unregistered Trademarks included in the Company Owned IP, (iii) material Software included in the Company Owned IP, (v) other Company Owned IP that is material to the Company Group or its business as currently conducted other than Trade Secrets, and (v) Company IP that is licensed exclusively to a member of the Company Group. For each item of Registered Company IP, Section 3.19(a) of the Company Disclosure Schedules indicates, as applicable, the legal (and record) owner(s) thereof and, if jointly-owned, all joint-owners of such Intellectual Property, the countries and jurisdictions in which such Intellectual Property is registered or in which an application for the same has been filed, the registration or application number, the filing, registration, and expiration dates thereof (as applicable), in the case of unregistered Trademarks, countries of use and approximate dates of first use. All Registered Company IP is subsisting and in full force and effect and, except as set forth in Section 3.19(a) of the Company Disclosure Schedules, to the Knowledge of the Company, the registrations forming part of the Registered Company IP are valid and enforceable. The Company Group does not own any patents or patent applications and Seller and its Affiliates do not own or control any patents or patent applications relating to the Business. Section 3.19(a) of the Company

Disclosure Schedules also accurately and completely sets forth as of the Agreement Date all Domain Names registered by or used or held for use for the Business by any member of the Company Group, Seller or any Seller Affiliate, including the applicable registrar and expiration date. All of the Domain Names listed in Section 3.19(a) of the Company Disclosure Schedules are registered solely by the applicable member of the Company Group and are active and all registration fees, renewals or other actions necessary on or before the Agreement Date to maintain such registrations active have been paid, filed and taken. All use of such Domain Names complies with and has complied in all material respects with all terms and conditions, terms of use, terms of service and other Contracts with the applicable registrar for such Domain Names.
(b)    To the Knowledge of the Company, the Company Group has sufficient rights to use the Company IP and the Company IT Assets in the manner used by the Company Group in connection with the operation of its Business as currently conducted. The Company IP and Company IT Assets includes all material Intellectual Property and IT Assets, respectively, used or held for use in connection with the operation of the Business as currently conducted, and, to the Knowledge of the Company, there are no other items of Intellectual Property or IT Assets that are material to or necessary for the operation of the Company Group’s Business as currently conducted, or for the continued operation of the Company Group’s Business immediately after the Closing in substantially the same manner as currently conducted. Except as set forth in Section 3.19(b) of the Company Disclosure Schedules, the Company Group is the sole and exclusive owner of all right, title and interest in and to each item of Company Owned IP and each IT Asset owned or purported to be owned by the Company Group, free and clear of all Encumbrances and licenses other than Permitted Encumbrances, or any obligation to grant any of the foregoing. The Company Group has a license to use the Company Licensed IP in connection with the operation of its Business as currently conducted and proposed to be conducted, subject only to the terms of the applicable Company IP Contracts, and, to the Knowledge of the Company, such licenses are valid.
(c)    Except as set forth on Section 3.19(c) of the Company Disclosure Schedules, no member of the Company Group has assigned, transferred, conveyed, or granted any license with respect to (other than licenses granted to Company Group customers in the Ordinary Course of Business), or authorized the retention of any rights in or joint ownership of, any Company Owned IP or any IT Asset owned or purported to be owned by the Company Group or other Intellectual Property that would have been Company Owned IP or IT Asset owned by the Company Group but for such assignment, transfer, conveyance to third parties or, caused or permitted any Encumbrance to attach to any Company Owned IP or IT Asset owned by the Company Group. Except as set forth on Section 3.19(c) of the Company Disclosure Schedule, no Person other than a member of the Company Group has any proprietary, commercial, joint ownership, royalty or other interest in the Company Owned IP or the goodwill, if any, associated therewith.
(d)    No member of the Company Group has entered into any Contracts with any other Person (i) that materially limit or restrict use or require any payments for use of the Company Owned IP, the Company Licensed IP (other than the obligations or restrictions expressly contained in the agreement granting such member of the Company Group a license under such Intellectual Property) or Company Products by a member of the Company Group, (ii) pursuant to which any Person other than a member of the Company Group has been granted or retains the right to bring any infringement or other enforcement actions with respect to, or otherwise to enforce, any of the Company Owned IP, (iii) pursuant to which any Person has been granted or retains the right to defend any claim of infringement, misappropriation or other violation arising from the practice or other Exploitation of any of the Company Owned IP or pursuant to which any member of the Company Group expressly agrees to indemnify any Person against any such claim or pursuant to which any member of the Company Group has assumed any existing or potential Liability of another Person for any infringement, misappropriation or other violation of Intellectual Property or similar claim (other than indemnification obligations under Contracts with customers and service providers of the Company Group and Company IP Contracts entered into in the Ordinary Course of Business), or (iv) pursuant to which any Person has been granted or retains the right to control the prosecution of any applications or registrations for Company Owned IP.
(e)    Except as set forth on Section 3.19(e) of the Company Disclosure Schedules, all necessary registration, maintenance and renewal fees and other payments that have become due in connection with the Registered Company IP have been timely paid in full, with the understanding that “timely” includes payment during a grace period, extension period, further processing period, reinstatement period, or any other time period, payment during which will not allow such Registered Company IP to lapse, be cancelled or otherwise be deemed abandoned or lost. All necessary documents, recordations, certificates and other materials in connection with Registered Company IP required to be filed on or before the Agreement Date have been timely filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company IP registered in such jurisdiction. Except as set forth on Section 3.19(e) of the Company Disclosure Schedules, there are no actions that must be taken by any member of the Company Group within ninety (90) days of the Agreement Date that, if not taken, will result in the loss or delay of any Registered Company IP, including the payment of any registration, maintenance or renewal fees or the filing of any responses to U.S. Patent and Trademark Office (or equivalent authority) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Company IP.
(f)    Except as set forth on Section 3.19(f) of the Company Disclosure Schedules, since January 1, 2017, no member of the Company Group is, or has been, subject to any proceeding or outstanding decree, Order, judgment, injunction, settlement, action, investigation, opposition, interference, reexamination, cancellation, lawsuit, hearing, investigation, complaint, arbitration, mediation, demand, inquiries or requests for documents or any other Intellectual Property dispute, disagreement, or claim, whether brought by a third party or by a member of the Company Group (including, with respect to Trademarks, invalidity, nullity, opposition, cancelation, concurrent use or similar proceeding), whether by subpoena or informal letter, or any Order restricting the any member of the Company Group’s rights in, to and under any Company IP or Company Product, or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope or effectiveness of any Company IP or triggering any additional payment obligations with respect to any such Company IP (collectively, “IP Dispute”), nor has any IP Dispute been threatened against any member of the Company Group challenging the legality, validity, enforceability or ownership of any Company IP or Company Product. To the Knowledge of the Company, no circumstances or grounds exist that would give rise to an IP Dispute. Except as set forth on Section 3.19(f) of the Company Disclosure Schedules, no member of the Company Group has sent any notice of any IP Dispute.
(g)    None of the Company Owned IP, or to the Knowledge of the Company, any Company Licensed IP, has been adjudged invalid or unenforceable, in whole or in part, and, except as set forth on Section 3.19(g) of the Company Disclosure Schedules, to the Knowledge of the Company, no facts or circumstances exist that would render any registrations forming part of the Registered Company IP invalid or unenforceable.
(h)    Except as set forth in Section 3.19(h) of the Company Disclosure Schedules, in each case in which a member of the Company Group has acquired any material Intellectual Property that it purports to own from any Third Party (including any contractor or consultant) other than, in the case of

Copyrights, by operation of law, such member of the Company Group obtained a written assignment, which, to the Knowledge of the Company, is valid and enforceable and sufficient to irrevocably transfer all of such Third Party’s rights in such Intellectual Property to the member of the Company Group and, to the maximum extent provided for by, and in accordance with, applicable laws, for each registration or registration application for Intellectual Property assigned by a Third Party to a member of the Company Group, the applicable member of the Company Group has recorded each such assignment with the relevant Governmental Authority, including, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
(i)    The Company IT Assets perform in a manner that is sufficient for the Company Group to conduct its Business as currently conducted. The Company IT Assets have not materially malfunctioned or failed since January 1, 2017 and do not, to the Knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any Company IT Asset, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Asset. The Company Group has implemented commercially reasonable backup, security and disaster recovery technology consistent with current industry practices for comparable businesses and have taken commercially reasonable actions consistent with current industry practices for comparable businesses to protect the confidentiality, integrity and security of the Company IT Assets and all information and transactions stored or contained on Company IT Assets. To the Knowledge of the Company, no Person has gained unauthorized access to any Company IT Asset. Section 3.19(i) of the Company Disclosure Schedules sets forth an accurate and complete list and description of all material Company IT Assets other than licenses for Commercial Software. All Company IT Assets are (A) owned by a member of the Company Group, or (B) currently in the public domain or otherwise available to the Company Group without the approval or consent of any Person or (C) to the Knowledge of the Company, licensed or otherwise used by the Company Group pursuant to terms of valid, binding written agreements with third parties, or are provided by Seller or its Affiliates for use by the Company Group under a Seller IP Contract.
(j)    Except as set forth in Section 3.19(j) of the Company Disclosure Schedules, no Public Software forms part of, is incorporated into or has been distributed, used or compiled with, in whole or in part, any Company Software or any Software included in the Company IT Assets that are distributed by the Company Group to Third Parties.
(k)    Each member of the Company Group is in material compliance with the terms and conditions of all licenses for the Public Software that such member of the Company Group has licensed from a Third Party that forms part of, has been used in connection with the development of, is incorporated into used or compiled with, in whole or in part, any Company Software and any Software included in the Company IT Assets. Except as set forth in Section 3.19(k) of the Company Disclosure Schedules, the Company Group does not use, incorporate or distribute Public Software in a manner that, (A) requires or purports to require the licensing, disclosure or distribution of any source code (other than source code that is a part of such Public Software) of any Company Software or any Software included in the Company IT Assets or of Company Owned IP, to licensees or any other Person, (B) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any Company Software or other Software included in the Company IT Assets, (C) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Company Software other Software included in the Company IT Assets or (D) requires the licensing of Company Software or any other Software included in the Company IT Assets to any other Person for the purpose of making derivative works.
(l)    Each member of the Company Group, the Company Products, the operation of the Company’s Business as currently conducted, and the use of the Company IP and Company IT Assets in connection the conduct of the Business as currently conducted, has not infringed, misappropriated or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any Third Party, Seller or its Affiliates, provided that the foregoing representation is made to the Knowledge of the Company with respect to Third Party Patents. There is no Proceeding pending, asserted or threatened against any member of the Company Group concerning any of the foregoing, nor, except as set forth in Section 3.19(l) of the Company Disclosure Schedules, has any member of the

Company Group and, to the Knowledge of the Company, any licensor of any Company Licensed IP, since January 1, 2017, received any notification (including any invitation to take a license) that a license under any other Person’s Intellectual Property is or may be required or alleging that the Company Group or such licensor (solely with respect to such Company Licensed IP) has infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights. The Company Group, Seller and its Affiliates are not aware of any facts or circumstances which could lead or give rise to any such claim or assertion of infringement, misappropriation or other violation of Intellectual Property. No Person is, to the Knowledge of the Company, engaging, or, except as set forth in Section 3.19(l) of the Company Disclosure Schedules, has engaged, in any activity that infringes, misappropriates or otherwise violates any Company IP, and there is no Proceeding pending, asserted or threatened by a member of the Company Group against any other Person concerning any of the foregoing. No member of the Company Group has received or requested any opinion of counsel, verbal or written, regarding the validity or enforceability of Company IP or any Intellectual Property of a Third Party or regarding the infringement of any Intellectual Property of any Third Party.
(m)    To the Knowledge of the Company, no current or former Company Employee, consultant, advisor or independent contractor of any member of the Company Group is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company IP or any other Intellectual Property. Except as set forth in Section 3.19(m) of the Company Disclosure Schedules, the Company Group has obtained from all current and former Company Employees, consultants, advisors and independent contractors practice, creation or development of any Company Owned IP (any such Person, an “Author” ), through a written assignment, unencumbered and unrestricted exclusive ownership of all right, title and interest in and to such Company Owned IP and the Company Group has obtained the waiver of all non-assignable rights from such Authors. To the Knowledge of the Company, none of the current or former Company Employees, consultants, advisors and independent contractors is or was, at the time services were provided to the Company Group party to any Contract with any Person other than a member of the Company Group which requires such Company Employee, consultant, advisor or independent contractor to (i) assign any interest in any Intellectual Property that is used or held for use in the conduct of the business of the Company Group as it is currently conducted or proposed to be conducted by the Company Group, to any Person other than a member of the Company Group, or (ii) keep confidential any Trade Secrets of any Person other than a member of the Company Group.
(n)    The Company Group has taken commercially reasonable steps to maintain the confidentiality and otherwise protect its rights in all Trade Secrets and other confidential or non-public information or data used or held for use in connection with the operation of the Business(“Confidential Information”). To the Knowledge of the Company, all disclosure of Confidential Information by or on behalf of a member of the Company Group to any Third Party, including any Company Employee or other Person, has been subject to a binding obligation of confidentiality on the part of such Third Party and to the Knowledge of the Company, no such Third Party has breached such obligation. All use, disclosure or appropriation by or on behalf of a member of the Company Group of Confidential Information not owned a member of the Company Group has been in compliance with any applicable legal obligations of the Company Group to the owner of such Confidential Information. To the Knowledge of the Company: (i) no former or current Company Employee, consultant, advisor, independent contractor or agent of any member of the Company Group has misappropriated any Trade Secrets of any other Person in the course of performance as a former or current Company Employee, consultant, advisor, independent contractor or agent of any member of the Company Group and (ii) no Company Employee, independent contractor or agent of any member of the Company Group, is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of the Company IP or any other Intellectual Property.
(o)    There are no Contracts pursuant to which (i) any member of the Company Group grants any Third Party, Seller or its Affiliates exclusive rights under any Company IP or (ii) any member of the Company Group grants to a Third Party, Seller or its Affiliates a right to grant sublicenses to Third Parties with respect to any Company Owned IP.
(p)    Immediately following the Closing, the Company Group (including, as applicable, the Surviving Entity) will have all of the rights of the Company Group under the Company IP and the Company IP Contracts, and to use the Company IT Assets, to the same extent the applicable member of the Company Group would have had immediately prior to the Closing if the Transactions had not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay. Except as set forth in Section 3.19(p) of the Company Disclosure Schedules, there are no royalties, honoraria, fees, milestone or other payments payable by any member of the Company Group to any Person (other than salaries payable to Company Employees not contingent on or related to use of their work product and fees payable under licenses for Commercial Software) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company IP by a member of the Company Group, and the execution and delivery of this Agreement and consummation of the Transactions will not result in any such royalties, honoraria, fees or other payments being payable by Acquirer, provided, however, that no representation is made with respect to any such payments becoming payable by Acquirer or its Affiliates based on the respective Contracts of Acquirer and its Affiliates (other than the Company Group) or other obligations or any acts or omissions to act by Acquirer or its Affiliates (other than the Company Group), and provided further that the foregoing representations are made to the Knowledge of the Company with respect to any payments required based on infringement of Third Party Patents. None of the execution and delivery of this Agreement, the consummation of the Transactions, or the performance by the Company Parties of their respective obligations hereunder will result in (i) any increase in or acceleration of royalties or other payments payable by a member of the Company Group, Acquirer or its Affiliates in respect of any Company IP; (ii) reduction of any royalties or other payments the Company Group, or Acquirer or any of its Affiliates would otherwise be entitled to in respect of any Company IP; (iii) the creation of any Encumbrance on any Company Owned IP or Intellectual Property that is owned by or licensed to the Acquirer or any of its Affiliates prior to the Closing; (iv) Acquirer or any of its Affiliates being bound by or subject to any non-compete or licensing obligation, covenant not to sue or other restriction on the operation or scope of its business, or in the grant or obligation to grant by Acquirer, any of its Affiliates or the Company Group to any Person of any rights with respect to any Intellectual Property, which Acquirer or its Affiliates were not bound by or subject to prior to the Closing; (v) the modification, cancellation, termination, or suspension of any Company IP Contract; or (vi) the creation or enhancement of the right to do or cause any of the foregoing for any non-Company Group party to any such Contracts, except in each case arising from any Contract or other obligation or any acts or omissions to act of Acquirer or any of its Affiliates (other than the Company Group) and except, in each case, as may occur with respect to the modification or termination of a Seller Contract that is replaced by a new Company IP Contract entered into by the Company to replace a Seller Contract in accordance with Section 5.7(b),
(q)    Except as set forth in Section 3.19(q) of the Company Disclosure Schedules, none of the Company Owned IP was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center was used in the development of Company Owned IP that has resulted in any such Governmental Authority or any university, faculty or students of a university, college, other educational institution or research center, or any other third party, to acquire or to have a right to acquire any right, title or interest in such Company Owned IP. To the Knowledge of the Company, no current or former Company Employee, consultant, advisor or independent contractor of a member of the Company Group, who was involved in, or who contributed to, the creation or development of any Company Owned IP, has performed services for a Governmental Authority, university, college, or other educational institution or research center during a period of time during which such employee, consultant or contractor was also performing services with respect to development of such Company Owned IP for the applicable member of the Company Group.
3.20    Privacy, Data and Data Security.
(a)    The Company Group’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements in all material respects. The execution, delivery and performance of this Agreement will not cause, constitute, or result in a breach or violation of any Privacy Laws, Company Privacy Commitments, or any Company Data Agreements by the members of the Company Group, provided, however, that no representation is made with respect to any acts or omissions by Acquirer or its Affiliates (other than the Company Group) with respect to any Company Data. Copies of all current Company Privacy Policies have been Delivered to Acquirer and such copies are true, correct and complete. To the Knowledge of the

Company, the Company Group has, and, except as may be affected by notices, consents, waivers or new Contracts described in Section 5.7, the Company Group will have, all rights and consents necessary to collect and Process all Company Data and confidential information collected and Processed by them in the Business of the Company Group. The Company Group is not subject to the European Union General Data Protection Regulation.
(b)    The Company Group has established and maintains commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies with respect to Processing and security of Personal Data required under applicable data security requirements under applicable Privacy Laws, Company Data Agreements and Company Privacy Commitments. The Company Group and, to the Knowledge of the Company, its data processors have taken commercially reasonable steps to ensure that all employees or other Persons with the right to access Company Data are under obligations of confidentiality with respect to such data.
(c)    Except as set forth in Section 3.20(c) of the Company Disclosure Schedules, no member of the Company Group has received or become subject to and, to the Knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Authority) that would reasonably be expected to give rise to, any Proceeding, Order, notice, communication, warrant, regulatory opinion, settlement, audit result or allegation from a Governmental Authority or any other Person: (i) alleging or confirming non-compliance with or breach of a relevant requirement of Privacy Laws or Company Privacy Commitments, (ii) requiring or requesting any member of the Company Group to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data (other than pursuant to a valid data subject request in the ordinary course of business), (iii) permitting or mandating relevant Governmental Authorities to investigate, requisition information from, or enter the premises of, a member of the Company Group or (iv) claiming compensation from the Company Group based on a violation of Privacy Laws or Company Privacy Commitments or relating to the Company Group’s Processing of Personal Data.
(d)    Where any member of the Company Group uses a data processor other than Seller or its Affiliates to Process Personal Data, there is in existence a written Contract between the Company and each such data processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. To the Knowledge of the Company, the data processors of the Company Group are in material compliance with Privacy Laws and Company Privacy Commitments with respect to their Processing activities on behalf of the Company Group. To the Knowledge of the Company, such data processors have not breached any such Company Data Agreements pertaining to Personal Data Processed by such Persons on behalf of any member of the Company Group. True, correct and complete copies of all material Company Data Agreements have been Delivered to Acquirer. To the Knowledge of the Company, no member of the Company Group is under investigation by any Governmental Authority for a violation of HIPAA or applicable HIPAA regulations. Each applicable member of the Company Group has entered into “business associate contracts” whether as a “covered entity” or as a “business associate” (as described in 45 C.F.R. § 164.504(e)) to the extent required pursuant to HIPAA and in compliance with all applicable Privacy Laws and is not in breach of any business associate contract.
(e)    Except as set forth in Section 3.20(e) of the Company Disclosure Schedules, to the Knowledge of the Company, no material breach (including as defined under 45 C.F.R. § 164.402), security incident (including as defined under 45 C.F.R. § 164.304), unauthorized access or violation of any data security policy in relation to Company Data, Company Databases, or Confidential Information has occurred or is threatened, and there has been no actual or threatened unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Company Data. To the Knowledge of the Company, no circumstance has arisen in which: (A) applicable Laws (including Privacy Laws) would require the Company or any of its Subsidiaries to notify a Governmental Authority of a data security breach or security incident or (B) applicable guidance or codes of practice promulgated under applicable Laws (including Privacy Laws) would recommend any member of the Company Group to notify a Governmental Authority of a data security breach.
(f)    To the Knowledge of the Company, the Company Group has valid and subsisting contractual rights to Process or have Processed for the Company Group all Company-Licensed Data and

all Personal Data Processed by or for the Company Group in connection with the conduct of the Business in the manner that it is currently Processed.
(g)    To the Knowledge of the Company, any Third Party who has provided Personal Data to a member of the Company Group has done so in compliance with applicable Privacy Laws, including providing notice and obtaining consent required under such applicable Privacy Laws.
(h)    The Company Group owns all right, title and interest in and to each element of Company-Owned Data and Company Databases or otherwise has all rights, permissions, consents and authorizations required to Process such Company-Owned Data and the data in Company Databases in the Business in the manner currently Processed by the Company Group, all of which rights shall survive unchanged, and without any change in the terms and conditions under which the Company Group has such rights, following the execution and delivery of this Agreement and the consummation of the Transactions except as may be affected by notices, consents, waivers or new Contracts described in Section 5.7.
(i)    Section 3.20(e) of the Company Disclosure Schedules sets forth a true, correct and complete list and description of Company Databases..
3.21    Transactions with Certain Persons. Except as set forth in Section 3.21(a)of the Company Disclosure Schedules, no Related Party has or has had at any time since January 1, 2019, either directly or indirectly, any material interest, financial or otherwise, in: (a) any Person which purchases from or sells, provides, licenses or furnishes to any member of the Company Group any goods, services property, technology, Intellectual Property or other property rights or (b) any Contract to which a member of the Company Group is a party. To the Company’s Knowledge, no event has occurred that has resulted in, or would reasonably be expected to result in, any claim by any employee, officer, director, stockholder or agent of any member of the Company Group for indemnification or advancement of expenses related thereto pursuant to (i) the terms of the Governing Documents of any member of the Company Group, (ii) any indemnification agreement or other Contract between a member of the Company Group and any such employee, officer, director, stockholder or agent or (iii) any applicable Laws. No amounts are owed to or by a member of the Company Group to or from any Related Party except for compensation and reimbursement of expenses.
3.22    Insurance. Section 3.22 of the Company Disclosure Schedules sets forth a complete and correct list of all material insurance policies of the Company Group currently in force and effect. True, complete and correct copies of such insurance policies have been Delivered to Acquirer. Except as set forth in Section 3.22 of the Company Disclosure Schedules, there is no material claim pending under any such policies. All such insurance policies insure the applicable member of the Company Group in reasonably sufficient amounts against normal risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, and are sufficient for compliance in all material respects with applicable Law and for compliance with applicable obligations under any material Contract of such member of the Company Group. No member of the Company Group has any self-insurance or co-insurance programs. All premiums due and payable under all such policies have been paid and no member of the Company Group is in material Default under any provision of any such insurance policy and no member of the Company Group has received any written notice of threatened termination, cancellation or nonrenewal of any such insurance.
3.23    No Brokers. Except as set forth in Section 3.23 of the Company Disclosure Schedules, no member of the Company Group or any of its Representatives has entered into any Contract with any broker, finder or similar agent or any Person which will result in an obligation of Acquirer, any member of the Company Group, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transactions.
3.24    Books and Records. The Company Group has made and kept true, complete and correct copies of its books and records and accounts, which set forth in reasonable detail and accurately and fairly reflect the activities of each member of the Company Group. The books, records and accounts of each member of the Company Group have been maintained in accordance with reasonable business practices on a basis consistent with prior years.
3.25    Bank Accounts. Section 3.25 of the Company Disclosure Schedules contains a complete and correct list of all bank accounts maintained by the Company Group, including each account number and the name and address of each bank and the name of each Person who has signature power with respect to each such account or power of attorney to act on behalf of any member of the Company Group. Holdco2 has Delivered to Acquirer true, complete and correct copies of all statements with respect to such bank accounts received by a member of the Company Group.
3.26    Customers, Suppliers and Third Party Payors.
(a)    Section 3.26(a) of the Company Disclosure Schedules sets forth a list of Payor Parties that generated in excess of $100,000 of revenue for the Business during the 12-month period ended December 31, 2021 (such parties, “Top Payors”), together with the revenue amount derived from each such Top Payor for such 12-month period. Except as set forth in Section 3.26(a) of the Company Disclosure Schedules, no member of the Company Group or Seller currently has or has since January 1, 2017 had any material disputes with any Payor Party related to the Business. Except as set forth in Section 3.26(a) of the Company Disclosure Schedules, no member of the Company Group or Seller has received written notice from any Payor Party that such Payor Party shall not continue its relationship with the Company Group or, to the extent applicable to the Business, Seller, after the Closing or that such Top Payor intends to terminate or materially modify an existing Contract with any member of the Company Group or Seller, as applicable. For purposes of this Section 3.26(a), a “material dispute” means any alleged overpayments, erroneous payments or underpayments, which, individually or in the aggregate, exceed 10% of annual payor revenue or $150,000, whichever is less.
(b)    Section 3.26(b)of the Company Disclosure Schedules sets forth a list of customers (other than Payor Parties) that generated in excess of $400,000 of revenue for the Business during the 12-month period ended December 31, 2021 (the “Top Customers”), together with the revenue amount derived from each such Top Customer for such 12-month period. No member of the Company Group has outstanding material disputes with any Top Customer. No member of the Company Group or Seller has received written notice from any Top Customer that such Top Customer shall not continue as a customer of the Company Group after the Closing or that such Top Customer intends to terminate or materially modify an existing Contract with the applicable member of the Company Group.
(c)    Section 3.26(a) of the Company Disclosure Schedules sets forth a a list of suppliers or providers of services to the Company Group that generated in excess of $500,000 in expenditures by the Business during the 12-month period ending on December 31, 2021 (the “Top Suppliers”), together with the amount paid to each such Top Supplier for such 12-month period. No member of the Company Group has outstanding material disputes with any Top Supplier. No member or the Company Group or Seller has received written notice from any Top Supplier that such Top Supplier shall not continue as a supplier or service provider of the Company Group after the Closing or that such Top Supplier intends to terminate or materially modify an existing Contract with it’s the applicable member of the Company Group.
3.27    Inventory. The inventories shown on the Company Balance Sheet (net of any reserve on the Company Balance Sheet) or thereafter acquired by the Company Group, consisted of items of a quantity and quality usable or salable in the Ordinary Course of. Business. Since the Company Balance

Sheet Date, the Company Group has continued to maintain inventories in the Ordinary Course of. Business. No member of the Company Group has received written, or to the Knowledge of the Company, oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.
3.28    No Additional Representations. THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4, NO ACQUIRER PARTY, NO REPRESENTATIVE OF ANY ACQUIRER PARTY OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE MERGERS, THE ACQUIRER PARTIES (OR ANY OF THEM), OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE COMPANY OR ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES OR BUSINESS PLANS), AND ALL OTHER SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER PARTIES
The Acquirer Parties hereby represent and warrant to Seller as follows, with each such representation and warranty subject to (x) the exceptions set forth in the Acquirer Disclosure Schedules (it being understood that the Acquirer Disclosure Schedules shall be arranged in sections corresponding to the sections and subsections contained in this Article 4, and no disclosure made in any particular section of the Acquirer Disclosure Schedules shall be deemed to be made in any other section of the Acquirer Disclosure Schedules unless expressly made therein (by cross-reference or otherwise) or to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable to such other sections and subsections of the Acquirer Disclosure Schedules) and (y) matters disclosed in the SEC Reports filed with the SEC prior to the Agreement Date (to the extent the qualifying nature of the matters disclosed and the disclosure thereof is readily apparent from the disclosure thereof in such SEC Reports), excluding disclosures contained in sections entitled “Forward-Looking Statements” and “Risk Factors” (and any similarly titled sections) and any other disclosures contained in the SEC Reports to the extent they are of a predictive or cautionary nature or related to forward-looking statements; provided, that, none of the qualifications contained in clauses (x) and (y) of the immediately preceding sentence shall apply to the representations and warranties contained in Section 4.3.
4.1    Organization of Acquirer Parties. Each Acquirer Party is either a corporation or limited liability company duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, with the requisite corporate or limited liability company power and authority to conduct its business as it is presently being conducted, to own, lease or operate, as applicable, its assets and properties, and to perform all of its obligations under its Contracts.
4.2    Authorization.
(a)    Each Acquirer Party has all requisite corporate or limited liability company power and authority, and, except for the Acquirer Stockholder Approval, has taken all corporate or limited liability company action necessary, to execute, deliver and perform its obligations under this

Agreement and the Ancillary Agreements and to consummate the transactions contemplated to be consummated by it hereby and thereby. This Agreement and the Ancillary Agreements to which an Acquirer Party is a party have been duly executed and delivered by each Acquirer Party thereto and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal, valid and binding obligation of each Acquirer Party thereto, enforceable against such Acquirer Party in accordance with their respective terms, except as enforcement may be limited by the Enforceability Exceptions.
(b)    The Acquirer Stockholder Approval is the only vote of the holders of any voting securities of Acquirer under any Law, the rules and regulations of Nasdaq, and Acquirer’s certificate of incorporation and bylaws necessary to approve the Transactions.
4.3    Capitalization.
(a)    The authorized capital stock of Acquirer consists of 380,000,000 shares of common stock, par value of $0.0001 per share and 1,000,000 shares of preferred stock, par value of $0.0001 per share. As of December 31, 2021, 242,578,824 shares of Acquirer common stock were issued and outstanding, and no shares of Acquirer’s preferred stock were issued and outstanding. As of December 31, 2021, Acquirer had reserved 33,354,727 shares of Acquirer’s common stock for issuance upon the exercise of outstanding common stock options, 12,600,859 shares of Acquirer’s common stock for issuance upon the vesting of restricted stock units, 21,994,972 shares of Acquirer’s common stock for issuance upon conversion of Acquirer’s outstanding warrants, and 15,434,321 shares of Acquirer’s common stock were available for issuance under Acquirer’s 2021 Equity Incentive Plan. There are no options, warrants, convertible securities or other rights or Contracts pursuant to which Acquirer is obligated to issue or sell any of its securities, other than this Agreement, the Ancillary Documents, Acquirer’s employee stock purchase plan, Acquirer’s equity incentive plans and awards thereunder, inducement awards granted by Acquirer and Acquirer’s outstanding warrants, the SPAC Merger Agreement and Acquirer is not a party to any Contract pursuant to which it is obligated to register any of its securities under the Securities Act (other than the Ancillary Documents, the SPAC Merger Agreement and the registration rights agreement and subscription agreements entered into with investors in connection with the SPAC Merger Agreement) or with respect to the voting of any securities issued by Acquirer.
(b)    The shares of Acquirer Stock to be issued in accordance with this Agreement will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable, free of statutory or contractual pre-emptive rights and free of any Encumbrances (other than this Agreement and restrictions on transfer under the Securities Act and applicable U.S. state securities laws). Subject to the accuracy of Seller’s representations set forth herein and in the Ancillary Agreements, the offer, sale and issuance of the shares of Acquirer Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act.
(c)    The equity securities of each of Merger Sub I and Merger Sub II (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Acquirer is a party or bound. All of the outstanding equity securities of Merger Sub I and Merger Sub II are owned by Acquirer free of any Encumbrances (other than this Agreement and restrictions on transfer under the Securities Act and applicable U.S. state securities laws). Neither Merger Sub I nor Merger Sub II has any Subsidiaries or owns, directly or indirectly, any equity securities in any Person.
4.4    Noncontravention.
(a)    The execution, delivery and performance by each Acquirer Party and each Acquirer Party’s compliance with this Agreement and consummation by each Acquirer Party of the Transactions do not and will not (i) violate the Governing Documents of Acquirer, Merger Sub, (ii)

violate any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Agreement, Acquirer is a party or by which Acquirer’s properties or assets are bound, (iii) violate any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over Acquirer or any of its properties or (iv) assuming any consents and approvals referred to in Section 4.4(b) are duly obtained, conflict with or constitute a Default under any Laws, Orders or Permits applicable to the Acquirer Parties, except, in the case of clauses (i) and (iv) for any such violation or Default which would not materially affect the Acquirer Parties’ ability to perform any of their respective obligations hereunder or consummate the Transactions, and, in the case of clauses (ii) and (iii), for Defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Other than the filing of the Certificate of Merger for the Merger, filings with the SEC and Nasdaq and such filings and notifications as may be required to be made by Acquirer in connection with the Transactions under the HSR Act or other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act or other applicable Antitrust Laws, no consent, approval, Order or authorization of, or registration, declaration, or filing with, any Governmental Authority or any other Person is required to be made, obtained or given by any Acquirer Party in connection with the execution, delivery and performance by each Acquirer Party of this Agreement or the consummation by each Acquirer Party of the Transactions.
4.5    Compliance with Laws. Each Acquirer Party is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that Acquirer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
4.6    Securities Law Matters.
(a)    The issued and outstanding shares of Acquirer Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “SMFR”. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Acquirer, threatened against Acquirer by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquirer Stock or prohibit or terminate the listing of the Acquirer Stock on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq of the Acquirer’s listing of additional shares application in connection with the Transactions. Acquirer has taken no action that is designed to terminate or is reasonably expected to result in the termination of the registration of the Acquirer Stock under the Exchange Act or the listing of the Acquirer Stock on Nasdaq and is in compliance in all material respects with the listing requirements of Nasdaq.
(b)    Each report, statement and form (including exhibits and other information incorporated therein) filed by Acquirer with the SEC under Sections 13(a), 14(a) or 15(d) of the Exchange Act or filed pursuant to the Securities Act since July 22, 2021 (the “SEC Reports”) when filed complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder. None of the SEC Reports filed under the Exchange Act (except to the extent that information contained in any SEC Report has been superseded by a later timely filed SEC Report) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SEC Report that is a registration statement, or included, when filed, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in the case of all other SEC

Reports. Acquirer has timely filed each SEC Report that Acquirer was required to file with the SEC since July 22, 2021. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of Acquirer’s SEC Reports. In addition, Acquirer has made available to Seller (including via the SEC’s EDGAR system) a copy of the SEC Reports since July 22, 2021. Except as disclosed in the SEC Reports, each of the Sema4 Financial Statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), each complied in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquirer or Mount Sinai Genomics, Inc. d/b/a Sema4 (“Legacy Sema4”), as applicable, as at the respective dates thereof and for the respective periods indicated therein. For purposes of this Section 4.6(b), the “Sema4 Financial Statements” means, to the extent contained in the SEC Reports, (i) the audited balance sheets of Legacy Sema4 as of December 31, 2020 and 2019, the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2020, and the related notes, (ii) the unaudited condensed financial statements of Legacy Sema4 as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 and the related notes, (iii) the unaudited condensed financial statements of Legacy Sema4 as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020 and the related notes, and (iv) the unaudited condensed consolidated financial statements of Acquirer as of September 30, 2021 and for the three months and nine months ended September 30, 2021 and 2020 and the related notes.
4.7    No Proceedings. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) investigation, action, suit, claim or other proceeding, in each case by or before any Governmental Authority pending, or, to the Knowledge of Acquirer, threatened against any Acquirer Party or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against any Acquirer Party.
4.8    No Brokers. No Acquirer Party has entered into any Contract with any broker, finder or similar agent or any Person which will result in Seller being obligated to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transactions.
4.9    No Insolvency Proceedings. Neither Acquirer nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does Acquirer or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.
4.10    Not an Investment Company. Acquirer is not, and immediately after the consummation of the Transactions, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
4.11    Anti-Corruption Laws. There has been no action taken by Acquirer, or, to the Knowledge of Acquirer, any officer, director, equityholder, manager, employee, agent or representative of Acquirer, in each case, acting on behalf of Acquirer, in violation of any applicable Anti-Corruption Laws (as herein defined), (i) Acquirer has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (ii) Acquirer has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iii) Acquirer has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption.
4.12    Taxes. Except as provided in Section 4.12 of the Acquirer Disclosure Schedules:

(a)    Each member of the Acquirer Group, and any consolidated, combined, unitary or aggregate group composed of members of the Acquirer Group for Tax purposes, has timely filed all federal income Tax Returns and other material Tax Returns it is required to have filed. All Tax Returns filed by or with respect to any member of the Acquirer Group are accurate, complete and correct in all material respects.
(b)    Each member of the Acquirer Group has paid in full all material Taxes required to have been paid. All Taxes due in connection with the operations of each member of the Acquirer Group until the Closing Date have been paid in full. No member of the Acquirer Group has any Liability for Taxes in excess of the amounts so paid, except for Taxes which are not yet due and payable.
(c)    The balance sheet of Acquirer dated September 30, 2021 set forth in the SEC Documents included reflects all Liabilities for unpaid Taxes of the Acquirer Group for periods (or portions of periods) through such date. The Acquirer Group does not have any Liability for unpaid Taxes accruing after such date except for Taxes arising in the Ordinary Course of Business subsequent to such date.
(d)    Within the last five (5) years, no claim has been made by any Governmental Authority in any jurisdiction where a member of the Acquirer Group does not file Tax Returns that such member is or may be subject to Tax by that jurisdiction.
(e)    No extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Acquirer Group (except for extensions to file Tax Returns that are granted automatically under applicable Law).
(f)    There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of a member of the Acquirer Group that has been or is being conducted by a Tax Authority which has not been fully settled or resolved and (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Authority.
(g)    All deficiencies asserted or assessments made against any member of the Acquirer Group as a result of any examinations by any Tax Authority have been fully paid.
(h)    There are no Encumbrances for Taxes upon the assets of any member of the Acquirer Group other than Encumbrances arising by operation of Law for Taxes not yet due and payable.
(i)    The Acquirer Group has collected and remitted all Sales Taxes with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, the Acquirer Group has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.
(j)    No member of the Acquirer Group is party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, and no member of the Acquirer Group has any Liability or potential Liability to any Third Party under any such agreement.
(k)    No member of the Acquirer Group is party to and has not requested any closing agreement (as described in Section 7121 of the Code or any corresponding, analogous, or similar provision under any state, local or foreign Law related to Taxes), offer in compromise, technical advice memoranda, private letter ruling or other similar agreement with any Tax Authority.

(l)    No member of the Acquirer Group has ever entered into any “listed transaction” as defined in Treasury Regulations Section 1.6011 4(b) or any similar provision under state, local or foreign law. Each member of the Acquirer Group has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a “substantial understatement of income tax” within the meaning of Section 6662 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Law related to Taxes).
(m)    Acquirer has (i) except for being a member of the Acquirer Group, never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign Law), or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes; and (ii) no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law related to income Taxes), as transferee or successor, by Contract or otherwise.
(n)    No member of the Acquirer Group is subject to Tax in any jurisdiction other than the jurisdiction in which it is formed or organized by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.
(o)    No member of the Acquirer Group has ever been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(p)    Each member of the Acquirer Group has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other Third Party.
(q)    No member of the Acquirer Group (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for a Pre-Closing Tax Period; (ii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has acquired, or owns, any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) has made any of the foregoing elections, or is required to apply any of the foregoing rules, under any comparable state or local Law related to Taxes.
(r)    No member of the Acquirer Group will be required to include in a Post-Closing Tax Period taxable income attributable to income that accrued (for purposes of financial statements) in a Pre-Closing Tax Period but was not recognized for Tax purposes in any Pre-Closing Tax Period as a result of (i) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting, (ii) any prepaid amount received or paid in a Pre-Closing Tax Period, (iii) any deferred intercompany transaction in a Pre-Closing Tax Period or excess loss account, (iv) a change in method of accounting or Section 481 of the Code in a Pre-Closing Tax Period, (v) any inclusion under Section 951(a) or Section 951A of the Code, (vi) any gain recognition agreement entered into in a Pre-Closing Tax Period, (vii) any transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account), (viii) Section 1400Z-2(a)(1)(A) of the Code, or (ix) any comparable provisions of state or local Tax law, domestic or foreign, or for any other reason. The Acquirer Group has not made an election pursuant to Section 965(h) of the Code to pay the net tax liability under Section 965 of the Code in installments.

(s)    No member of the Acquirer Group has applied for and not yet received a ruling or determination from a Tax Authority regarding a past or prospective transaction.
(t)    (x) Each member of the Acquirer Group has (i) to the extent deferred, properly complied in all respects with applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and (ii) to the extent applicable, eligible, and claimed, properly complied in all material respects with applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, and (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations) pursuant to or in connection with any U.S. presidential memorandum or executive order, and (iv) not sought a PPP Loan.
(u)    Each such nonqualified deferred compensation plan to which the Company or any of its Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. No member of the Acquirer Group is under any obligation to gross up any Taxes under Section 409A of the Code or otherwise.
4.13    Environmental Laws and Regulations. Acquirer and all facilities or real property currently owned, leased or operated by Acquirer, are now and, since such time as Acquirer has owned, leased or operated the facilities or real property, have been in compliance in all material respects with all applicable Environmental Laws. Acquirer has not, since Acquirer has owned, leased or operated the facilities or real property, received from any Governmental Authority any notice or demand letter alleging that Acquirer is in violation of any Environmental Law, and Acquirer is not subject to any Order of any Governmental Authority imposing liability or obligations relating to any Environmental Law, in each case except as is not, and would not reasonably be expected to be, material to Acquirer and its Subsidiaries, taken as a whole. There has been no release by Acquirer, or for which Acquirer would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by Acquirer, in each case except as is not, and would not reasonably be expected to be, material to Acquirer and its Subsidiaries, taken as a whole. Acquirer has not assumed, undertaken or otherwise become subject to any liability of another Person relating to Environmental Laws, except as is not, and would not reasonably be expected to be, material to Acquirer and its Subsidiaries, taken as a whole.
4.14    Litigation. Except as set forth in Section 4.13 of the Acquirer Disclosure Schedules or as is not, and would not reasonably be expected to be, material to Acquirer and its Subsidiaries, taken as a whole, there is no, and since July 22, 2021 there has not been any, Proceeding (a) pending or, to the Acquirer’s Knowledge, threatened against or affecting Acquirer, (b) pending or, to the Acquirer’s Knowledge, threatened against any Person whose Liability either Acquirer has retained or assumed, either contractually or by operation of Law, or (c) pending or, to the Acquirer’s Knowledge, threatened against any stockholder, officer, director or employee of Acquirer in connection with such stockholder’s, officer’s, director’s or employee’s relationship with, or actions taken on behalf of, Acquirer. Acquirer is not a party to or named in, and none of its properties or assets are subject to, any Order that is material to Acquirer and its Subsidiaries, taken as a whole.
4.15    Merger Sub Activities. Merger Sub I and Merger Sub II were organized solely for the purpose of entering into this Agreement and the Ancillary Agreements and consummating the Merger and the other Transactions and thereby, and have not engaged in any activities or business, other than those incident or related to or incurred in connection with its formation or the negotiation, preparation or execution of this Agreement or any Ancillary Agreements, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

4.16    Additional Representations. EACH ACQUIRER PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN Article 3, NONE OF THE COMPANY, ANY REPRESENTATIVE OF THE COMPANY, SELLER OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE MERGER, THE COMPANY, OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO THE ACQUIRER PARTIES OR THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES, BUDGETS OR BUSINESS PLANS), AND ALL OTHER SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
ARTICLE 5
COVENANTS AND OTHER AGREEMENTS
5.1    Conduct of Business of the Company Group. During the period from the Agreement Date through the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Effective Time (the “Pre-Closing Period”), except (i) as set forth on Section 5.1 of the Company Disclosure Schedule or in the Pre-Closing Budget, (ii) to the extent necessary to comply with the Company Parties’ obligations under this Agreement, including completion of the Pre-Closing Restructuring, (iii) as required by applicable Law, or (iv) with the prior written consent of Acquirer (such consent not to be unreasonably withheld, conditioned or delayed), (A) Seller and Holdco2 shall cause each member of the Company Group to, and each of the Company Parties shall, carry on its business in the Ordinary Course of Business and in compliance in all material respects with applicable Law and the Pre-Closing Budget, pay its debts and Taxes when due (subject to good faith disputes regarding such debts and Taxes), pay or perform other material obligations when due and use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its present relationships with customers, suppliers, distributors, licensors and licensees and (B) neither Seller or Holdco2 shall and each shall cause each member of the Company Group not to, and the Company Parties shall not:

(a)    amend the Governing Documents of any member of the Company Group;
(b)    acquire (by merger, consolidation or combination, or acquisition of stock or assets) any Person or division or assets (other than in the Ordinary Course of Business) thereof, or otherwise effect any merger, consolidation or reorganization of any member of the Company Group, or effect any conversion or restructuring of any equity or equity-linked interest, purchase any securities of, voting interests in or any assets of any Person, other than acquiring or purchasing equipment or supplies in the Ordinary Course of Business;
(c)    split, combine or reclassify the outstanding shares of Holdco2 Common Stock nor enter into any agreement with respect to voting of any of Holdco2 Common Stock;
(d)    declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of any Holdco2 Common Stock;
(e)    purchase, redeem or otherwise acquire any shares of Holdco2 Common Stock or any securities convertible or exchangeable or exercisable for any shares of Holdco2 Common Stock;
(f)    transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material asset, except for (i) the incurrence of Permitted Encumbrances, (ii) non-exclusive licenses of the Company IP in the Ordinary Course of Business, (iii) sales or other dispositions of inventory and other assets in the Ordinary Course of Business, (iv) sales of obsolete or written off assets and (v) sales or dispositions for an amount less than $500,000 in the aggregate;
(g)    incur any Indebtedness or issue any debt securities or warrants or other rights to acquire debt securities of any member of the Company Group or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other person for Indebtedness or capital obligations, in the case of any of the foregoing, other than (i) incurrences of Indebtedness under the Pre-Closing Budget and (ii) the incurrence of Seller Debt;
(h)    issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of Holdco2 Common Stock;
(i)    make any change in accounting methods, principles or practices (including for Tax purposes), except as required by the Accounting Standards or by applicable Law or a Governmental Authority;
(j)    revalue any of its material assets except as required by the Accounting Standards;
(k)    other than in the Ordinary Course of Business, enter into any Contract that would constitute a Company Contract if it had been in existence on the Agreement Date, or amend, modify or consent to the termination of any Company Contract or the applicable member of the Company Group’s rights thereunder, or waive, release or assign any rights or claims thereunder;
(l)    enter into, modify, amend or terminate any Contract, or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, other than in the Ordinary Course of Business, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (i) adversely affect in any material respect any member of the Company Group; (ii) impair in any material respect the ability of any of the Company Parties or Seller to perform its obligations under this Agreement; or (iii) prevent or materially delay the consummation of the Mergers;
(m)    make any loan, advance, capital contribution to, or investment in, any Person other than business expense advances to employees of any member of the Company Group in the Ordinary Course of Business;
(n)    enter into any Contract to the extent consummation of the Transactions or compliance with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) in or upon any of the properties or other assets (including Intellectual Property) of the any member of the Company Group under, or require Acquirer to license or transfer any Company IP or other material assets (other than Permitted Encumbrances) under such Contract;
(o)    (i) abandon, disclaim, allow to lapse, dedicate to the public, sell, assign (in whole or in part), transfer, license, covenant not to sue, otherwise encumber or grant any right or interest (other than Permitted Encumbrances, but including any security interest) in, to or under any Company IP or Company IP Contract, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company IP and Company IP Contracts, in each case other than Permitted Encumbrances; (ii) grant to any Third Party any license with respect to any Company IP, other than Permitted Encumbrances; (iii) disclose any confidential Company IP or Confidential Information to any Person, other than employees of the Company or any of its Subsidiaries, or in the Ordinary Course of Business, collaboration partners, that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof; (iv) fail to notify Acquirer promptly of any infringement, misappropriation or other violation of or conflict with any Company IP of which any member of the Company Group becomes aware, or fail to consult with Acquirer regarding and take such actions as

Acquirer may reasonably request to protect such Company IP; or (v) fail to diligently prosecute any Company IP in the U.S. or in any non-U.S. jurisdiction material to the Company’s business, or fail to exercise a right of renewal or extension under or with respect to any Company IP;
(p)    enter into any Contract with any Related Parties;
(q)    (i) adopt, enter into, terminate or amend any Company Benefit Plan (other than offer letters and independent contractor agreements in the Ordinary Course of Business to the extent not in contravention of Section 5.1(q)(iv)), or collective bargaining agreement, (ii) increase the compensation, bonus or fringe or other benefits provided by the Company Group to any Company Employee or independent contractor who is a natural person, other than (A) increases in base compensation in the Ordinary Course of Business and in accordance with the Company’s third-party market study which do not total more than $3,000,000 of aggregate annual base compensation and which do not represent an increase of more than 4% for any Company Employee who has either annual base compensation of more than $250,000 or a title at or above the level of Senior Director, and (B) increases in base compensation in the Ordinary Course of Business for independent contractors who are natural persons whose annual compensation is less than $50,000, (iii) grant or pay any special bonus or special remuneration (cash, equity or otherwise) to any Company Employee or independent contractor who is a natural person, other than pursuant to an existing Company Benefit Plan in accordance with its terms as in effect as of the Agreement Date, (iv) hire any employee or engage or terminate (other than for cause) any (A) Company Employee who has either annual base compensation in excess of $250,000 or a title at or above the level of Senior Director or (B) independent contractor who is a natural person who has annual base compensation in excess of $100,000; provided that no such newly hired employee or newly engaged Contractor shall be provided with severance or termination pay, a sign-on bonus or special remuneration, or receive a commitment regarding equity-based incentive compensation without the prior written consent of Acquirer, or (v) transfer the employment of an In-Scope Employee from a member of the Company Group to Seller or any of its subsidiaries (other than a member of the Company Group), or transfer the employment of any individual who is not an In-Scope Employee from Seller or any of its subsidiaries (other than a member of the Company Group) to a member of the Company Group;
(r)    grant any severance or termination pay (cash, equity or otherwise) to any Company Employee or Contractor or adopt any new severance plan, or amend or modify or alter in any material respect any severance plan, agreement or arrangement existing on the Agreement Date;
(s)    (i) make or change any material Tax election, except to the extent required by applicable Law or in furtherance of the Pre-Closing Restructuring, (ii) adopt or change any Tax accounting method, (iii) agree or settle any material claim or assessment in respect of Taxes, (iv) file any material amendment to any material Tax Return, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, (vi) surrender any right to claim a material Tax refund or extend or waive the limitation period applicable to any claim or assessment in respect of Taxes, or (vii) take any other similar action relating to the filing of any Tax Return or the payment of any Tax; in the case of each of the immediately preceding clauses (i) through (vii), if such action would have the effect of increasing the Tax liability of Acquirer or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of Holdco2 or the Company existing on the Closing Date;
(t)    commence any material Proceeding;
(u)    except for Proceedings with respect to which an insurer has the right to control the decision to settle, waive, release, assign, or compromise any claim, litigation, complaint, investigation or Proceeding, waive, release, assign, settle, pay, discharge or satisfy any Proceeding other than in the Ordinary Course of Business;
(v)    make any capital expenditures or commitments, capital additions or capital improvements in excess of such amounts specified in the Pre-Closing Budget;
(w)    fail to keep or cause to be kept the material existing insurance policies (or substantial equivalents) of any member of the Company Group as in force on the Agreement Date;

(x)    employ or use any contractor or consultant that, to the Company’s Knowledge, employs any Person that is: (A) debarred by the FDA, or excluded from participation in government programs (or subject to any similar sanction of any other applicable Governmental Authority); or (B) who is the subject of an FDA debarment investigation or Proceeding (or similar Proceeding of any other applicable Governmental Authority); or
(y)    authorize, agree or enter into an agreement to do any of the foregoing.
Notwithstanding anything to the contrary in this Section 5.1, Acquirer, Seller and the Company Parties acknowledge and agree that (x) nothing in this Agreement shall give Acquirer, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act prior to the expiration or termination of any applicable waiting period pursuant to the HSR Act, (y) no consent of Acquirer shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Law, and (z) nothing in this Agreement shall prevent or limit the Pre-Closing Restructuring or the transactions contemplated thereby.
5.2    Acquisition Proposals.
(a)    No Solicitation. Each of Seller and the Company Parties agrees that neither it nor any of its officers and directors shall, and that it shall use its reasonable best efforts to cause its employees, equityholders, controlled Affiliates, agents and Representatives (including any investment banker, attorney or accountant retained by it) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, facilitate, entertain, discuss or negotiate any offer or proposal for an Acquisition Proposal, or any of the foregoing which would be reasonably expected to lead to an Acquisition Proposal; (ii) engage in discussions with any Person with respect to any Acquisition Proposal, furnish to any Person any non-public information with respect to any Acquisition Proposal or take any other action relating to (or which would reasonably be expected to be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any Acquisition Proposal; (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal; (iv) enter into any letter of intent or similar document or any Contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; or (v) submit any Acquisition Proposal to the vote of the stockholder of any Company Party. Each of Seller and each Company Party will immediately (x) cease any and all existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Acquisition Proposal and (y) revoke or withdraw access of any Person (other than Acquirer, its Affiliates, agents and Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company Parties in connection with an Acquisition Proposal and request from each such Person the prompt return or destruction of all non-public information with respect to the Company Parties previously provided to such Person in connection with an Acquisition Proposal; provided, however, that nothing in this Section 5.2(a) shall preclude Seller or its Representatives from contacting any Person solely for the purpose of complying with the provisions of the first clause of this sentence.
(b)    Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event within one Business Day) after receipt of any offer or proposal (formal or informal) relating to, or that would reasonably be expected to lead to, an Acquisition Proposal or any request for nonpublic information or inquiry related to or which would reasonably be expected to lead to an Acquisition Proposal, each of Seller, Holdco2 and the Company, as applicable, shall, provide Acquirer with written notice and the material details thereof, including the identity of the Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) making any such Acquisition Proposal, request, inquiry or contact as well as a copy of any such Acquisition Proposal, indication, inquiry or request (or, where given orally to Seller, Holdco2 or the Company, a description of such Acquisition Proposal) and will keep Acquirer reasonably informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof, provided, however, that this provision will not in any way be deemed to limit the obligations of Seller, Holdco2 or the Company and its respective Representatives set forth in Section 5.2(a).
(c)    Acknowledgement. Each of Seller, the Company Parties and Acquirer acknowledge that this Section 5.2 was a significant inducement for Acquirer to enter into this Agreement.

5.3    Proxy Statement and Other SEC Filings; Acquirer Stockholder Meeting.
(a)    As promptly as reasonably practicable following the date hereof (but in no event later than the 60th day immediately following the date hereof), Acquirer shall prepare (and Seller and the Company Parties shall provide reasonable assistance in connection therewith), and Acquirer shall file with the SEC, a proxy statement relating to the Acquirer Stockholder Approval and the nomination and appointment of the Specified Designees to the Acquirer Board for terms that expire no earlier than the end of the Second Milestone Period (the “Proxy Statement”). Acquirer shall use its reasonable best efforts to ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act. Acquirer shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Acquirer Stock as promptly as practicable following the date on which Acquirer files with the SEC the Proxy Statement in definitive form, following confirmation from the staff of the SEC (whether orally or in writing) that the comment process with respect to the Proxy Statement, if any, has concluded. Acquirer shall promptly (and in any event within one Business Day) notify Seller upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Seller with copies of all correspondences between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Seller of any oral comments with respect to the Proxy Statement received from the SEC. Acquirer shall use its reasonable best efforts to respond as promptly as practicable to any comments received from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing in definitive form the Proxy Statement (or any amendment or supplement thereto), or responding to any comments received from the SEC with respect thereto, Acquirer shall provide Seller a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Seller and the Company Parties shall reasonably cooperate to prepare appropriate responses thereto (and will provide each other with copies of any such responses given to the SEC) and make such modifications to the Proxy Statement as shall be reasonably appropriate.
(b)    The Parties shall reasonably cooperate in preparing and filing with the SEC the Proxy Statement and any necessary amendments or supplements thereto. Seller and the Company Parties shall furnish all information concerning Seller, the Company Group and the Business (including any audited and unaudited financial statements of the Company Group that may be required under Regulation S-X), as required under applicable securities laws in connection with (i) the preparation, filing and distribution of the Proxy Statement and any necessary amendments or supplements thereto, (ii) the preparation and filing of a Current Report on Form 8-K reporting the Closing and any necessary amendments thereto (the “Closing 8-K”) and (iii) the preparation, filing and distribution of any registration statement and related prospectus registering the resale of the shares of Acquirer Stock issued as the Stock Consideration and any necessary amendment or supplements thereto (the “Resale Registration Documents” and, together with the Proxy Statement and the Closing 8-K, the “Applicable SEC Filings”). Seller shall use its reasonable best efforts to obtain any necessary written consent of the auditor of the audited financial statements of the Company Group for the inclusion of its audit report on such audited financial statements in the Applicable SEC Filings for which such consent is required in order for such audit report to be included in such filing. Acquirer shall not file or mail the Proxy Statement or any amendment or supplement thereto to stockholders without the written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
(c)    The Proxy Statement shall state that the Acquirer Board has approved this Agreement and the Transactions, approved and declared advisable the issuance of shares of Acquirer Stock contemplated by this Agreement and include (i) the recommendation of the Acquirer Board to vote in favor thereof and (ii) the recommendation of the Acquirer Board to vote in favor of the appointment of the Specified Designees to the Acquirer Board for terms that expire no earlier than the end of the Second Milestone Period (the Acquirer Board recommendations described in this clause (ii) and the immediately preceding clause (i), collectively, the “Acquirer Board Recommendation”) and (iii) any other proposal that the Acquirer Board reasonably deems necessary or advisable to consummate the Transactions. None of the Acquirer Board or any duly authorized committee thereof shall (i) fail to include in the Proxy Statement the Acquirer Board Recommendation or fail to make the Acquirer Board Recommendation; (ii) change, modify, withhold, qualify or withdraw, or resolve or propose publicly to change, modify, withhold, qualify or withdraw, in each case, in a manner adverse to Seller or the Company Parties, the Acquirer Board Recommendation; or (iii) fail to publicly reaffirm the Acquirer Board Recommendation, in each case, within 10 Business Days after any written request of Seller to do so.
(d)    Acquirer shall advise Seller promptly after receiving oral or written notice of (i) any requirement that Acquirer supplement or amend the Proxy Statement (whether to correct a misstatement or omission to state a material fact or otherwise) or (ii) any oral or written request by the SEC for amendment of the Proxy Statement or SEC comments thereon or requests by the SEC for additional information. Acquirer shall promptly provide Seller with copies of any written communication from the SEC with respect to the Proxy Statement and Acquirer, Seller and the Company Parties shall cooperate to prepare appropriate responses thereto (and will provide each other with copies of any such responses given to the SEC) and make such modifications to the Proxy Statement as shall be reasonably appropriate.
(e)    If, at any time prior to the Effective Time, any event or circumstance shall be discovered by a Party that should be set forth in an amendment or a supplement to the Proxy Statement so that any such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other parties hereto and the Parties shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, in the case of Acquirer to the extent required by Law, disseminated to stockholders.
(f)    Each of Seller, the Company Parties and Acquirer shall use its reasonable best efforts to (i) cooperate with the other party to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for the Applicable SEC Filings, including the requirements of Regulation S-X, and (ii) provide and make reasonably available upon reasonable notice the senior management employees of the other party to discuss the materials prepared and delivered pursuant to this Section 5.3(f).
(g)    Acquirer shall take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the “Acquirer Stockholders’ Meeting”) as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement for the purpose of obtaining the Acquirer Stockholder Approval and approving the appointment of the Specified Designees to the Acquirer Board, which meeting shall be held not later than 35 days following the date on which the Proxy Statement is first mailed (or made available in accordance with Rule 14a-16 under the Exchange Act) to Acquirer’s stockholders. Acquirer shall include in the Proxy Statement the Acquirer Board Recommendation and solicit and use its reasonable best efforts to obtain the Acquirer Stockholder Approval. If, on a date for which the Acquirer Stockholders’ Meeting is scheduled, Acquirer shall have not received proxies representing a sufficient number of shares of outstanding Acquirer Stock to obtain the Acquirer Stockholder Approval, or if necessary to make or modify any disclosure contained in the Proxy Statement in order to comply with applicable Law (as determined in good faith by the Acquirer Board, after consultation with its outside legal counsel), irrespective of whether a quorum is present, Acquirer shall have the right to announce one or more successive postponements or adjournments of the Acquirer Stockholders’ Meeting; provided that the Acquirer Stockholders’ Meeting is not postponed or adjourned, in the aggregate, to a date that is more than thirty (30) days after the date for which the

Acquirer Stockholders’ Meeting initially was scheduled (excluding, however, any adjournments or postponements required by applicable Law).
5.4    Confidentiality; Public Disclosure. The Parties acknowledge that Seller and Acquirer have previously executed the Confidentiality Agreement and that, effective as of the Closing, the Confidentiality Agreement shall terminate and shall be of no further force or effect with no surviving obligations. No Company Party or Seller, on the one hand, or any Acquirer Party, on the other hand, in each case, directly or indirectly through their respective Representatives or any other Person shall issue any press release or other public statement or announcement regarding this Agreement, the Ancillary Agreements or the Transactions without, in the case of a press release or statement by any Company Party or Seller, the consent (not to be unreasonably withheld, conditioned or delayed) of Acquirer, or, in the case of a press release or statement by any Acquirer Party, the consent (not to be unreasonably withheld, conditioned or delayed) of Seller. Notwithstanding anything to the contrary in the foregoing, a Party shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Authority or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of a national stock exchange on which such Party’s capital stock is traded.
5.5    Access; Copy of VDR.
(a)    Subject to applicable Law and upon reasonable notice, each of Seller and the Company Parties shall afford Acquirer and its employees, attorneys, accountants, consultants, Representatives and other advisors and agents reasonable access, during normal business hours during the Pre-Closing Period, to the Company Group’s properties, books, contracts and records and appropriate individuals as Acquirer may reasonably request (including employees, attorneys, accountants, consultants and other professionals, in each case subject to applicable privilege), in each case concerning the business, properties and personnel of the Company Group, and during the Pre-Closing Period, each of Seller and the Company Parties shall reasonably promptly furnish to Acquirer such information concerning the business, properties and personnel of the Company Group as Acquirer may reasonably request; provided that each of Seller and the Company Parties may restrict the foregoing access to the extent that (i) any applicable Law requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information to Acquirer, (ii) such access would give rise to a risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iii) such access would be in breach of any confidentiality obligation, commitment or provision by which Seller or any member of the Company Group, as applicable, is bound or affected as of the Agreement Date, which confidentiality obligation, commitment or provision shall be disclosed to Acquirer; provided, that Seller and the applicable Company Party: (x) will be entitled to withhold only such information that may not be provided without causing such waiver; and (y) at the request of Acquirer, will reasonably cooperate with Acquirer and use its commercially reasonable efforts to obtain the consent or waiver of any third party to the disclosure in full of all such information to Acquirer. With respect to the furnishing by Seller or the Company Parties of competitively sensitive information, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel to Seller or the applicable Company Party reasonably advises against such exchange. In addition, any information obtained from Seller or the Company Parties pursuant to the access contemplated by this Section 5.5 shall be subject to the Confidentiality Agreement. Any access to any of Seller’s, or any member of the Company Group’s facilities shall be subject to, as applicable, Seller’s, or such member of the Company Group’s reasonable security and health-related measures and the requirements of the applicable Leases, and shall not include the right to perform any invasive testing or soil, air and groundwater sampling, including, any environmental assessment.
(b)    After the Closing, Seller agrees to provide, or cause to be provided, to Acquirer, the Surviving Entity or their designated Affiliate, as soon as reasonably practicable after written request therefor, reasonable access during normal business hours, to its and its Affiliates’ employees (without unreasonable disruption of employment) and to such books, records, documents and files in the possession or under the control of the Seller or its Affiliates to Acquirer, the Surviving Entity or their designated Affiliate to the extent reasonably required by Acquirer or the Surviving Entity (i) in order to comply with reporting, disclosure, filing or other similar requirements imposed on Acquirer, the Surviving Entity or their respective Affiliates under applicable Laws or (ii) in connection with any Proceeding related to the Business; provided that Seller shall not be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, or waive any attorney client or other similar privilege, and may redact information regarding itself or its Subsidiaries or otherwise not relating to Business, and, in the event such provision of information could reasonably be expected to violate any Law or agreement or waive any attorney client or other similar privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
5.6    Regulatory Approval; Reasonable Best Efforts.
(a)    Each of the Parties shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, applicable Laws, and as soon as reasonably practicable and advisable after the Agreement Date, each of the Parties shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Authority in connection with the Mergers and the other Transactions, including (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act (the “HSR Filings”), and (ii) any filings required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other applicable Law relating to the Mergers. Each Party will cause all documents that such Party is responsible for filing with any Governmental Authority under this Section 5.6 to comply in all material respects with all applicable Law.
(b)    Acquirer agrees to use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and any other applicable Antitrust Law that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to expeditiously close the Transactions. For the avoidance of doubt and notwithstanding anything else in this agreement, Acquirer shall not be required to (i) propose, negotiate, commit to or effect, by consent decree, hold, separate order, or otherwise, the sale, the divestiture or disposition of any of its assets, properties or businesses, including those of Affiliates, or of the assets, properties or businesses to be acquired by it pursuant to this Agreement, and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Acquirer’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company (the foregoing actions individual and in the aggregate being “Remedial Actions”), in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Proceeding under the HSR Act or any other Antitrust Law, which would otherwise have the effect of preventing or delaying the Closing, unless such Remedial Actions would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the benefits to be derived by Acquirer and its Affiliates as a result of the Mergers and the other Transactions. Further, Acquirer and its Affiliates shall not be obligated to contest, administratively or in court, any litigated Proceeding under the HSR Act or any other Antitrust Law seeking to enjoin the Mergers and the other Transactions, or to impose any Remedial Actions upon the Acquirer, Seller or the Company and their respective Affiliates.
(c)    Each of the Parties shall work together and promptly supply the other with any information which may be required and reasonable assistance as the other may request in order to effectuate any filings or applications pursuant to Section 5.6. Except where prohibited by applicable Antitrust Laws relating to the exchange of information, and subject to the Confidentiality Agreement, each of Seller and the Company Parties, on one hand, and Acquirer, on the other, shall use commercially reasonable efforts to (i) consult with the other party prior to taking a position with respect to any such filing, (ii) permit the other party to review and discuss in advance, and consider in good faith, the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with any investigations or Proceedings in connection with this Agreement or the Transactions (including under any antitrust or fair trade applicable Law), (iii) coordinate with the other Party in preparing and exchanging such information and (iv) promptly provide the other party (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority in connection with this Agreement or the Transactions (though sensitive negotiation and deal valuation materials may be redacted); provided that the final determination as to the strategy for dealing with the FTC, the DOJ or any other applicable Governmental Authority shall be made by Acquirer.
(d)    Further, neither Party shall participate in any meeting or material discussion with any Governmental Authorities with respect to any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Party, shall be limited to outside antitrust counsel only).
(e)    Each of Acquirer and Seller shall equally split (i) all filing fees and local counsel fees payable in connection with the filings described in this Section, and (ii) all fees of economists and any other expert fees deemed advisable or necessary by counsel for the Parties in connection with compliance with a “second request” issued by the FTC or DOJ pursuant to the HSR Act, or to respond to any investigation of the agreements contemplated herein by a Governmental Authority prior to Closing. (with Holdco2’s portion of such fees being included in Transaction Expenses).

5.7    Third-Party Consents; Notices; Seller Contracts.
(a)    Promptly after the Agreement Date, following consultation with Acquirer, Seller or the applicable Company Party will send each notice and will use their respective commercially reasonable efforts to obtain all consents, waivers and approvals from all Persons that are necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, including under any Permit or Contract whereby the consummation of the Transactions would, in the absence of the Consent of a third party, constitute or give rise to (A) a breach of applicable Law or such Contract; (B) loss of any material rights or benefits under such Contract; or (C) an entitlement to accelerate, terminate, forfeit or dispose of such Contract. Such notices, consents, waivers and approvals will be in a form reasonably acceptable to Acquirer.
(b)    With respect to the Seller Contracts, prior to the Closing Date, the Company shall use its commercially reasonable efforts to enter into new Contracts on substantially similar terms as the Seller Contracts with the respective Third Parties thereto, including such new Contracts with respect to the Seller Contracts to which Top Customers, Top Suppliers and Top Payors are parties (such new Contracts with Top Customers, Top Suppliers and Top Payors, “Required Closing Contracts” ). If any Seller Contract is not Transferred on or prior to the Closing Date, Seller hereby agrees to use commercially reasonable efforts in cooperation with Acquirer to (i) implement arrangements (including subleasing, sublicensing or subcontracting) (A) to provide the underlying rights and benefits of the Company to Acquirer, the Surviving Entity and their designated Affiliates and (B) for the Surviving Entity or Acquirer or their designated Affiliate to assume all Company obligations thereunder and (ii) obtain any requisite Consent, substitution, novation, or amendment required to Transfer the portion of the Seller Contract attributable to the Business to Acquirer, the Surviving Entity, or their designated Affiliate.
5.8    Notice of Developments.
(a)    During the Pre-Closing Period:
(i)    Each of Acquirer, on the one hand, and Seller and the Company Parties, on the other, will promptly advise the other Party in writing of any event or circumstance that would reasonably be expected to result in any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect so as to cause the Closing conditions set forth in Section 6.1 or in Section 6.2 or Section 6.3, respectively, to fail to be satisfied.
(ii)    Each of Acquirer, on the one hand, and Seller and the Company Parties, on the other, will promptly advise the other Party in writing of any event or circumstance that would reasonably be expected to result in the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time in any respect so as to cause the Closing conditions set forth in Section 6.1 or in Section 6.2 or Section 6.3, respectively, to fail to be satisfied.
(iii)    Seller or Holdco2, as applicable, will promptly advise Acquirer in writing of any change or event having, or which is reasonably likely to have, alone or in combination with other changes or events, a Material Adverse Effect with respect to the Company Group.
(iv)    Seller or Holdco2, as applicable, will promptly advise Acquirer in writing of any Proceeding initiated by or against any member of the Company Group or, to the Company’s Knowledge, any Proceeding threatened against any member of the Company Group, or brought or threatened against any director, officer, or equityholder of any member of the Company

Group, in each case in its capacity as such (a “New Litigation Claim”), and notify Acquirer of ongoing material developments in any New Litigation Claim and consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.
(v)    Seller or Holdco2, as applicable, will promptly advise Acquirer in writing of any written notice from any Person (from which Acquirer and Seller shall have not previously determined to obtain consent), alleging that the consent of such Person is or may be required in connection with the Mergers.
(vi)    Seller or Holdco2, as applicable, will deliver to Acquirer as soon as practicable, but in any event within three Business Days, of applicable Governmental Authority contact, copies of any associated correspondence. Neither the Seller, Holdco2 or any member of the Company Group shall have any further communication with such Applicable Government Authority without prior written notice to Acquirer.
(b)    No notification pursuant to this Section 5.8 will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Company Disclosure Schedules or the Acquirer Disclosure Schedules, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Ancillary Agreements.
5.9    Regulatory Matters. During the Pre-Closing Period, the Seller and the Company Parties shall use and shall cause their respective Affiliates to use commercially reasonable efforts to make available to Acquirer and its Representatives, as and to the extent requested by Acquirer, complete and accurate copies of all written correspondence between any member of the Company Group, on the one hand, and the applicable Regulatory Authorities, on the other, other than routine, non-material communications in the Ordinary Course of Business, that is or comes into the Seller’s, its Affiliates’ or the Company Group’s possession or control during the Pre-Closing Period promptly after Seller or the Company Parties obtain such possession or control thereof, except to the extent any such material is immaterial to the Company Group. The Company Parties shall, and shall cause their respective Representatives to consult and reasonably cooperate with Acquirer, as and to the extent reasonably requested by Acquirer, and take into good faith consideration the views of Acquirer in connection with any clinical and preclinical trials and any regulatory filings, and any communications with any Regulatory Authority, in each case with respect to the Company Group, during the Pre-Closing Period.

5.10    Delivery of Financial Statements. During the Pre-Closing Period, Seller or Holdco2 will deliver to Acquirer, (a) not later than eight Business Days after the end of each calendar month, an unaudited consolidated balance sheet as of the end of such month and unaudited consolidated statements of operations and cash flows for such month; provided that the cash flow statements need only be included on a quarterly basis; and (b) on or before the fifth (5th) Business Day prior to the Closing, audited consolidated financial statements, including consolidated balance sheets and consolidated statements of income, changes in stockholder equity, and cash flows, of the Company Group for the twelve (12) months ended December 31, 2021 prepared in accordance with the Accounting Standards (the “Interim Financial Statements”), and provide such additional supporting or related information as may be reasonably requested by Acquirer in respect of such Interim Financial Statements. Holdco2 covenants and agrees that such financial statements and the notes thereto, if any, will fairly present in all material respects the financial condition of the Company Group at the respective dates thereof and the results of its operations for the respective months then ended, and will be prepared in accordance with the books and records of the Company Group in conformity with the Accounting Standards, consistently applied with the Financial Statements, except for the omission of footnotes and normal, immaterial year-end adjustments.
5.11    Tax Matters.
(a)    Cooperation. Without limiting any of the other provisions of this Section 5.11, the Parties shall cooperate fully, as and to the extent reasonably requested by any of them, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. In this regard, Acquirer shall retain all books and records with respect to Tax matters of the Company Group which are or may be pertinent to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations and shall make them available to Seller in connection with any audit, litigation or other Proceeding relating to the Company Group or with respect to which the Company Group is relevant.
(b)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions (“Transfer Taxes”), if any, shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Acquirer; provided that any Transfer Taxes incurred as a result of or in connection with the Pre-Closing Restructuring shall be borne and paid 100% by, and be the sole responsibility of, Seller. Seller or Acquirer (as required by applicable Law) shall prepare and timely file (or cause to be prepared and timely filed) at its own expense all Tax Returns required to be filed in respect of any such Taxes, provided, however, that Taxes relating to such Tax Returns shall be borne and paid by the Seller and Acquirer as provided in the preceding sentence.
(c)    Straddle Periods. For purposes of determining the liability for Taxes (as well as any refund or credit with respect thereto) of or in respect of, or payable by, Holdco2 or the Company Group in respect of any Straddle Period, (i) the amount of any such Taxes based on or measured by income, sales, use, receipts, or other similar items of the Company Group that constitute a Tax in respect of a Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of any other Taxes of the Company Group for a Straddle Period that relate to and constitute a Tax in respect of a Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. For purposes of determining the amount of Taxes attributable to the pre-Closing portion of any Straddle Periods under this Agreement, all applicable Transaction Tax Deductions shall be allocated to and deducted in the pre-Closing portion of any Straddle Period to the extent permitted by applicable Law on a “more likely than not” basis.
(d)    Tax Returns. At the cost and expense of Seller, Seller or Parent shall prepare and file (or cause to be prepared and filed) all Tax Returns of or relating to the Company Group for any Pre-Closing Tax Period that are due after the Closing. Seller shall provide a copy of such Tax Return to Acquirer at least fifteen (15) days before the due date for filing such Tax Return (or as soon as reasonably practicable, if such due date is less than fifteen (15) days after the Closing Date) for Acquirer’s review. Seller or Parent, as applicable, shall consider in good faith all reasonable written comments made by Acquirer with respect to such Tax Returns within five Business Days prior to the due date for filing such Tax Return. All such Tax Returns shall be timely filed as finally prepared by Seller. Tax Returns for any Pre-Closing Tax Periods and Straddle Periods shall include therein as deductions all Transaction Tax Deductions to the extent permitted by applicable Law on a “more likely than not” basis. Notwithstanding anything to the contrary in this Agreement, Seller, Parent and Subsidiaries of Parent shall not be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Parent or any Subsidiary of Parent, or (ii) a consolidated, combined, affiliated or unitary group that includes Parent or any Subsidiary of Parent.
(e)    Tax Proceedings. Acquirer shall inform Seller of the receipt by Acquirer or its Affiliates (including the Surviving Entity after the Closing) of notice of any deficiency, proposed adjustment, adjustment, assessment, audit, claim, inquiry, examination, suit, dispute or other proceeding relating to Taxes with respect to which Acquirer intends to seek indemnification under Article 8 (a “Tax Proceeding”). Seller shall not be relieved of its indemnification obligations hereunder if such notice is not delivered promptly except to the extent Seller is materially prejudiced thereby. Seller or Parent shall have the exclusive right to control, conduct and settle any Tax Proceeding. Seller or Parent shall keep Acquirer reasonably informed of all material developments of such Tax Proceeding. Notwithstanding anything in Article 8 to the contrary, this Section 5.11(d), and not Section 8.3, shall govern the conduct of Tax Proceedings.
(f)    Tax Free Reorganization Matters. The Parties intend that, for United States federal income tax purposes, the Mergers will qualify as a Reorganization to which each of the Parties are to be parties under Section 368(b) of the Code and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”). The Mergers shall be reported by the Parties for all Tax and other purposes in accordance with the foregoing and will not take any position inconsistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding any other provisions of this Agreement, the composition of payments under this Agreement shall be consistent with the qualification of the transactions contemplated hereby as a Reorganization, including the requirements of Treasury Regulations Section 1.368-1(e) and a minimum proprietary interest under such regulations of at least forty percent (40%), and adjustments shall be made to the composition of payments and satisfaction of indemnity claims as between Acquirer Stock, cash and any other items to the extent necessary to comply with the foregoing. The Parties shall consult and cooperate with each other in good faith for purposes of making any such adjustments. The parties covenant and agree that they will not take any actions before or after the Closing that would be reasonably expected to adversely affect the status of the Mergers as a Reorganization. The Parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of transactions contemplated by this Agreement consistently with the Intended Tax Treatment, including providing factual support letters and customary tax representations to counsel for purposes of rendering any Tax opinions that may be provided by counsel. Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended Tax Treatment.
(g)    Tax Refunds. All refunds of Taxes of any member of the Company Group for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 5.11(c)) (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be for the benefit of the Seller. To the extent that the Acquirer, any member of the Company Group, or any of their Affiliates receives a Tax refund that is for the benefit of the Sellers that was not included in the calculation of Company Net Working Capital, the Acquirer shall pay to the Seller the amount of such Tax refund (and interest received from the Governmental Authority with respect to such refund), net of out-of-pocket Taxes and reasonable professional fees and expenses incurred to obtain such. Tax refund. The amount due to the Seller shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the Tax refund is in the form of a credit or offset, ten (10) days after the due date of the Tax Return claiming such credit. or offset). The Acquirer shall, and shall cause the members of the Company Group, to take all reasonable actions necessary, or requested by the Seller, to timely claim any Tax refunds that will give rise to a payment under this Section 5.11(g). Notwithstanding the foregoing, in the event it is subsequently determined that any Tax refund or Tax credit for which the Acquirer made a payment hereunder was improperly obtained or otherwise disallowed, the Seller shall pay to the Acquirer an amount equal to the amount such Tax refund or Tax credit so disallowed (not exceeding the amount of the applicable Tax refund or Tax credit for which Acquirer made a payment to the Seller Representative under this Section 5.11(g)) within ten (10) days after delivery of a written notice to the Seller of such determination or disallowance. Payments under this paragraph (g) shall be treated as adjustments to the Merger Consideration.
(h)    Post-Closing Actions. Acquirer shall not permit the Company or any of its Affiliates to take any action on the Closing Date that could increase Seller’s liability for Taxes or reduce the amount of any Tax refund or Tax credit of Seller. None of the Acquirer, the Company Group nor any of their respective Affiliates shall (or shall cause or permit any members of the Company Group or their Subsidiaries) to (i) file, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries, with respect to any Pre-Closing Tax Period, (ii) make any Tax election pursuant to Sections 336 or 338 of the Code in connection with the transactions contemplated hereby, or any other election that has retroactive effect to any Pre-Closing Tax Period of any member of the Company Group or their Subsidiaries or Affiliates, (iii) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of the Company or any of its Subsidiaries or their Affiliates for a Pre-Closing Tax Period, or (iv) enter into any voluntary disclosure with any taxing authority regarding any Tax or Tax Returns of the Company or any of its Subsidiaries for a Pre-Closing Tax Period (including any voluntary disclosure with a taxing authority with respect to filing Tax Returns or paying Taxes for any Pre-Closing Tax Period in a jurisdiction that the Company did not previously file a Tax Return or pay Taxes), in each case, without the prior written consent of the Seller, which shall not be unreasonably withheld, delayed or conditioned.
5.12    Insurance; Indemnification of Directors and Officers.
(a)    Insurance.
(i)    Following the Closing and for the duration of the term of the Transition Services Agreement, with respect to claims for events or Damages related to the Company Products with respect to pre-Closing occurrences that are covered by Seller’s occurrence-based third-party liability insurance policies (the “Available Insurance Policies”), subject in all cases to the terms and limitations of such policies (such claims, the “Valid Pre-Closing Claims”), (A) Acquirer may promptly notify Seller in writing of any matter that is reasonably expected to give rise to a Valid Pre-Closing Claim under any such Available Insurance Policy (provided that the failure to promptly notify Seller shall not relieve Seller from its obligations under clause (B), except to the extent that such failure invalidates the validity of any purportedly Valid Pre-Closing Claim), and (B) Seller shall, and shall cause its Affiliates to, (1) make Valid Pre-Closing Claims and reasonably pursue and seek to recover on such claims under the terms of the applicable Available Insurance Policies and (2) reasonably promptly deliver to Acquirer any insurance proceeds received with respect thereto (calculated net of reasonable expenses incurred in procuring such recovery and any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of Seller to the extent resulting from such claims, and taking into account the available coverage under each Available Insurance Policy, it being understood that such coverage shall first be available to satisfy other claims of Seller or its Affiliates that are pending under such policy at the time the claim for the benefit of Acquirer is made); provided that, unless otherwise deducted from the proceeds received by Acquirer, Acquirer shall pay (or reimburse Seller for), without duplication, any deductibles, retentions, loss-sensitive, self-insurance amounts or other costs, in each case, to the extent resulting from any Valid Pre-Closing Claim made by Seller or its Affiliates on behalf of any of Acquirer or the Company Group under such policies for Valid Pre-Closing Claims. For the avoidance of doubt, Acquirer shall be liable for all uninsured, uncovered, unavailable or uncollectible Damages associated with any such Valid Pre-Closing Claim. Following the Closing, if permitted under the applicable Available Insurance Policy, Seller hereby authorizes Acquirer and its Subsidiaries, under the direction and control of Seller, to notify, make and pursue Valid Pre-Closing Claims as contemplated by this Section 5.12(a)(i) under the Available Insurance Policies, subject to the payment and reimbursement provisions set forth in the prior sentence. Notwithstanding anything to the contrary herein, Seller shall not have any Liability or obligation to bring any Proceedings to obtain any insurance coverage for any Valid Pre-Closing Claim.
(ii)    In connection with the pursuit of any Valid Pre-Closing Claim, Acquirer shall, and shall cause the Company Group to, fully cooperate with Seller in pursuing coverage for any Valid Pre-Closing Claim. If Acquirer or any of its Affiliates breach, or cause any member of Seller to breach, any terms or conditions of any Available Insurance Policies with respect to any Valid Pre-Closing Claim, Acquirer shall be solely responsible for, and shall bear the risk of any loss of coverage cause by such breach (and, in all events, the Acquirer shall bear the risk of any lack of coverage under the Available Insurance Policies). Acquirer shall, and shall cause the Company Group to, use commercially reasonable efforts to pursue rights of recovery against third parties with respect to claims7, Liabilities, occurrences, accidents, events, matters, Proceedings or Damages for which the Company Group has the ability to mitigate via contract or tort and shall cooperate with Seller with respect to the pursuit of such rights.
(b)    Indemnification of Directors and Officers.
(i)    Each of Acquirer, Seller and Holdco2 agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date (including in connection with this Agreement and the Transactions), that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, manager, officer or employee of any member of the Company Group, or who at the request of Seller, Holdco2 or any of their respective Affiliates served prior to or on the Closing Date as a director, officer, member, manager, employee, trustee or fiduciary of any other entity of any type (each a “D&O Indemnified Person”), including as provided in the Governing Documents of any member of the Company Group (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect following the Closing Date. In furtherance (and not in limitation of) the foregoing, for the six (6) year period following the Closing Date, Acquirer will cause the Company Group to, and the Company Group will maintain in the Governing Documents of each applicable member of the Company Group provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in such member’s Governing Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person. Each Indemnity Agreement shall continue without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person, in each case in accordance with its terms.
(ii)    If Acquirer or any member of the Company Group (or any of its successors or assigns) (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, proper provision will be made so that such other Person fully assumes the obligations set forth in this Section 5.12(b).

(iii)    The provisions of this Section 5.12(b) shall survive the Closing. This Section 5.12(b) shall be for the irrevocable benefit of, and will be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person will be an express intended third party beneficiary of this Agreement for such purposes. Acquirer will pay, or will cause the applicable member of the Company Group, as and when incurred by any Person referred to in the immediately preceding sentence, all fees, costs, charges and expenses (including attorneys’ fees and expenses) incurred by such Person in enforcing such Person’s rights under this Section 5.12(b). Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.12(b) will not be terminated, revoked, modified or amended in any way so as to adversely affect any Person referred to in the second sentence of this Section 5.12(b)(iii) without the written consent of such Person. With respect to any right to indemnification or advancement for actual or claimed acts or omissions occurring prior to or on the Closing Date (including in connection with this Agreement and the Transactions), the applicable member of the Company Group will be the indemnitor of first resort, responsible for all such indemnification and advancement that any D&O Indemnified Person may otherwise have from any direct or indirect stockholder or equity holder of any of the members of the Company Group (or any Affiliate of such stockholder or equity holder).
(iv)    Notwithstanding anything to the contrary contained in this Section 5.12(b), Seller’s directors and officers insurance policies, in each case as in effect as of the Closing Date, shall be the first and primary recourse for any indemnification to which any D&O Indemnified Person may be entitled under this Section 5.12(b). For the six (6) year period following the Closing Date, Seller agrees to treat any such claim for indemnification against its directors and officers insurance policies as a Valid Pre-Closing Claim in accordance with Section 5.1(a).
5.13    Employee Matters.
(a)    All Continuing Employees shall continue as employees of the Company Group as of and immediately following the Closing. For a period of at least one (1) year following the Closing Date, Acquirer shall cause to be provided to the Continuing Employees (i) base salary or wages, as applicable, and cash bonus opportunities (and excluding, for the avoidance of doubt, equity or equity-based bonus opportunities), in each case no less favorable than those provided to such Continuing Employees as of the Agreement Date and (ii) employee benefits that are no less favorable in the aggregate than those provided to the Continuing Employees as of the Agreement Date.
(b)    As of the Closing Date, the Company Group shall cease to be participating employers in the Seller Benefit Plans that provide retirement, health or welfare benefits. With respect to each benefit plan, program, practice, policy or arrangement maintained by the Acquirer or any of its Affiliates (including the Company) following the Closing Date and in which any of the Continuing Employees participate (the “Acquirer Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Company Group as of the Closing under similar or comparable Company Benefit Plans (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits), except to the extent such service credit would result in any duplication of benefits. Acquirer shall use commercially reasonable efforts to cause each applicable Acquirer Plan to waive, to the extent permitted by applicable Law, eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations. To the extent permitted by applicable Law and to the extent applicable in the plan year that contains the Closing Date, Acquirer shall use commercially reasonable efforts to give the Continuing Employees credit under the applicable Acquirer Plan for amounts paid prior to the Closing Date during the calendar year in which the Closing Date occurs under a corresponding benefit plan for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Acquirer Plan.
(c)    Acquirer shall cause an Acquirer Plan that is intended to be tax qualified under Section 401(a) of the Code (“Acquirer 401(k) Plan” ) to permit Continuing Employees with account balances in a Seller Benefit Plan intended to be qualified under Section 401(a) of the Code (“Seller 401(k) Plan” ) to roll over their account balances, and shall use commercially reasonable efforts to include any loans, to such Acquirer 401(k) Plan. Seller shall provide a matching contribution under the Seller 401(k) Plan with respect to each Continuing Employee’s accrued matching contribution under the Seller 401(k) Plan as of the Closing Date for the portion of the plan year that includes the Closing Date for compensation earned prior to the Closing Date by contributing the Accrued 2022 401(k) Match to the Seller 401(k) Plan.
(d)    Prior to the Closing, the Company Group shall pay discretionary annual bonuses for the performance period ended December 31, 2021, as determined in Seller’s sole discretion, and any commissions or other cash incentives with respect to performance periods ending on or before the Closing Date to the extent payable prior to the Closing in the Ordinary Course of Business. With respect to any other commissions or other cash incentives for performance periods ending on or after January 1, 2022 and on or before the Closing Date, Acquirer shall cause the Company Group to pay out the incentives thereunder in accordance with the terms thereof and consistent with past practice. With respect to performance periods in progress as of the Closing Date for any annual cash bonuses, commissions or other cash incentives, Acquirer shall cause the Company Group to maintain the terms of such programs in effect for the remainder of such performance periods and to pay out the incentives thereunder in accordance with such terms and consistent with past practice.
(e)    Prior to the Closing, Seller may in its sole discretion accelerate the vesting of equity and equity based incentive awards held by Company Employees under Seller’s equity incentive plans, and may in its sole discretion extend the exercise period of stock options held by Company Employees under Seller’s equity incentive plans to the one (1) year anniversary of the Closing Date.
(f)    Acquirer shall provide COBRA continuation coverage to each Continuing Employee who is an “M&A qualified beneficiary” (within the meaning of Treasury Regulation Section 54.4980B-9) in connection with the Transactions. Seller shall provide COBRA continuation coverage to each individual who is an M&A qualified beneficiary in connection with the Transactions and is not a Continuing Employee.
(g)    As soon as practicable following the Agreement Date, Acquirer and the Company’s Chief Executive Officer shall mutually consult regarding the terms of an equity and cash retention pool for the benefit of certain Company Employees.
(h)    Prior to the Closing, the Company shall use its commercially reasonable efforts (which for the avoidance of doubt shall not require the Company to pay any consideration) to obtain executed confirmatory assignments of Intellectual Property, in form and substance reasonably satisfactory to Acquirer, from any Authors that have not previously executed such agreements.
(i)    Nothing contained in this Section 5.13 shall, or shall be construed so as to, (i) prevent or restrict in any way the right of Acquirer to terminate reassign, promote or demote any employee, consultant, director or other service provider (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, or conditions of employment or service, to the extent not covered by this Section 5.13, of any such employee, consultant, director or other service provider at any time following the Closing, (ii) constitute an amendment or modification of any Company Benefit Plan or other employee benefit plan, (iii) create any third-party rights in any such current or former employee, consultant, director or other service provider (including any beneficiary or dependent thereof) or (iv) except as set forth in Section 5.13(c)obligate Acquirer or any of its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Acquirer or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.
5.14    Transition Services Agreement and Accounts Receivable.
(a)    During the Pre-Closing Period, the Parties shall cooperate with each other and promptly negotiate and finalize the Transition Services Agreement covering the provision of certain transition services from Seller and its relevant Affiliates to the Company Group, acting reasonably and in good faith. In connection with the foregoing, Seller and Acquirer will take any other actions reasonably required to identify and define the services provided by Seller and its relevant Affiliates to the Company Group prior to Closing that are material to or reasonably necessary for the conduct of the Business following the Closing. The Transition Services Agreement shall cover transition services permitted under applicable Law and reasonably necessary for the conduct of Business by the Company Group following the Closing and provision that relate to the matters set forth in Schedule 5.14(a). All such transition services will be provided at Seller’s cost, without markup or margin, in accordance with applicable Laws and at the same or better standard of service as such services were provided to the Company Group prior to Closing. Individual Transition Services Agreements shall be established for each jurisdiction other than the United States in which the applicable Business, service recipients or service providers are located or are organized, as mutually agreed by Seller and Acquirer, in substantially the form of the Transition Services Agreement.
(b)    If, following the Closing, Seller or any of its Affiliates receive payment of a receivable that should have been paid to Company Group, Seller shall notify Acquirer and deliver such payment to Acquirer or its designee promptly following the receipt thereof. Acquirer may direct all relevant trade debtors to make payment on such receivables to Acquirer’s specified address and/or account.
5.15    Prohibited Activities.
(a)    Seller shall not, and shall not permit or cause any of its controlled Affiliates to, at any time prior to four (4) years from the Closing, directly or indirectly, (i) solicit the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any employee of the Company Group as of Closing or any Person who had been an employee of the Company Group within the twelve (12) month period immediately preceding the Closing, without Acquirer’s prior written consent, or (ii) hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any Key Employee, unless such Person has been terminated by Acquirer or any of its Affiliates subsequent to the Closing and who has not been employed or engaged by the Company Group for a period of at least six (6) months prior to the date of such hire, without Acquirer’s prior written consent. For purposes of this Section 5.15(a), the terms “solicit the employment or services” shall be deemed not to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise.
(b)    Seller shall not, and shall not permit, cause or encourage any of its controlled Affiliates to, for a period of four (4) years following the Closing, directly or indirectly, for Seller or on behalf of or in conjunction with any other Person (other than Acquirer and its Affiliates, including the Company Group) engage in the Business anywhere in the world.
5.16    Subsidiary Compliance. Acquirer shall cause each Merger Sub to comply with all of such Merger Sub’s obligations under or relating to this Agreement and, prior to the Closing, each of Seller, the Company and Holdco2 shall cause the Company Group to comply with all of the Company Group’s obligations under or relating to this Agreement.
5.17    Pre-Closing Restructuring. Seller and the Company Parties shall use their respective reasonable best efforts to, as soon as reasonably practicable following the Agreement Date, complete the Pre-Closing Restructuring in accordance with the steps set forth on Schedule D and obtain and deliver to Acquirer written confirmation from the IRS (or other evidence reasonably satisfactory to Acquirer) stating that the Company will retain its EIN following completion of the Transactions.

ARTICLE 6
CONDITIONS TO THE MERGERS
6.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
(a)    Stockholder Approval. The Holdco2 Stockholder Approval shall have been duly and validly obtained and the Acquirer Stockholder Approval shall have been duly and validly obtained.
(b)    Illegality. No Order issued by any court of competent jurisdiction preventing the consummation of the Mergers shall be in effect, and no action shall have been taken by any Governmental Authority seeking the foregoing, and no Law or Order shall have been enacted or entered that makes the consummation of the Mergers illegal.
(c)    Governmental Approvals. All filings with and approvals of any Governmental Authority required to be made or obtained prior to the Closing and in connection with the Mergers shall have been made or obtained and shall be in full force and effect, and the applicable waiting period under the HSR Act, including any extensions thereof agreed to by the parties and the relevant Governmental Authority, shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Authority (the “Antitrust Condition”).
6.2    Additional Conditions to Obligations of Seller and the Company Group. The obligations of Seller and the Company Parties to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Seller and the Company Parties and may be waived only by Seller (on behalf of itself and/or the Company Parties) in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations, Warranties and Covenants. The representations and warranties made by Acquirer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Acquirer at or prior to the Closing.
(b)    Receipt of Closing Deliveries. Seller, the Company or Holdco2 shall have received each of the agreements, instruments, certificates and other documents set forth in Section 2.3(c) (other than clause (iv) thereof, which shall be delivered upon Closing as set forth in and in accordance with Section 2.5(a)(i)).
(c)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect (substituting, in each case, “the Acquirer” for references to the Company Group or Company Parties) with respect to the Acquirer and its Subsidiaries (taken as a whole) that is continuing.
(d)    Nasdaq Listing. The Stock Consideration issuable pursuant to this Agreement in connection with the Mergers (including pursuant to Section 2.7) shall have been approved for listing on Nasdaq (or any successor national securities exchange thereto), subject to official notice of issuance.

6.3    Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer and the Merger Subs to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and the Merger Subs and may be waived by Acquirer (on behalf of itself and/or Merger Sub) in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations, Warranties and Covenants. (i) The Company Fundamental Representations (other than those representations and warranties contained in Section 3.12 (Taxes)) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates); (ii) all other representations and warranties (including those contained in Section 3.12 (Taxes)) made by the Company Parties and Seller herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates); and (iii) each of Seller and the Company Parties shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Seller and the Company Parties, respectively, at or prior to the Closing.
(b)    Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 2.3(b).
(c)    Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition materially limiting or restricting Acquirer’s ownership, conduct or operation of the Business following the Closing shall be in effect, and no Proceeding seeking any of the foregoing shall be pending or threatened.
(d)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company Group (taken as a whole) that is continuing.
(e)    Financial Statements. Holdco2 shall have delivered to Acquirer, on or prior to five days prior to the Closing, the Required Financial Statements; provided that, the financial statements required by Item 9.01(a) and (b) of Form 8-K shall not be a condition to the Closing if the 71-day grace period provided by Item 9.01(a)(3) of Form 8-K shall then be available to Acquirer.
(f)    Completion of the Pre-Closing Restructuring. Prior to the Closing, Seller and the Company Parties shall have completed the Pre-Closing Restructuring in accordance with the steps set forth on Schedule D and Holdco2 shall have delivered to Acquirer written confirmation from the IRS (or other evidence reasonably satisfactory to Acquirer) stating that the Company will retain its EIN following completion of the Transactions (the “Pre-Closing Restructuring Condition”).
(g)    Key Employee. Katherine Stueland shall have remained continuously employed on a full-time basis with the Company through the Closing, Ms. Stueland’s Key Employment Agreement shall continue to be in full force and effect and no action shall have been taken by Ms. Stueland to repudiate or rescind such agreement and Ms. Stueland shall, as of the Closing, be ready, willing and able to perform the duties contemplated by the Key Employment Agreement following the Closing.
(h)    Required Closing Contracts. A member of the Company Group and the applicable Third Parties shall have entered into the Required Closing Contracts and delivered copies thereof to Acquirer (together with the condition set forth in Section 2.3(b)(xii), the “Required Consent Condition”).
ARTICLE 7
TERMINATION
7.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Mergers abandoned by authorized action taken by the terminating Party or Parties, whether before or after the Holdco2 Stockholder Approval is obtained:
(a)    by mutual written consent of Acquirer and Seller duly authorized by the Acquirer Board and the Seller Board, respectively;
(b)    by either Acquirer or Seller, by written notice to the other, if the Closing shall not have occurred on or before August 14, 2022 or such other date that Acquirer and Seller may agree upon in writing (the “Termination Date”); provided that Acquirer or Seller may, by written notice to the other such Party, extend the Termination Date to October 14, 2022 if, as of the initial Termination Date, (A) any one or more of the Antitrust Condition, Pre-Closing Restructuring Condition and Required Consent Condition shall not have been satisfied and (B) all of the other conditions to the Closing set forth in Article 6 shall have been satisfied or waived (other than the conditions that, by their terms, are intended to be satisfied at the Closing, which conditions only need to be capable of being satisfied at the Closing); provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or shall have directly resulted in, the failure of the Closing to occur on or before the Termination Date;
(c)    by either Acquirer or Seller, by written notice to the other, if any Order of a Governmental Authority of competent authority preventing the consummation of the Mergers shall have become final and non-appealable;
(d)    by Acquirer, by written notice to Seller, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, the Company Parties or Seller herein and such inaccuracy or breach shall not have been cured within 30 days after receipt by Seller of written notice from Acquirer of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured); (ii) the Holdco2 Stockholder Approval is not obtained within seven (7) days following the execution of this Agreement; or
(e)    by Seller, by written notice to Acquirer, if there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Acquirer or any of the Acquirer Parties herein and such inaccuracy or breach shall not have been cured within 30 days after receipt by Acquirer of written notice from Seller of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured).
7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of the Parties or their respective officers, directors, stockholders or Affiliates; provided that (i) Section 5.4 (Confidentiality; Public Disclosure), this Section 7.2 (Effect of Termination), Article 9 (Miscellaneous) and any related definition provisions in or referenced in Article 1 (Definitions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any intentional misrepresentation made by, or a willful breach of any covenant, agreement or obligation of, such party herein.
ARTICLE 8
INDEMNIFICATION
8.1    Survival of Representations; Claims Period.
(a)    The representations and warranties contained in Article 3 and Article 4 that are not Fundamental Representations shall survive the Closing until the date that is 12 months following the Closing Date and the Fundamental Representations shall survive until the expiration of the applicable statute of limitations. All of the covenants and other agreements of the Parties contained in this Agreement to be performed at or prior to the Closing shall survive until the date that is 12 months following the Closing Date and all other covenants and other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled. The period during which an Acquirer Indemnified Party may assert a claim for indemnification in respect of any of the matters set forth in clauses (iii) through (vi) of Section 8.2(a) shall survive indefinitely, except for the Repayment Obligations Indemnity, which period shall expire on the date that is two years following the Closing Date.
(b)    Any claim for indemnification under this Article 8 must be asserted by a Claim Notice within the applicable survival period contemplated by Section 8.1(a), and if such a Claim Notice is given within such applicable period, the survival period for such representation, warranty, covenant or other agreement solely with respect to such claim shall continue until the claim is fully resolved.
8.2    Indemnification.
(a)    From and after the Closing, subject to the provisions of this Article 8, Seller shall indemnify, defend and hold harmless each Acquirer Party and each of its Affiliates (including, after the Closing, the Surviving Entity and the other members of the Company Group) and each Acquirer Party’s Representatives (the “Acquirer Indemnified Parties”) from and against any and all damages, claims, losses, costs, Liabilities, expenses or amounts paid in settlement, including interest, fines, penalties, reasonable attorneys’ fees and expenses of investigation, defense, enforcement of this Agreement and remedial action (collectively, “Damages”), asserted against, suffered, sustained, accrued or incurred by such Acquirer Indemnified Party as a result of or relating to:
(i)    the breach of, or any inaccuracy in, any representation or warranty of the Company Parties or Seller in this Agreement or the Transaction Certificates to be true and correct on the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties which by their express terms are made solely as of an earlier date shall be true and correct as of such earlier date); provided that (x) all materiality qualifications (such as

“material” and “Material Adverse Effect”, other than the use of the word “Material” as part of any defined term) in such representations and warranties shall be disregarded for purposes of this Article 8 in determining the amount of Damages associated with a breach (but not, for the avoidance of doubt, for purposes of determining whether or not a breach has occurred) and (y) and with respect to the representations and warranties in Sections 3.19(b), 3.19(h), 3.19(i), 3.19(p), 3.20(a), 3.20(e), 3.20(f) and 3.20(g) all Knowledge qualifications (such as , “to the Knowledge of the Company”) shall be disregarded for purposes of determining whether or not a breach has occurred);
(ii)    any breach of or failure to perform any covenant or obligation of the Company or Seller under this Agreement;
(iii)    any Liabilities not related to the Business;
(iv)    any Indebtedness of the Company Group or Transaction Expenses to the extent not taken into account in the calculation of the Cash Consideration in accordance with this Agreement, as finally determined in accordance with Section 2.6;
(v)    any Pre-Closing Taxes or
(vi)    any matter set forth on Schedule 8.2(a)(vi).
(b)    From and after the Closing, subject to the provisions of this Article 8, Acquirer shall indemnify, defend and hold harmless Seller and each of its Affiliates (excluding, after the Closing, the Surviving Entity and the other members of the Company Group) and Seller and such Affiliates’ respective Representatives (the “Seller Indemnified Parties” and together with the Acquirer Indemnified Parties, the “Indemnified Parties”) from and against any and all Damages asserted against, suffered, sustained, accrued or incurred by such Seller Indemnified Party as a result of or relating to:
(i)    the breach of, or any inaccuracy in, any representation or warranty of the Acquirer Parties in this Agreement or the Transaction Certificates to be true and correct on the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties which by their express terms are made solely as of an earlier date shall be true and correct as of such earlier date), or in the case of a Third Party Claim, any allegation that, if true, would constitute or evidence such a breach of, or inaccuracy in, any such representation or warranty; provided that all materiality qualifications (such as “material” and “Material Adverse Effect”, other than the use of the word “Material” as part of any defined term) in such representations and warranties shall be disregarded for purposes of this Article 8 in determining the amount of Damages associated with a breach (but not, for the avoidance of doubt, for purposes of determining whether or not a breach has occurred); or
(ii)    any breach of or failure to perform any covenant or obligation of Company Parties or Seller under this Agreement.
(c)    The term “Damages” as used in this Article 8 is not limited to Third Party Claims, but includes Damages incurred or sustained by an Indemnified Party in the absence of Third Party Claims, and payments by an Indemnified Party shall not be a condition precedent to recovery; provided that Damages shall only include punitive damages to the extent such Indemnified Party is actually determined to be liable by a final judgment of the highest court with jurisdiction over the matter to a Third Party for such Damages in connection with a Third Party Claim and such Damages are indemnifiable pursuant to this Article 8. “Damages” shall not include consequential damages (except to the extent such damages would be reasonably foreseeable).

(d)    Other than with respect to any claim for Fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, covenant or agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement in accordance with this Article 8.
8.3    Notice of Claims.
(a)    Any Indemnified Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 8.1, give to the relevant indemnifying Party (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to such claim for indemnification and shall include in such Claim Notice whether such claim relates to a claim by a Third Party against such Indemnified Party (a “Third Party Claim”) and (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or Transaction Certificate upon which such claim is based; provided, that a Claim Notice in respect of any Proceeding by or against a Third Party as to which indemnification shall be sought shall be given promptly after the Indemnified Party becomes aware that such Proceeding has been commenced; and provided, further, that failure to give such notice shall not affect such Indemnified Party’s right to indemnification hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.
(b)    Except in the case of a Third Party Claim, the Indemnifying Party shall have twenty (20) Business Days following receipt of any Claim Notice pursuant hereto to (i) agree to such indemnification claims and the amount or method of determination set forth in the Claim Notice and satisfy such indemnification claim in accordance with Section 8.6 or (ii) to provide such Indemnified Party with notice that it disagrees with any such indemnification claim or the amount or method of determination set forth in the Claim Notice and thereafter comply with the dispute resolution provisions set forth in Section 2.9(a).
8.4    Third Party Claims.
(a)    The Indemnifying Party shall have the right to conduct (at the Indemnifying Party’s expense) the defense of a Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, upon delivery of notice to such Indemnified Party (the “Defense Notice”) within twenty (20) days after the Indemnifying Party’s receipt of the Claim Notice; provided that the Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such Third Party Claim. The Indemnified Party shall be entitled to be indemnified for the reasonable fees and expenses of counsel for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance herewith. If the Indemnifying Party delivers a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, (i) such Indemnified Party will reasonably cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole expense of the Indemnifying Party, (ii) the Indemnified Party shall have the right at its sole expense to participate in the defense (including any discussions or negotiations in connection with the settlement, adjustment or compromise) of such Third Party Claim assisted by counsel of its own choosing, (iii) the Indemnifying Party shall deliver to the Indemnified Party, reasonably in advance so as to provide the Indemnified Party a reasonable opportunity to review and comment, copies of all pleadings, notices, offers of settlement and communications with respect to such Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to the Indemnifying Party, subject to execution by the Indemnified Party of the Indemnifying Party’s (and, if required, such third party’s) standard non-disclosure agreement if and to the extent that such materials contain confidential or proprietary information and (iv) the Indemnifying Party shall keep the Indemnified Party reasonably apprised of developments with respect to such Third Party Claim and the defense thereof, and shall consider, in good faith, any recommendations made by the Indemnified Party with respect thereto.
(b)    Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control the defense of any Third Party Claim if: (i) such claim for indemnification is with respect to a Proceeding (A) by a Governmental Authority, (B) that would reasonably be expected to result in a Material Adverse Effect with respect to the Surviving Entity and the probable Damage with respect to such Third Party Claim exceed the amount for which the Indemnifying Party could be liable pursuant to this this Article 8, or (C) regarding material Company IP, (ii) the applicable Indemnified Party has been advised by counsel that a material conflict of interest exists between the Indemnifying Party and such Indemnified Party with respect to such Third Party Claim, (iii) the Indemnifying Party has failed to deliver the Defense Notice or is failing to adequately prosecute or defend such Third Party Claim, (iv) such Third Party Claim seeks an injunction or other equitable relief against such Indemnified Party, (v) the amount of such claim for indemnification exceeds the Merger Consideration or (vi) such Third Party Claim relates to the Repayment Obligations Indemnity. In the event of any of the foregoing circumstances where the Indemnified Party has nonetheless permitted the Indemnifying Party to control the defense of a Third Party Claim, the Indemnified Party shall be entitled to retain one counsel, at the expense of the Indemnifying Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or is not entitled to assume the defense under the terms of this Agreement, the Indemnified Party may pay, settle, compromise and defend such Third Party Claim and seek indemnification for any and all Damages to the extent indemnifiable pursuant to Section 8.2(a). If an Indemnified Party settles a Third Party Claim without the prior written consent of the applicable Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), such settlement shall not be determinative of the amount or existence of Damages for which the Indemnifying Party is liable hereunder; provided, that, in no event shall the Indemnifying Party be liable for any amount in excess of the Damages awarded or agreed upon with respect to such settlement, together with the reasonable expenses of defending such claim and pursuing recovery hereunder.
(c)    The Indemnifying Party shall not, without the prior written consent of the applicable Indemnified Party: (i) settle a Third Party Claim or consent to the entry of any Proceeding which does not include an unconditional, duly authorized, fully executed and acknowledged written release by the claimant or plaintiff of the Indemnified Parties from all liability in respect of the Third Party Claim; (ii) settle any Third Party Claim if the settlement imposes equitable remedies or other obligations on any Indemnified Party; or (iii) settle any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of any Indemnified Party that could give rise to criminal liability with respect to any Indemnified Party.
8.5    Limitations on Indemnity.
(a)    Deductible; Liability Cap. With respect to any claim for indemnification pursuant to Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(b)(i) or Section 8.2(b)(ii) (other than in respect of Fundamental Representations, covenants to be performed following the Closing or Fraud) (collectively, “General Claims”):
(i)    the Indemnifying Party shall not be liable for, and no Indemnified Party shall have a right to deliver a Claim Notice in respect of, any such individual General Claim or series of such related General Claims arising out of the same or related facts and circumstances where the Damages are less than $25,000 (“De Minimis Claims”), and no De Minimis Claims shall be included in the calculation used to determine whether the Deductible shall have been satisfied;
(ii)    the Indemnifying Party shall not be liable for any such General Claims (or series of related General Claims) unless and until the aggregate of all indemnifiable Damages that may be recovered from such Indemnifying Party pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, exceeds $5,565,000 (the “Deductible”) and then such Indemnifying Party shall be liable only for those amount in excess of the Deductible; and
(iii)    the maximum aggregate Liability of an Indemnifying Party with respect to General Claims shall not exceed an amount equal to the Escrow Amount.
(b)    Maximum Liability Absent Fraud.
(i)    Except in the case of (i) Fundamental Claims involving Third Party Claims and (ii) Fraud, no Indemnifying Party shall be liable under this Article 8 for an aggregate amount in excess of the actual amount of the Merger Consideration paid to Seller (it being agreed that, for purposes of calculating such amount, the shares of Acquirer Stock received by Seller shall be deemed to have a value equal to the Share Value); provided that, with respect to the Repayment Obligations Indemnity, Seller’s maximum liability under this Article 8 shall not exceed an amount equal to $35,000,000.
(ii)    In the case of (i) Fundamental Claims (other than the Repayment Obligations Indemnity, which shall be limited as set forth in Section 8.5(b)(i)) involving Third Party Claims or (ii) Fraud, no Indemnifying Party shall be liable under this Article 8 for an aggregate amount in excess of the actual amount of the Total Merger Consideration paid to Seller.
(c)    Insurance Proceeds; Tax Benefits.
(i)    The amount of any Damages suffered by any Indemnified Party shall be calculated after giving effect to any payments from insurance, indemnity, contribution or other similar sources of recovery, in each case net of any related costs and expenses of the Indemnified Party, including the aggregate cost of pursuing insurance claims, incremental increases in insurance premiums or other chargebacks, legal fees, costs of investigation and other related expenses (each, a “Net Payment”). If an Indemnified Party receives a Net Payment after receiving payment from an Indemnifying Party with respect to the same Damages, and as a result the Indemnified Party has recovered amounts in excess of the total amount of the Damages, then the Indemnified Party shall promptly reimburse the Indemnifying Party the amount of such excess. With respect to any indemnifiable Damages, if and to the extent required by applicable Law, an Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages for which it seeks indemnity hereunder.
(ii)    The amount of any Damages for which an indemnity is to be provided hereunder shall be reduced by the amount of any actual net reduction in Taxes paid by the Company Group, their Subsidiaries and Affiliates (including Acquirer and any parent corporation of a consolidated or combined group which any member of the Company Group and/or its Subsidiaries may become a member of) as a result of incurring such Damages to the extent such reduction in Taxes arises in the year in which such Damages are incurred or in the three (3) years immediately after the year in which such Damages are incurred, determined on a “with and without” basis. To the extent an Indemnified Party or any of its Affiliates realizes a greater Tax benefit with respect to particular Damages in the year the Damages are incurred or in the three (3) years immediately after the year in which such Damages were incurred subsequent to a payment by the Indemnifying Party in respect of such Damages than was taken into account at the time of such payment, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any such payment up to the amount of such greater Tax benefit.
8.6    Payment of Indemnification Claims; Release of Escrow Amount; Set-off.
(a)    In the event a claim for indemnification under this Article 8 shall have been finally determined, the amount of the related Damages (after taking into account the limitations of Section 8.5):
(i)    shall, in the case of a General Claim, not exceed the Escrow Amount and, subject to Section 8.6(b), the Acquirer Indemnified Parties’ sole and exclusive recourse against

Seller shall be against the Escrow Account (with any such recoveries satisfied 25% in cash and 75% in shares of Acquirer Stock (based on the Share Value)); and
(ii)    may, in the case of any claim for indemnification under Section 8.2(a) or Section 8.2(b) (including in respect of Fundamental Representations and covenants to be performed following the Closing) that is not a General Claim (collectively, the “Fundamental Claims”), be satisfied: (A) in the case of claims against Seller: (1) against the Escrow Account, (2) by way of set-off against any Milestone Payment or (3) directly against Seller (it being agreed that, unless otherwise directed by Acquirer, Seller shall satisfy its portion of any such claim through a combination of cash payment and surrender to Acquirer of the number of shares of Acquirer Stock based on the Share Value pro rata in proportion to the relative proportions of Stock Consideration and Cash Consideration) and (B) in the case of claims against Acquirer, directly against Acquirer.
Any claim, the Indemnifying Party’s Liability therefor and the amount of the related Damages shall be “finally determined” when the parties to such claim have so determined by mutual written agreement or, if disputed, when a final and non-appealable Order of a court of competent jurisdiction shall have been entered concerning such matters.
(b)    Notwithstanding anything to the contrary contained herein, the amounts that an Acquirer Indemnified Party recovers from the Escrow Account with respect to Fundamental Claims shall not reduce the amount that an Acquirer Indemnified Party may recover with respect to General Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Damages resulting from a Fundamental Claim are first satisfied from the Escrow Account and such recovery fully depletes the Escrow Account, the maximum amount recoverable by an Acquirer Indemnified Party pursuant to a subsequent General Claim shall continue to be the Escrow Amount irrespective of the fact that the Escrow Account was used to satisfy such Fundamental Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made.
(c)    The Escrow Agent will hold the Escrow Amount in the Escrow Account until the Escrow Expiration Date. On or before the second (2nd) Business Day after the Escrow Expiration Date, Acquirer shall notify Seller in writing of the amount that Acquirer reasonably determines in good faith to be necessary to satisfy all pending claims for indemnification that have been asserted in any Claim Notice that was delivered to Seller at or prior to 11:59 p.m. Eastern time on the Escrow Expiration Date, but not resolved, at or prior to such time (each such claim a “Continuing Claim” and such amount, the “Unresolved Escrow Amount”). Within five Business Days following the Escrow Expiration Date, (i) Acquirer and Seller shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release and distribute to Seller (A) the amount then-remaining in the Escrow Account as of the Escrow Expiration Date, minus (B) an amount equal to the Unresolved Escrow Amount and (ii) Acquirer shall direct its transfer agent to remove any restrictive escrow legends from any shares of Acquirer Stock to be released from escrow to Seller.
(d)    Following the Escrow Expiration Date, after resolution and payment of a Continuing Claim, (i) Acquirer and Seller shall deliver a joint instruction to the Escrow Agent instructing the Escrow Agent to release to Seller from the Escrow Account an amount in the aggregate equal to (A) the amount then-remaining in the Escrow Account as of the date of such resolution and payment, minus (B) the amounts then being held in the Escrow Account in respect of Continuing Claims that have not been resolved (which amounts will continue to be held as the Unresolved Escrow Amount) and (ii)

Acquirer shall direct its transfer agent to remove any restrictive escrow legends from any shares of Acquirer Stock to be so released to Seller.
(e)    If an amount has been claimed under a Claim Notice by an Acquirer Indemnified Party pursuant to Section 8.3(a) and finally determined, and if the Milestone Payments have not yet been fully paid pursuant to Article 2, Acquirer may set-off such finally determined amounts against any Milestone Payments not yet paid pursuant to Article 2, by deducting (i) cash on a dollar-for-dollar basis with respect to any portion of the Milestone Payments made in cash and/or (ii) by deducting a number of shares of Acquirer Stock equal to such finally determined amount divided by the Share Value with respect to Milestone Payments made in Acquirer Stock, subject to the limitations set forth in Section 8.5.
(f)    Seller waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any member of the Company Group for any indemnification claims asserted by any Acquirer Indemnified Party in connection with any indemnification obligation or any other Liability to which Seller may become subject under this Article 8, it being acknowledged and agreed that the representations, warranties, covenants and agreements of the Company Parties and Seller are solely for the benefit of Acquirer Indemnified Parties.
8.7    Remedies. Except as provided under Section 2.9, from and after the Closing, the remedies in this Article 8 shall be the sole and exclusive monetary remedies of the Indemnified Parties with respect to any breach of the Company Parties’ and Seller’s representations, warranties, covenants and agreements set forth in this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies, and none of the limitations contained herein shall limit any recovery related thereto, in the case of a Party’s Fraud or such rights, claims, causes of action or remedies may not be waived under applicable Law.
ARTICLE 9
MISCELLANEOUS
9.1    Assignment; Binding Effect. This Agreement and the rights and obligations of the Parties hereunder shall not be assignable or transferable by any Party (including in connection with a merger, consolidation, sale of substantially all of the assets of such Party or otherwise by operation of Law) without the prior written consent of (a) Acquirer, in the case of any such attempted assignment or transfer by Seller or any Company Party or (b) Seller, in the case of any such attempted assignment or transfer by any Acquirer Party. Any attempted assignment in violation of this Section 9.1 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
9.2    Notices. All notices, demands, waivers and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally or delivered by electronic mail or globally recognized express delivery service to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given to the other Parties in writing in accordance herewith. Any such notice, demand, waiver or other communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail, on the date of sending if no automated notice of delivery failure is received by the sender, and (c) in the case of a globally recognized express delivery service, on the date on which receipt by the addressee is confirmed pursuant to the service’s systems.
If to an Acquirer Party, or after the Closing, to any member of the Company Group:
Sema4 Holdings Corp.
333 Ludlow Street, North Tower, 8th Floor
Stamford, Connecticut 06902
Attention: General Counsel
Email: legal@sema4.com

with a copy (which shall not constitute notice) to:
Fenwick & West LLP
902 Broadway
New York, NY 10010
Email: eskerry@fenwick.com; vlupu@fenwick.com
Attention: Ethan A. Skerry; Victoria A. Lupu
If to Seller or, prior to Closing, the Company Parties, to:
OPKO Health, Inc.
4400 Biscayne Blvd.
Miami, FL 33137
Attention: Steven D. Rubin
Email: srubin@opko.com
with a copy (which shall not constitute notice) to:
Greenberg Traurig, P.A.
333 S.E. 2nd St.
Suite 4400
Miami, FL 33131
Email: grossmanb@gtlaw.com; altmand@gtlaw.com
Attention: Robert L. Grossman; Drew M. Altman

9.3    Governing Law. This Agreement, any non-contractual rights or obligations arising out of or in connection with it, and all Disputes will be governed by, and enforced and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of laws rules of such state that would result in the application of the Laws of another jurisdiction.
9.4    Jurisdiction; Venue. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, or, if any such court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware) in connection with any Dispute and agrees that process shall be served upon such Party in the manner set forth in Section 9.2, and that service in such manner shall constitute valid and sufficient service of process. Each Party waives and covenants not to assert or plead any objection that such Party might otherwise have to such jurisdiction, venue and process. Each Party hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided herein.
9.5    WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
9.6    Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by Acquirer and Seller, or, in the case of a waiver, by or on behalf of the Party waiving compliance (which, in the case of a waiver of any obligation of Acquirer following the Closing, shall be Seller). No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
9.7    Counterparts. This Agreement may be executed in any number of counterparts (including electronically), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
9.8    Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, and (b) replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.
9.9    Schedules; Exhibits. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.
9.10    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties (and their successors and permitted assigns), the D&O Indemnified Persons pursuant to Section 5.12(b) and Indemnified Parties that are not Parties pursuant to Article 8 any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
9.11    Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Transactions, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such expenses whether or not the Transactions are consummated.

9.12    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
9.13    Injunctive Relief; Specific Performance. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the non-breaching Parties would not have any adequate remedy at law. Accordingly, each Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.
9.14    Further Assurances. Upon the reasonable request of Acquirer or Seller, each Party will, on and after the Closing Date, execute and deliver, or cause to be executed and delivered, to the other Party such other documents, assignments and other instruments or will take, or cause to be taken, all such further actions as may be reasonably required to effect and evidence the provisions of this Agreement and the Transactions.
9.15    Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and the other documents and instruments specifically referred to herein, all Exhibits and Schedules hereto (which are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement), and the Company Disclosure Schedules and the Acquirer Disclosure Schedules, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.
9.16    Investigation and Non-Reliance. Each of Seller and the Company Parties, on one hand, and the Acquirer Parties, on the other, is a sophisticated seller or purchaser, as the case may be, and has made its own independent investigation, review and analysis regarding the other Party and the Transactions, which investigation, review and analysis were conducted by such Party together with its advisors, including legal counsel, that it has engaged for such purpose. No Party or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning such Party made available in connection with any investigation of such Party, except as expressly set forth in this Agreement. No Party has relied and no Party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other Party, or any their respective Affiliates or Representatives, except as expressly set forth in Article 3, Article 4 or any Transaction Certificates (or, with respect to Seller and the other Lock-Up Holders, the Shareholder Agreement). No Party or any of their respective Affiliates or Representatives shall have or be subject to any liability to any other Party or any other Person resulting from the distribution to any other Party, or such other Party’s use of, any information, documents or materials made available to such Party in the Data Room. No Party or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the such Party or any other Person. Each Party acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts).
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IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.
GENEDX, INC.
By:    /s/Katherine Stueland
Name:    Katherine Stueland
Title:    President and Chief Executive Officer

GENEDX HOLDING 2, INC.
By:    /s/Steven D. Rubin
Name:    Steven D. Rubin
Title:    President

OPKO HEALTH, INC.
By:    /s/Steven D. Rubin
Name:    Steven D. Rubin
Title:    Executive Vice President, Administration

[Signature Page to Agreement and Plan of Merger and Reorganization]

ACTIVE 61632659v17

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.
SEMA4 HOLDINGS CORP.
By:    /s/Eric Schadt
Name:    Eric Schadt
Title:    Chief Executive Officer

ORION MERGER SUB I, INC.
By:    /s/Eric Schadt
Name:    Eric Schadt
Title:    President

ORION MERGER SUB II, LLC
By:    /s/Eric Schadt
Name:    Eric Schadt
Title:    President

[Signature Page to Agreement and Plan of Merger and Reorganization]

ACTIVE 61632659v17